    As filed with the Securities and Exchange Commission on April 17, 2002

                                                       Registration No. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                               Xerox Corporation
            (Exact name of registrant as specified in its charter)

                New York                                                           16-0468020
      (State or other jurisdiction                                    (I.R.S. Employer Identification No.)
   of incorporation or organization)

          800 Long Ridge Road
             P.O. Box 1600                           3577
    Stamford, Connecticut 06904-1600          -----------------
(Address of Principal Executive Offices) (Primary Standard Industrial
                                         Classification Code Number)

                            Martin S. Wagner, Esq.
               Assistant Secretary and Associate General Counsel
                               Xerox Corporation
                              800 Long Ridge Road
                                 P.O. Box 1600
                       Stamford, Connecticut 06904-1600
                    (Name and address of agent for service)

                                (203) 968-3000
         (Telephone number, including area code, of agent for service)

                                   Copy to:
                            Phyllis G. Korff, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                    4 Times Square, New York, NY 10036-6522
                                (212) 735-3000

                               -----------------

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

                                                      Proposed Maximum   Proposed Maximum
Title of Each Class of Securities    Amount to be    Offering Price per Aggregate Offering    Amount of
        to be Registered              Registered          Note (1)          Price (1)      Registration Fee
-----------------------------------------------------------------------------------------------------------
  9 3/4% Senior Notes due 2009... $      600,000,000        100%        $      600,000,000     $55,200
-----------------------------------------------------------------------------------------------------------
  9 3/4% Senior Notes due 2009...  (Euro)225,000,000        100%         (Euro)225,000,000     $18,230(2)

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2) Calculated using an exchange rate of (Euro)1.1355 = $1.00.

                               -----------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                               EXPLANATORY NOTE

   This registration statement on Form S-4 is being filed pursuant to the terms of the Registration Rights Agreements, each dated as of January 17, 2002, by and among Xerox Corporation and the initial purchasers named therein. We entered into the Registration Rights Agreements in connection with the issue and sale of $600,000,000 aggregate principal amount of our 93/4% Senior Notes due 2009 and (Euro)225,000,000 aggregate principal amount of our 93/4% Senior Notes due 2009 (collectively, the "Notes") that we issued and sold on January 17, 2002. Pursuant to the Registration Rights Agreements, we are required to file this registration statement no later than April 17, 2002.

   On April 11, 2002, the Company concluded its settlement with the Securities and Exchange Commission (the "SEC"). The settlement agreement concerns the settlement of proposed allegations on matters that have been under investigation since June 2000. Pursuant to the settlement agreement, on April 11, 2002 the SEC filed a complaint and a consent order in federal district court for injunctive relief and a civil penalty of $10 million. We simultaneously settled this complaint. We neither admitted nor denied the allegations of the complaint, which included claims of civil violations of the antifraud, reporting and other provisions of the securities laws.

   This settlement agreement calls for a restatement of our financials for the years 1997 through 2000 as well as an adjustment of previously announced 2001 results. The restatement will primarily reflect adjustments in the timing and allocation of lease revenue recognition and could involve a reallocation of equipment sales revenue in excess of $2 billion from 1997 through 2000. Those revenues will be reallocated among equipment, service and finance revenue streams as appropriate applying a methodology different than the one we had used during those years. The resulting timing and allocation adjustments cannot be estimated until the restatement process has been completed. In any event, there will be no impact on the cash that has been received or is contractually due to be received from these leases. Furthermore, the monetary value of the leases does not change. The restatement will also include adjustments that could be in excess of $300 million due to the establishment and release of certain reserves prior to 2001 and other miscellaneous items.

   We sell most of our products and services under bundled contracts that contain multiple deliverable elements. The contracts typically include equipment, service, supplies, and financing components for which the customer pays a single monthly-negotiated price as well as a variable service component for page volumes in excess of stated minimums. The SEC claims that our revenue-allocation methodology for these contracts did not comply with the Statement of Financial Accounting Standards No. 13.

   As part of the settlement agreement with the SEC and to allow for the additional time required to prepare the restatement and adjustment on April 11, 2002 the SEC issued an Order pursuant to Section 36 of the Securities Exchange Act of 1934, as amended, permitting us to file the 2001 10-K, as well as our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002, with the SEC on or before June 30, 2002. This exemptive order provides that such filings made on or before June 30, 2002 will be deemed to have been filed on the prescribed due date.

   For the foregoing reasons, we have not included the following information in this registration statement:

   .   Selected Consolidated Financial Data

   . Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1999, December 31, 2000 and December 31, 2001

   . Consolidated Financial Statements for the years ended December 31, 1999, December 31, 2000 and December 31, 2001

   Any information as of December 31, 2001 that has been included in this registration statement is unaudited and will change as a result of the restatement of our financial statements described in the foregoing paragraphs. Any such changes will be provided in updated information included in a pre-effective amendment to this registration statement.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion--Dated April 17, 2002

PRELIMINARY PROSPECTUS
[GRAPHIC]   X


                               XEROX CORPORATION

                              EXCHANGE OFFER FOR
                       $600,000,000 PRINCIPAL AMOUNT OF
                         9 3/4% SENIOR NOTES DUE 2009
                                      AND
                     (Euro)225,000,000 PRINCIPAL AMOUNT OF
                         9 3/4% SENIOR NOTES DUE 2009

   OFFER TO EXCHANGE ALL OUTSTANDING 9 3/4% SENIOR NOTES DUE 2009 FOR 9 3/4% SENIOR NOTES DUE 2009 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF
                               1933, AS AMENDED.

THE EXCHANGE OFFER

   We are offering to exchange all our outstanding 93/4% Senior Notes due 2009 that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

   You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

   The exchange offer expires at 5:00 p.m., New York City time, on       ,
2002, unless extended. We do not currently intend to extend the expiration date.

   We will not receive any proceeds from the exchange offer.

THE EXCHANGE NOTES

   The terms of the exchange notes will be substantially identical to those of the outstanding notes, except that the exchange notes will be registered under the Securities Act and will be freely tradable. See the "Description of Notes" section on page 58 for more information about the exchange notes.

RESALES OF EXCHANGE NOTES

   There is no existing public market for the outstanding notes or the exchange notes. We have agreed to use our reasonable best efforts to have the notes listed on the Luxembourg Stock Exchange. We do not intend to list the exchange notes on any other securities exchange or seek approval for quotation through any automated trading system. The exchange notes may also be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.


                               -----------------

   EACH BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF THOSE EXCHANGE NOTES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF EXCHANGE NOTES RECEIVED IN EXCHANGE FOR OUTSTANDING NOTES WHERE SUCH NOTES WERE ACQUIRED BY SUCH BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. WE HAVE AGREED THAT, FOR A PERIOD OF 20 DAYS AFTER THE EXPIRATION DATE OF THE EXCHANGE OFFER, WE WILL MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE. SEE "PLAN OF DISTRIBUTION" ON PAGE 101 OF THIS PROSPECTUS.

   YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

                The date of this prospectus is         , 2002.

                     MARKET SHARE, RANKING AND OTHER DATA

   The market share, ranking and other data contained or incorporated by reference in this prospectus are based either on management's own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act"). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. However, please see the "Explanatory Note" above for certain important information regarding our settlement agreement with the SEC and the extension of time granted by the SEC for the filing of our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarter ended March 31, 2002, the restatement of our previously restated financial statements for the years ended December 31, 1997, 1998, 1999 and 2000 and adjustment of previously announced 2001 results. Our SEC file number is 1-04471. You can read and copy this information at the following locations of the SEC:

                 Public Reference Room  Midwest Regional Office
                 450 Fifth Street, N.W. 500 West Madison Street
                       Room 1024              Suite 1400
                 Washington, D.C. 20549 Chicago, Illinois 60661

   You can also obtain copies of these materials from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

   We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about our company and the exchange notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

   If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indentures governing the notes to furnish the holders of the notes with certain financial and reporting information. See "Description of Notes--Certain Covenants Applicable At All Times--Reports to Holders" for a description of the information we are required to provide.

                          FORWARD-LOOKING STATEMENTS

   From time to time, we and our representatives may provide information, whether orally or in writing, including certain statements in this prospectus, which are deemed to be "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 ("Litigation Reform Act"). These forward-looking statements and other information relating to us are based on the beliefs of management as well as assumptions made by and information currently available to us.

   The words "anticipate," "believe," "estimate," "expect," "intend," "will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. We do not intend to update these forward-looking statements.

   In accordance with the provisions of the Litigation Reform Act, we are making investors aware that such "forward-looking" statements, because they relate to future events, are by their very nature subject to many important factors which could cause actual results to differ materially from those contained in the "forward-looking" statements. Such factors include, but are not limited to, those discussed in the section that follows the heading "Risk Factors" as well as the following:

      Competition -- We operate in an environment of significant competition, driven by rapid technological advances and the demands of customers to become more efficient. There are a number of companies worldwide with significant financial resources which compete with us to provide document processing products and services in each of the markets we serve, some of whom operate on a global basis. Our success in future performance is largely dependent upon our ability to compete successfully in the markets we currently serve and to expand into additional market segments.

      Transition to Digital -- presently black and white light-lens copiers represent approximately 20% of our revenues. This segment of the market is mature with anticipated declining industry revenues as the market transitions to digital technology. Some of our new digital products replace or compete with our current light-lens equipment. Changes in the mix of products from light-lens to digital, and the pace of that change as well as competitive developments could cause actual results to vary from those expected.

      Expansion of Color -- color printing and copying represents an important and growing segment of the market. Printing from computers has both facilitated and increased the demand for color. A significant part of our strategy and ultimate success in this changing market is our ability to develop and market machines that produce color prints and copies quickly and at reduced cost. Our continuing success in this strategy depends on our ability to make the investments and commit the necessary resources in this highly competitive market and the pace of color adoption by our prospective customers.

      Pricing -- Our success is dependent upon our ability to obtain adequate pricing for our products and services which provide a reasonable return to our shareholders. Depending on competitive market factors, future prices we can obtain for our products and services may vary from historical levels. In addition, pricing actions to offset the effect of currency devaluations may not prove sufficient to offset further devaluations or may not hold in the face of customer resistance and/or competition.

      Customer Financing Activities -- On average, we have historically financed approximately 75-80 percent of our equipment sales. To fund these arrangements, we have historically had to access the credit markets and use cash generated from operations. The long-term viability and profitability of our customer financing activities is dependent on our ability to borrow and the cost of borrowing in these markets. This ability and cost, in turn, is dependent on our credit ratings. Currently our credit ratings are such as to effectively preclude our ready access to registered capital markets and we are currently funding our customer financing activity from cash generated from operations as well as from cash on hand, unregistered capital markets offerings and securitizations. There is no assurance that we will be able to continue to fund our customer financing activity at present levels. We continue to discuss implementation of third-party vendor financing programs and possible sales of portions of our existing finance receivables portfolios, and we continue to actively pursue alternative forms of financing including securitizations and secured borrowings. These initiatives will significantly reduce our debt and finance receivable levels going forward. Our ability to continue to offer customer financing and be successful in the placement of equipment with customers is largely dependent upon obtaining third party financing.

      Productivity -- Our ability to sustain and improve profit margins is largely dependent on our ability to maintain an efficient, cost-effective operation. Productivity improvements through process re-engineering, design efficiency and supplier cost improvements are required to offset labor cost inflation, potential materials cost changes and competitive price pressures.

      International Operations -- We derive approximately 40 percent of our revenue from operations outside the United States. In addition, we manufacture or acquire many of our products and/or their components outside the United States. Our future revenue, cost and results from operations could be affected by a number of factors, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country's political conditions, trade protection measures, licensing requirements and local tax issues. Our ability to enter into new foreign exchange contracts to manage foreign exchange risk is currently severely limited, and we anticipate increased volatility in our results of operations due to changes in foreign exchange rates.

      New Products/Research and Development -- the process of developing new high technology products and solutions is inherently complex and uncertain. It requires accurate anticipation of customers' changing needs and emerging technological trends. We must then make long-term investments and commit significant resources before knowing whether these investments will eventually result in products that achieve customer acceptance and generate the revenues required to provide anticipated returns from these investments.

      Revenue Trends -- Our ability to return to and maintain a consistent trend of revenue growth over the intermediate to longer term is largely dependent upon expansion of our worldwide equipment sales as well as sales of products and services occurring after the initial equipment sale (post sale revenue) in the key growth markets of color and multifunction. Revenue growth will be further enhanced through our consulting services in the areas of document content, and knowledge management. The ability to achieve equipment sales growth is subject to the successful implementation of our initiatives to provide advanced systems, industry-oriented global solutions and services for major customers, improved direct sales productivity and expansion of our indirect distribution channels in the face of global competition and pricing pressures. The ability to grow usage may continue to be adversely impacted by the movement towards distributed printing and electronic substitutes. Our inability to return to and maintain a consistent trend of revenue growth could materially affect the trend of our operating results.

      Liquidity -- The adequacy of our continuing liquidity depends on our ability to successfully generate positive cash flow from an appropriate combination of operating improvements, financing from third parties, and additional asset sales including sales or securitizations of our receivables portfolios. With $4.0 billion of cash on hand at December 31, 2001, we believe our liquidity is presently sufficient to meet current and anticipated needs going forward, including all scheduled debt maturities, subject to timely implementation and execution of all of the various initiatives and other matters discussed in the sections that follow. These initiatives include our refinancing of the $7 billion of loans outstanding under our Revolving Credit Agreement (the "Revolver") that mature in October 2002.

      We are currently in active negotiations with our bank group to refinance a portion of the Revolver and to extend its maturity beyond 2002. Management believes that significant progress has been made in such discussions. The principal terms and conditions for refinancing a portion of the Revolver, including the extension of its maturity beyond October 2002, have been circulated to the 57 banks in the Revolver. Commitments to the refinancing are being sought from the 57 banks in the Revolver. Consummation of the refinancing is subject to agreement of all Revolver banks, completion of due diligence and negotiation of definitive agreements. Although we are optimistic of a successful conclusion, there is no assurance that the Revolver refinancing will be consummated on terms acceptable to us. In addition to Revolver matters, we have undertaken initiatives to increase our cash position and cash flows from operations, including, among others, cost reductions, asset monetizations and focusing on more profitable revenue. However, the results of such initiatives may not enable us to fully satisfy the Revolver at maturity. In the event that we are unsuccessful in renegotiating the Revolver with satisfactory terms and conditions by October 22, 2002, the bank group could declare a payment default and take steps to recover the $7 billion, including the commencement of legal proceedings against us. In such event we would be required to consider the full range of strategic measures available to companies in similar circumstances. These circumstances raise would substantial doubt about our ability to continue as a going concern.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision. All references to ''dollars" and ''$" are to U.S. Dollars.

                               Xerox Corporation

   Xerox is a global leader in the document management business, offering the widest array of products, services and solutions in the industry. Xerox makes the digital world work better with an array of innovative document solutions, services and technology including color and black-and-white printers, digital multi-function devices and digital copiers designed for offices and production printing environments.

Core Strategy

   Our goal is to develop document technologies, products and services that improve our customers' work processes and business results. Our strategy rests on three different, yet synergistic value propositions.

   First, we create advanced document devices that seamlessly link into the enterprise electronic workflow, enabling enhanced productivity and business performance. We focus on the most profitable and highest growth segments of the document markets, and have been an industry leader in developing and introducing new technologies to our customers. Xerox created the print-on-demand industry with our 1990 introduction of the DocuTech Production Publisher and was the first to introduce digital copiers and networked multi-function devices for the office with the 1997 launch of our Document Centre family. As our customers increasingly move towards color documents, we have responded with our DocuColor 2000 series of digital color presses and the ongoing development of DocuColor iGen 3, the next generation of color technology, designed to expand the digital color print-on-demand market. The DocuColor iGen 3 can create output with the traditional look and feel of offset prints, while offering unprecedented speed, personalization capabilities and cost advantages. Initial customer engagement began at the end of 2001 and product launch is scheduled in the second half of 2002. Our January 2000 acquisition of the Color Printing and Imaging Division of Tektronix, or "CPID," and its line of Phaser solid ink and laser color printers, has moved Xerox to a strong number two market share position in the fast growing networked office color printing market.

   Second, we work with our customers to build tailor-made solutions that harness our technology and products to their critical business needs. These solutions include printing books, pamphlets, parts catalogues and other mission-critical documents "just-in-time." We customize document production to enable "one-to-one" marketing by providing variable print solutions that enable the printing of personalized documents.

   Third, we offer consulting, implementation and ongoing management services that apply advances in imaging technology, document, content and knowledge management to improve enterprise work practices. These offerings include the re-design of document intensive work processes to the management of in-house document technology centers on our customer sites.

   We continue to be a leader in providing worldclass document technology to our customers. But we are also taking significant steps to satisfy our customers' increasing demand for more advanced services and solutions. Our products, technology, services and solutions are geared to match the needs of rapidly growing markets such as high-end, Internet driven distributed digital printing and custom publishing, graphic arts and on-demand printing and publishing. Our success is derived from our ability to understand our customers' needs and to provide true document management services and outsourcing capabilities. As we increasingly make use of our direct sales force to serve customers seeking more advanced capabilities and solutions, we will simultaneously expand our use of more cost-effective distribution channels such as dealers, agents and concessionaires.

Market Overview

   We estimate the global document market that we serve, excluding Japan and the Pacific Rim countries served by Fuji Xerox, was approximately $103 billion in 2000 and will grow to about $134 billion in 2004 reflecting a compound annual growth rate of approximately 7 percent.

  Office

   Office systems and services encompass monochrome devices at speeds up to 90 pages per minute, including our family of Document Centre digital multi-function products; color laser, solid ink and monochrome laser desktop printers, digital copies, light-lens copiers and facsimile products. The office market comprises the largest single segment and is expected to decline modestly from approximately $53 billion in 2000 to approximately $52 billion in 2004. Page volume in the office market is expected to be unchanged as high growth in color pages (from a very small base) is offset by modest black and white page volume declines. We are targeting the growing segments of the office market--driving the market to color printing and copying by making it as easy, fast and affordable as black and white and driving the migration from single function (copiers and printers) to multi-function devices that copy, print, scan and fax by ensuring that multi-function is more cost-effective, while offering both. We offer a full line of networked office color printers that use either color laser or solid ink printing technology. In 1999, we introduced the Document Centre Color Series 50, the first color-enabled Document Centre that produces 12.5 full-color pages and 50 black and white pages per minutes and includes a Xerox network controller built into every machine. This product combines the advantages of a relatively low equipment price, the production of color pages at operating costs significantly lower than other color copier/printers in this class, and unlike other color products, the operating cost of producing black and white prints is similar to that of monochrome digital products. Our Document Centre family of modular black and white digital multi-function products deliver speeds ranging from 20 to 90 pages per minute and offer copy, print, scan and fax capabilities in one device.

  Production

   Production products include DocuTech, high speed printers, color products for the production and graphic arts markets and light-lens copies over 90 pages per minute. The production market was approximately $36 billion in 2000 and is expected to grow to $41 billion in 2004, reflecting a compound annual growth rate of 3 percent. Our strategy is to drive the "new business of printing" by introducing innovative production systems and solutions focused on the higher growth segments, particularly color. The new business of printing is characterized by fast turnaround times, precise quantities, personalization and customization and is built on the solid foundation of the digital production print on demand market, which we created in 1990 with the introduction of our DocuTech Production Publisher. We provide content creation and management, production and fulfillment solutions and services. As an example, utilizing our digital technology to personalize marketing communications, response rates can rise from 2 to 30 percent. Inventory and warehousing costs can be eliminated by printing on demand. We believe our DocuColor iGen 3, the next generation of color technology, will expand the digital color print-on-demand market due to its speed, image quality and personalization and cost advantages.

  Services

   The services market is the fastest growing market that we serve. We offer consulting, implementation and ongoing management solutions and services that apply advances in imaging technology, document content and knowledge management to improve enterprise work practices. We currently have a demonstrated managed services capability of integrating people, process, and technology in document outsourcing. We are also bringing together professional consulting resources across the company in order to move up the services continuum to deliver higher value content, knowledge and document management services to our customers.

Competitive Advantages

  Research and Development

   We believe investment in research and development, "R&D," is critical to drive future growth, and to this end Xerox R&D is directed toward the development of superior new products, solutions and services capabilities in support of our strategy. The goal of Xerox R&D is to continue to create innovative technologies that will expand current and future markets. Our research scientists are deeply involved in the formulation of corporate strategy and key business decisions. They regularly meet with customers and have dialogues with our business units to ensure they understand customer requirements and are focused on products and solutions that can be commercialized.

   In 2001, R&D Expense was $1,010 million, compared with $1,044 million in 2000 and $992 million in 1999. We expect to spend approximately 3 percent of revenues on R&D in 2002. We continue to invest in technological development to maintain our premier position in the rapidly changing document processing market, with a heightened focus on increasing our R&D investment in rapid market growth areas such as color and high-end services and solutions, as well as time to market. Xerox R&D is strategically coordinated with Fuji Xerox, which invested $548 million in R&D in 2001 for a combined total of $1.6 billion; an amount we believe to be adequate to remain technologically competitive.

  Marketing and Distribution

   Xerox document processing products are principally sold directly to customers by our worldwide sales force totaling approximately 11,000 employees, and through a network of independent agents, dealers, value-added resellers and systems integrators. We are expanding our use of cost-effective indirect distribution channels for simple commodities, and utilizing our direct sales force for our customers' more advanced technology, solutions and services requirements.

   We market our Phaser line of color and monochrome laser-class and solid ink printers through office information technology industry resellers, who access our products through distributors such as Ingram Micro, Tech Data, CHS and Computer 2000. These distributors supply our products to a broad range of IT/IS-oriented Resellers such as Dealers, Direct Marketers, VARs, Systems Integrators, Government resellers, Corporate Resellers, and E-Commerce Business-Oriented Resellers, such as CDW. This family of resellers in turn market, sell, install, and in some cases help support our products to end-user customers. We also sell directly to some of these resellers, rather than through a distributor. As a result of the acquisition of the Tektronix Color Printing and Imaging Division, completed in January 2000, we have significantly increased the number of active resellers and nearly doubled the channel activity on Xerox-branded network printers. In addition, new initiatives are being undertaken for the printer line to add channel capacity through direct-to-customer e-commerce and direct-to-customer selling using Xerox's direct sales force in select large accounts.

  Service

   We have a worldwide service force of approximately 19,000 employees and a network of independent service agents. We are expanding our use of cost-effective third-party service providers and utilizing remote service technology for simple commodity service, while continuing to focus Xerox's own direct-service force on production products and serving customers in need of more advanced value-added services. In our opinion, this service force represents a significant competitive advantage: the service force is continually trained on our new products and its diagnostic equipment is state-of-the-art. Twenty-four-hour-a-day, seven-day-a-week service is available in major metropolitan areas around the world. As a result, we are able to guarantee a consistent and superior level of service nationwide and worldwide.

   Xerox is a New York corporation and our principal executive offices are located at 800 Long Ridge Road, P.O. Box 1600, Stamford, Connecticut 06904-1600. Our telephone number is (203) 968-3000.

                              The Exchange Offer

Issuer......................  Xerox Corporation ("Xerox" or the "Company")

Securities Offered..........  $600,000,000 aggregate principal amount of new
                              93/4% Senior Notes due 2009 and (Euro)225,000,000
                              aggregate principal amount of new 93/4% Senior Notes due 2009, all of which have been registered under the Securities Act of 1933, as amended, or the Securities Act. The terms of the exchange notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

The Exchange Offer..........  We are offering to issue registered exchange notes in exchange for a like principal amount and like denomination of our outstanding notes. We are offering to issue these registered exchange notes to satisfy our obligations under the registration rights agreements that we entered into with the initial purchasers of the outstanding notes when we sold them in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your outstanding notes for exchange by following the procedures described under the heading "The Exchange Offer."

Tenders; Expiration Date;
  Withdrawal................  The exchange offer will expire at 5:00 pm, New
                              York City time, on           , 2002, unless we
                              extend the exchange offer. If you decide to
                              exchange your outstanding notes for exchange
                              notes, you must acknowledge that you are not
                              engaging in, and do not intend to engage in, a distribution of the exchange notes. You may withdraw any notes that you tender for exchange
                              at any time prior to               , 2002. If we
                              decide for any reason not to accept any notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "Exchange Offer--Terms of the Exchange Offer" for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange
  Offer.....................  The exchange offer is subject to customary conditions, including that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC. This exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered.

U.S. Federal Income Tax
  Consequences..............  Your exchange of outstanding notes for exchange notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Use of Proceeds.............  We will not receive any proceeds from the exchange offer.

Exchange Agent..............  Wells Fargo Bank Minnesota, N.A. is serving as the exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under "Exchange Offer" at page 48 of this prospectus.

Procedures for Tendering
  Outstanding Notes.........  If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date either:

                                . an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

                                . if the notes you own are held of record by The Depositary Trust Company (DTC) in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of DTC's Automated Tender Offer Program System (ATOP) in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, will form a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

                              To tender your book-entry interests in
                              outstanding euro notes on the records of Euroclear or Clearstream, Luxembourg (Clearstream), you must contact Euroclear or Clearstream, as applicable, to arrange to block your account with the outstanding euro notes. In lieu of delivering a letter of transmittal to the exchange agent, you must notify Euroclear or Clearstream, as the case may be, to deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a computer-generated message, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                              In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

                              In addition, you must deliver to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date:

                                . if you are effecting delivery by book-entry transfer, a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC; or

                                .  if necessary, for dollar notes, the
                                   documents required for compliance with the guaranteed delivery procedures.

Special Procedures for
  Beneficial Owners.........  If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Guaranteed Delivery
  Procedures for Dollar Notes If you wish to tender your outstanding dollar notes and:

                                . time will not permit your dollar notes or other required documents to reach the exchange agent by the expiration date; or

                                . the procedure for book-entry transfer cannot be completed on time;

                              you may tender your dollar notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures. Guaranteed delivery procedures are not available for euro notes.

Consequences of Failure to
  Exchange..................  Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.

Consequences of Exchanging
  Your Notes................  Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

                                . acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

                                .  are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                                . are not an "affiliate" of Xerox as defined in Rule 405 of the Securities Act.

                                . If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

                                . Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes, which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any exchange notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

                              The Exchange Notes

   The terms of the exchange notes and those of the outstanding notes are identical in all material respects, except:

      (1) the exchange notes will be registered under the Securities Act;

      (2) the exchange notes will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

      (3) the exchange notes will not contain provisions relating to the payment of additional interest to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

   The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indentures. We use the term "notes" in this prospectus to collectively refer to the outstanding notes and the exchange notes. A brief description of the terms of the exchange notes follows:

Issuer......................  Xerox Corporation

Securities Offered..........  $600,000,000 aggregate principal amount of 9 3/4%
                              senior notes due 2009. (Euro)225,000,000 aggregate principal amount of 9 3/4% senior notes due 2009.

Maturity....................  January 15, 2009.

Interest Payment Dates......  January 15 and July 15, beginning on July 15,
                              2002. Interest will accrue from the issue date of the notes.

Ranking.....................  The notes are our unsecured senior obligations and rank senior to our existing and future subordinated debt. The notes are effectively subordinated to all our secured debt and structurally subordinated to the debt of our subsidiaries. At December 31, 2001, Xerox Corporation (excluding our subsidiaries) had secured debt outstanding of $1,149 million that would be reflected on its balance sheet. In the future, subject to certain limitations, we can refinance our unsecured debt (including a portion of our revolving credit agreement maturing in October 2002) with secured debt. As of December 31, 2001, after giving effect to offering of the outstanding notes on a pro forma basis, we would have had approximately $17,022 million of debt (including approximately $8,386 million of our subsidiaries' debt) and $1,687 million of mandatorily redeemable and/or puttable preferred stock outstanding, and cash and cash equivalents of $4,737 million. In addition, as of the same date, we had approximately $129 million of swap obligations (including $116 million of swap obligations of our subsidiaries) reflected on our balance sheet.

Optional Redemption.........  We cannot redeem the notes unless we pay a make-whole redemption premium to noteholders. See "Description of the Notes--Optional Redemption."

Change of Control Offer.....  If we undergo a change in control, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued interest.

                              We might not be able to pay you the required price for notes you present to us at the time of a change of control, because:

                               .  we might not have enough funds at that time;
                                  or

                               . the terms of our debt instruments may prevent us from paying.

Certain Indenture Provisions  The indentures governing the notes contain covenants limiting our (and most or all of our subsidiaries') ability to:

                               .  incur additional debt;

                               . make restricted payments (including paying dividends on our capital stock or redeeming or repurchasing our capital stock or subordinated obligations);

                               .  make investments;

                               .  make asset sales;

                               . enter into agreements that restrict, among other things, dividends from restricted subsidiaries;

                               .  grant liens on our assets;

                               .  engage in transactions with affiliates; and

                               .  merge or consolidate or transfer
                                  substantially all of our assets.

                              These covenants are subject to a number of important and significant limitations and exceptions. In addition, most of these covenants will be suspended during any time that the notes have investment grade ratings by both Moody's and S&P. However, such covenants will apply and such suspension period will no longer be in effect if and when the notes cease to have investment grade ratings by both Moody's and S&P.

Exchange Offer; Registration
  Rights....................  We have agreed to use our reasonable best efforts to complete the offer to exchange the outstanding notes for the exchange notes no later than February 13, 2003. In addition, we have agreed, in certain circumstances, to file a "shelf registration statement" that would allow some or all of the notes to be offered to the public.

                              If we fail to fulfill our obligations with respect to the registration of the notes, a registration default will have been deemed to occur and, the annual interest rate on the notes will increase by 0.25%. The annual interest rate on the notes will increase by an additional 0.25% for the subsequent 90 day period during which the registration default continues, up to a maximum additional annual interest rate of 0.50% over the interest rate applicable to the notes. If we correct the registration default, upon effectiveness of the registration, the interest rate on the notes will revert to the original level.

                              If we must pay additional interest, we will pay it to you in cash on the same dates that we make other interest payments on the notes, until we correct the registration default.

                              Upon consummation of the exchange offer, holders of outstanding notes will no longer have any rights under the registration rights agreements, except to the extent that we have continuing obligations to file a shelf-registration statement.

Absence of a Public Market
  for the Exchange Notes....  The exchange notes generally will be freely transferable, but they will also be new
                              securities for which there will be no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We have agreed to use our reasonable best efforts to have the notes listed on the Luxembourg Stock Exchange. Certain of the initial purchasers, including the joint book-running managers, have advised us that they intend to make a market in the exchange notes. However, they are not obligated to do so, and they may discontinue any market making in the notes at any time without notice.

Use of Proceeds.............  We will not receive any proceeds from the exchange offer. We will use the net proceeds from the sale of the old notes for general corporate purposes, including payment of indebtedness or other obligations.

Risk Factors................  Investing in the notes involves substantial risks. See "Risk Factors" for a description of certain of the risks you should consider before investing in the notes.

Original Issue Discount.....  The outstanding notes have been issued at an original issue discount ("OID") for U.S. federal income tax purposes. In each tax year during which a note is held, a U.S. Holder (regardless of its accounting method) must generally include in gross income the portion of the OID that accrued during such period, determined by using a constant yield to maturity method that reflects compounding of interest. See "Certain United States Federal Income Tax Considerations--U.S. Federal Income Taxation of U.S. Holders--Original Issue Discount." There will be foreign exchange gain or loss implications with respect to the euro notes. See "Certain United States Federal Income Tax Considerations--U.S. Federal Income Taxation of U.S. Holders--Payment of Interest on Euro Notes."

   You should carefully consider the information under the caption "Risk Factors" and all other information in this prospectus before making a decision on whether to participate in the exchange offer.

                                 RISK FACTORS

   You should carefully consider the risks described below and other information contained in this prospectus before making an investment decision. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such an instance, the trading price of our securities could decline, and you might lose all or part of your investment.

   This prospectus contains forward-looking statements made as of the date of this prospectus regarding our expected performance that involve certain risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

   On April 11, 2002, we concluded a settlement agreement with the Division of Enforcement of the SEC pursuant to which we have agreed to restate our financial information for each of the years ended December 31, 1997, 1998, 1999 and 2000 and have agreed to adjust our previously announced results for 2001. As part of this agreement the SEC has granted us a 90-day extension until June 30, 2002 to complete such restatement and file our annual report on Form 10-K for 2001 and our quarterly report on Form 10-Q for the quarter ended March 31, 2002. There can be no assurance that we will be able to complete such restatement and file our 2001 Form 10-K and the Form 10-Q with the SEC by June 30, 2002.

   On April 11, 2002, the Company concluded its settlement with the Securities and Exchange Commission (the "SEC"). The settlement agreement concerns the settlement of proposed allegations on matters that have been under investigation since June 2000. Pursuant to the settlement agreement, on April 11, 2002 the SEC filed a complaint and a consent order in federal district court for injunctive relief and a civil penalty of $10 million. We simultaneously settled this complaint. We neither admitted nor denied the allegations of the complaint, which included claims of civil violations of the antifraud, reporting and other provisions of the securities laws.

   This settlement agreement calls for a restatement of our financials for the years 1997 through 2000 as well as an adjustment of previously announced 2001 results. The restatement will primarily reflect adjustments in the timing and allocation of lease revenue recognition and could involve a reallocation of equipment sales revenue in excess of $2 billion from 1997 through 2000. Those revenues will be reallocated among equipment, service and finance revenue streams as appropriate applying a methodology different than the one we had used during those years. The resulting timing and allocation adjustments cannot be estimated until the restatement process has been completed. In any event, there will be no impact on the cash that has been received or is contractually due to be received from these leases. Furthermore, the monetary value of the leases does not change. The restatement will also include adjustments that could be in excess of $300 million due to the establishment and release of certain reserves prior to 2001 and other miscellaneous items.

   We sell most of our products and services under bundled contracts that contain multiple deliverable elements. The contracts typically include equipment, service, supplies, and financing components for which the customer pays a single monthly-negotiated price as well as a variable service component for page volumes in excess of stated minimums. The SEC claims that our revenue-allocation methodology for these contracts did not comply with the Statement of Financial Accounting Standards No. 13.

   As part of the settlement agreement with the SEC and to allow for the additional time required to prepare the restatement and adjustment, on April 11, 2002 the SEC issued an Order pursuant to Section 36 of the Securities Exchange Act of 1934, as amended, permitting us to file the 2001 10-K, as well as our quarterly report on Form 10-Q for the quarter ended March 31, 2002, with the SEC on or before June 30, 2002. This exemptive order provides that such filings made on or before June 30, 2002 will be deemed to have been filed on the prescribed due date.

   There can be no assurance that we will be able to complete the restatement of our financial statements in the manner contemplated with our settlement agreement with the SEC and file the 2001 10-K and our Form 10-Q by June 30, 2002. In such event, we will request the SEC for a further extension of time to make such filings; however, there can be no assurance that the SEC will grant our request.

                         Risks Related To Our Business

We face significant challenges as we implement our turnaround program and our failure to meet those challenges can harm both our performance and the value of our notes

   In October 2000, we announced a turnaround program which includes a wide-ranging plan to generate cash, return to profitability and pay down debt. The success of the turnaround program is dependent upon successful and timely sales of assets, restructuring the cost base, placement of greater operational focus on the core business and the transfer of the financing of customer equipment purchases to third parties. Cost base restructuring is dependent upon effective and timely reduction of our workforce, closing and consolidation of facilities, outsourcing of certain manufacturing operations, reductions in operational expenses and the successful implementation of process and systems changes.

   The principal terms and conditions for refinancing a portion of our $7 billion revolving credit agreement and extend its maturity beyond its current stated maturity of October 2002 has been distributed to the 57 lenders under the revolver. Commitments to the refinancing are being sought from the 57 banks in our revolving credit agreement. Consummation of the refinancing is subject to agreement of all the lender banks, completion of due diligence and negotiation of definitive agreements. However, there is no assurance that the such refinancing will be consummated on terms acceptable to us. Failure to successfully refinance and extend the maturity of the agreement could have a serious adverse impact on our liquidity.

   In addition, our liquidity is dependent on the timely implementation and execution of the various turnaround program initiatives, as well as our ability to generate positive cash flow from operations, possible asset sales and various financing strategies (including securitizations). If we are not able to successfully complete the turnaround program or generate cash on a timely or satisfactory basis or refinance our revolving credit agreement or other obligations when due, then we will need to obtain additional sources of funds through other operating improvements, financing from third parties, additional asset sales or a combination thereof. There can be no assurance that we can obtain these additional sources of funds.

   Our ability to attain a consistent trend of revenues over the intermediate to longer term is largely dependent upon stabilization and subsequent expansion of our equipment sales worldwide and usage growth (i.e., an increase in the number of images produced by our customers). The ability to achieve equipment sales growth is subject to the successful implementation of our initiatives, including our vendor financing programs, to ensure the stability and increasing tenure of our direct sales force while continuing to expand indirect sales channels in the face of global competition and pricing pressures. The ability to grow usage may be adversely impacted by the movement towards distributed printing and electronic substitutes. Our inability to attain a consistent trend of revenue growth could materially affect the trend of our actual results.

We need to successfully develop and market new product lines in order to maintain our market share

   At present, black and white light-lens copiers represent approximately 20% of our revenues. This segment of the market is mature, with anticipated declining industry revenues as the market transitions to digital technology. Some of our new digital products replace or compete with our current light-lens equipment. Changes in the mix of products from light-lens to digital, and the pace of that change as well as competitive developments could cause actual results to vary from those expected.

   Color printing and copying represents an important and growing segment of the market. Printing from computers has both facilitated and increased the demand for color. A significant part of our strategy and ultimate success in this changing market is our ability to develop and market machines that produce color prints and copies quickly and at reduced cost. Our continuing success in this strategy depends on our ability to make the investments and commit the necessary resources in this highly competitive market. If we are unable to develop and market alternative offerings in digital and color technologies, we may lose market share which could have a material adverse effect on our operating results.

We face significant competition

   We operate in an environment of significant competition, driven by rapid technological advances and the demands of customers to become more efficient. There are a number of companies worldwide with significant financial resources which compete with us to provide document processing products and services in each of the markets that we serve, some of which operate on a global basis. Our success in our future performance is largely dependent upon our ability to compete successfully in our currently-served markets and to expand into additional market segments. If we are unable to compete successfully it could adversely affect our results of operations and financial condition.

Our profitability is dependent upon our ability to obtain adequate pricing for our products and to maintain an efficient operation

   Our ability to succeed is dependent upon our ability to obtain adequate pricing for our products and services which provide a reasonable return to shareholders. Depending on competitive market factors, future prices we can obtain for our products and services may vary from historical levels. In addition, pricing actions to offset currency devaluations may not prove sufficient to offset further devaluations or may not hold in the face of customer resistance and/or competition.

   By that same token, our ability to sustain and improve our profit margins is largely dependent on our ability to maintain an efficient, cost-effective operation. Productivity improvements through process reengineering, design efficiency and supplier cost improvements are required to offset labor cost inflation, potential materials cost changes and competitive price pressures, all of which could materially adversely affect our business. Among other things, our productivity in the market for office equipment will be significantly affected by the successful conclusion, implementation and operation of our previously announced manufacturing agreement with Flextronics.

Our current credit ratings and the pending restatement of our financial statements pursuant to our settlement agreement with the SEC allow us only limited access to capital markets, which may impact our ability to fund our customer financing activities and repay maturing debt and other obligations

   On average, we have historically arranged our own financing for 75 to 80 percent of our equipment sales. To fund these arrangements, we must access the credit markets and the long-term viability and profitability of our customer financing activities is dependent on our ability to borrow from, and the cost of borrowing in, these markets. This ability and cost, in turn, is dependent on our credit ratings. Currently, our credit ratings allow only limited access to capital markets and we are currently funding our customer financing activity from available sources of liquidity, including cash on hand. We are currently in active negotiations with the agent banks under our $7 billion revolving credit agreement in order to refinance a portion of our outstanding indebtedness thereunder and extend its maturity beyond its current stated maturity of October 2002. The principal terms and conditions for refinancing a portion of our revolving credit facility, including the extension of its maturity beyond October 2002, have been circulated to the 57 banks in our revolving credit facility. Commitments to the refinancing are being sought from the 57 banks in our revolving credit facility. Consummation of the refinancing is subject to agreement of all the lender banks, completion of due diligence and negotiation of definitive agreements. However, there is no assurance that the Revolver refinancing will be consummated on terms acceptable to us.

   Our ability to access the public debt markets is also dependent upon the completion of the restatement of our financial statements pursuant to our settlement agreement with the SEC and the filing of our annual report on

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Form 10-K for the year ended December 31, 2001 with the SEC by June 30, 2002 described under "Xerox Corporation--Recent Developments--SEC Settlement Agreement."

   There is no assurance that we will be able to continue to fund our customer financing activity at present levels. We are actively seeking third parties to provide financing to our customers and recently announced framework agreements
(i) for GE Capital's Vendor Financial Services to become the primary source of equipment financing for our customers in the United States, (ii) for the Canadian division of GE Capital's Vendor Financial Services to become the primary source of equipment financing for our customers in Canada and (iii) for GE Capital's European Equipment Finance to become the primary equipment financing provider for our customers in France and Germany. We also are in various stages of negotiations with vendors to offer third party financing to our customers in all of the major countries in Europe in which we do business. In December 2001, we announced that we will be forming a joint venture with De Lage Landen International BV (DLL) to manage equipment financing, billing and collections for our customers' financed equipment orders in the Netherlands. This joint venture was formed and began funding in the first quarter of 2002. In March 2002, we signed a binding memorandum of understanding ("MOU") with Banco Itau in Brazil and a similar MOU with CIT in Mexico, under which they will become our primary equipment financing provider in those respective countries, commencing April 1, 2002. There is no assurance if or when we will be able to successfully complete these negotiations. In the near-term, our ability to continue to offer customer financing and be successful in the placement of our equipment with customers is largely dependent upon obtaining such third party financing.

Our business, results of operations and financial condition may be negatively impacted by economic conditions abroad, including fluctuating foreign currencies and shifting regulatory schemes

   We derive approximately 40 percent of our revenue from operations outside of the United States. In addition, we manufacture or acquire many of our products and/or their components outside the United States. Our future revenue, cost and profit results could be affected by a number of factors, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country's political conditions, trade protection measures, licensing requirements and local tax issues. Our ability to enter into new foreign exchange contracts to manage foreign exchange risk is currently severely limited and, therefore, we anticipate increased volatility in our results of operations due to changes in foreign exchange rates.

Our business depends on the successful development of new technologies

   The process of developing new high technology products and solutions is inherently complex and uncertain. It requires accurate anticipation of customers' changing needs and emerging technological trends. We must often make long-term investments and commit significant resources before knowing whether these investments will eventually result in products that achieve customer acceptance and generate the revenues required to provide anticipated returns from these investments.

                          Risks Relating To The Notes

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures

   We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents by the expiration date of the exchange offer or you do not otherwise comply with the guaranteed delivery procedures for tendering your dollar notes, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.
If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you do not exchange your outstanding notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them

   We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell them, To the extent any outstanding notes are tendered and accepted in the exchange offer, the trading market, if any, for the outstanding notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Our substantial debt could adversely affect our financial health and prevent us from making payments on the notes

   We have a substantial amount of debt. As of December 31, 2001, after giving effect to the offering of the outstanding notes on a pro forma basis, we would have had approximately $17,022 million of debt (including approximately $8,386 million of our subsidiaries' debt) and $1,687 million of mandatorily redeemable and/or puttable preferred stock outstanding, and cash and cash equivalents of $4,737 million. In addition, as of the same date, we had approximately $129 million of swap obligations (including $116 million of swap obligations of our subsidiaries) reflected on our balance sheet. We describe under "Certain Other Indebtedness and Preferred Stock," our other indebtedness and preferred stock, including maturities (and puts and redemptions) over the next three years.

   Our substantial debt and other obligations could have important consequences to you. For example, it could:

   . make it more difficult for us to satisfy our obligations with respect to the notes;

   . increase our vulnerability to general adverse economic and industry conditions;

   . limit our ability to obtain additional financing for future working capital, capital expenditures, acquisition and other general corporate requirements;

   . increase our vulnerability to interest rate fluctuations because the interest rate under all of the debt under our revolving credit facility currently is, and some or all of our debt thereunder if refinanced is expected to be, at variable rates;

   . require us to dedicate a substantial portion of our cash flow from operations to payments on our debt and other obligations thereby reducing the availability of our cash flow from operations for other purposes;

   . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

   . place us at a competitive disadvantage compared to our competitors that have less debt.

   If new debt is added to our current debt levels, these related risks could increase. In addition to the foregoing, we have other obligations, including those that relate to asset dispositions and sales of receivables, and we have litigation exposure.

   Our ability to make scheduled payments or to refinance our obligations with respect to our debt and other obligations will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service and other obligations, we may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. In the event that we are required to dispose of material assets or operations or restructure our debt or other obligations, we cannot assure you as to the terms of any such transaction or how soon any such transaction could be completed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity."

The indentures governing the notes contain, and our revolving credit facility, if refinanced, and certain of our future financing agreements are expected to contain, various covenants which limit the discretion of our management in operating our business and could prevent us from engaging in some beneficial activities

   The indentures governing the notes contain, and our revolving credit facility, if refinanced, and certain of our future financing agreements are expected to contain, various restrictive covenants that limit our management's discretion in operating our business. In particular, these agreements will limit our ability to, among other things:

   . incur additional debt;

   . make restricted payments (including paying dividends on our capital stock or redeeming or repurchasing our capital stock or subordinated obligations);

   . make investments or acquisitions;

   . grant liens on assets;

   . sell our assets;

   . engage in transactions with affiliates; and

   . merge, consolidate or transfer substantially all of our assets.

   If we fail to comply with the restrictions of the indentures governing the notes, our revolving credit facility or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds.

   Although the terms of the indentures governing the notes restrict our ability to incur additional debt to fund significant acquisitions and restricted payments (other than permitted investments), the indentures permit us and certain of our subsidiaries to incur debt in the ordinary course. The indentures prohibit us from refinancing the 7 1/2% Convertible Trust Preferred Securities that we issued in the Trust Preferred Offering if these securities are put to us in 2004 other than with equity or junior subordinated debentures of Xerox. However, the indentures permit us to purchase $593 million of our convertible subordinated debentures due 2018 if put to us in 2003, including with the proceeds of any debt refinancing.

The notes are unsecured and are effectively subordinated to our secured indebtedness

   The notes will not be secured. If we become insolvent or are liquidated, or if payment under any of our secured debt obligations is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the unsecured notes. As a result, the notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that indebtedness. Therefore, the holders of the notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. At December 31, 2001, Xerox Corporation (excluding our subsidiaries) had secured debt outstanding of $1,149 million that would be reflected on its balance sheet. However, in the future, we can refinance our unsecured debt with secured debt.

The notes are structurally subordinated to the claims of our subsidiaries' creditors

   The notes are not guaranteed by our subsidiaries. In the event of an insolvency, liquidation, dissolution, reorganization or similar proceeding of any of our subsidiaries, any creditors and preferred shareholders of each of our subsidiaries would be entitled to payment in full from that subsidiary's assets and earnings before such assets or earnings may be distributed to us to service payments on the notes. Since the notes are not the obligations of our subsidiaries, our rights to the assets of any of our subsidiaries upon liquidation or reorganization (and consequently the right of the holders of the notes to participate in the distribution of proceeds from those assets) will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and any preferred shareholders. As of December 31, 2001, our subsidiaries had approximately $8,386 million of debt outstanding reflected on the consolidated balance sheet. In addition, as of the same date, our subsidiaries had $116 million of swap obligations. Certain of our subsidiaries are not prohibited from guaranteeing our debt or other obligations in the future.

We may not be able to purchase your notes upon a change of control

   Upon the occurrence of specified "change of control" events, we will be required to offer to purchase each holder's notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. We may not have sufficient financial resources to purchase all of the notes that holders tender to us upon a change of control offer. The occurrence of a change of control could also constitute an event of default under any of our future debt agreements. See "Description of Notes--Change of Control."

An active trading market may not develop for the notes

   The notes are new securities for which there currently is no established market. The notes are expected to be made eligible for trading in the Portal market, a subsidiary of The Nasdaq Stock Market, Inc. Although the initial purchasers have informed us that they currently intend to make a market in the notes and, if issued, the exchange notes, they are not obligated to do so and any market making may be discontinued at any time without notice. In addition, market making activity may be limited during the pendency of the exchange offer or the effectiveness of the exchange offer registration statement. Accordingly, we cannot assure you as to the development or liquidity of any market for any of the notes. See "Plan of Distribution."

   The liquidity of, and trading market for, the notes may also be adversely affected by general declines in the market for similar securities. A general market decline may adversely affect the liquidity of, and trading market for, the notes, independent of our prospects or financial performance.

Original issue discount; Limitations on holder's claims

   If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code of 1978, as amended, the claim of a holder of notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of the notes as set forth on the cover page hereof and (ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing could constitute "unmatured interest."

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                               XEROX CORPORATION

Overview

   Xerox is The Document Company and a leader in the global document market, selling equipment and providing document solutions including hardware, services and software that enhance productivity and knowledge sharing. Xerox and its affiliates operate in over 130 countries world-wide. Fuji Xerox Co., Limited, an unconsolidated entity in which Xerox Limited owns 25% and in which Fuji Photo Film Company Limited owns 75%, develops, manufactures and distributes document processing products in Japan and other areas of the Pacific Rim, Australia and New Zealand. Our activities encompass developing, manufacturing, marketing, servicing and financing a complete range of document processing products, solutions and services designed to make organizations around the world more productive.

   We believe that the document is a tool for productivity, and that documents--both electronic and paper--are at the heart of most business processes. Documents are the means for storing, managing and sharing business knowledge. Document technology is key to improving productivity through information sharing and knowledge management.

Core Strategy

   Our goal is to develop document technologies, products and services that improve our customers' work processes and business results. Our strategy rests on three different, yet synergistic value propositions.

   First, we create advanced document devices that seamlessly link into the enterprise electronic workflow, enabling enhanced productivity and business performance. We focus on the most profitable and highest growth segments of the document markets, and have been an industry leader in developing and introducing new technologies to our customers. Xerox created the print-on-demand industry with our 1990 introduction of the DocuTech Production Publisher and was the first to introduce digital copiers and networked multi-function devices for the office with the 1997 launch of our Document Centre family. As our customers increasingly move towards color documents, we have responded with our DocuColor 2000 series of digital color presses and the ongoing development of DocuColor iGen 3, the next generation of color technology, designed to expand the digital color print-on-demand market. The DocuColor iGen 3 can create output with the traditional look and feel of offset prints, while offering unprecedented speed, personalization capabilities and cost advantages. Initial customer engagement began at the end of 2001 and product launch is scheduled in the second half of 2002. Our January 2000 acquisition of the Color Printing and Imaging Division of Tektronix, or "CPID," and its line of Phaser solid ink and laser color printers, has moved Xerox to a strong number two market share position in the fast growing networked office color printing market.

   Second, we work with our customers to build tailor-made solutions that harness our technology and products to their critical business needs. These solutions include printing books, pamphlets, parts catalogues and other mission-critical documents "just-in-time." We customize document production to enable "one-to-one" marketing by providing variable print solutions that enable the printing of personalized documents.

   Third, we offer consulting, implementation and ongoing management services that apply advances in imaging technology, document, content and knowledge management to improve enterprise work practices. These offerings include the re-design of document intensive work processes to the management of in-house document technology centers on our customer sites.

   We continue to be a leader in providing worldclass document technology to our customers. But we are also taking significant steps to satisfy our customers' increasing demand for more advanced services and solutions. Our products, technology, services and solutions are geared to match the needs of rapidly growing markets such as high-end, Internet driven distributed digital printing and custom publishing, graphic arts and on-demand

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

printing and publishing. Our success is derived from our ability to understand our customers' needs and to provide true document management services and outsourcing capabilities. As we increasingly make use of our direct sales force to serve customers seeking more advanced capabilities and solutions, we will simultaneously expand our use of more cost-effective distribution channels such as dealers, agents and concessionaires.

Market Overview

   The document industry is undergoing a fundamental transformation, with the continued transition from analog and offset to digital technology, the management of publishing and printing jobs over the Internet, the use of variable data to create customized documents, an increasing reliance on outsourcing and the transition to color. Documents are increasingly created and stored in digital electronic form while the Internet is increasing the amount of information that can be accessed in the form of electronic documents. We believe that all of these trends play to the strengths of our products, technology and services, and that such trends represent opportunities for Xerox's future growth.

   We estimate the global document market that we serve, excluding Japan and the Pacific Rim countries served by Fuji Xerox, was approximately $103 billion in 2000 and will grow to about $134 billion in 2004 reflecting a compound annual growth rate of approximately 7 percent.

  Office

   Office systems and services encompass monochrome devices at speeds up to 90 pages per minute, including our family of Document Centre digital multi-function products; color laser, solid ink and monochrome laser desktop printers, digital copies, light-lens copiers and facsimile products. The office market comprises the largest single segment and is expected to decline modestly from approximately $53 billion in 2000 to approximately $52 billion in 2004. Page volume in the office market is expected to be unchanged as high growth in color pages (from a very small base) is offset by modest black and white page volume declines. We are targeting the growing segments of the office market--driving the market to color printing and copying by making it as easy, fast and affordable as black and white and driving the migration from single function (copiers and printers) to multi-function devices that copy, print, scan and fax by ensuring that multi-function is more cost-effective, while offering both. We offer a full line of networked office color printers that use either color laser or solid ink printing technology. In 1999, we introduced the Document Centre Color Series 50, the first color-enabled Document Centre that produces 12.5 full-color pages and 50 black and white pages per minutes and includes a Xerox network controller built into every machine. This product combines the advantages of a relatively low equipment price, the production of color pages at operating costs significantly lower than other color copier/printers in this class, and unlike other color products, the operating cost of producing black and white prints is similar to that of monochrome digital products. Our Document Centre family of modular black and white digital multi-function products deliver speeds ranging from 20 to 90 pages per minute and offer copy, print, scan and fax capabilities in one device.

  Production

   Production products include DocuTech, high speed printers, color products for the production and graphic arts markets and light-lens copies over 90 pages per minute. The production market was approximately $36 billion in 2000 and is expected to grow to $41 billion in 2004, reflecting a compound annual growth rate of 3 percent. Our strategy is to drive the "new business of printing" by introducing innovative production systems and solutions focused on the higher growth segments, particularly color. The new business of printing is characterized by fast turnaround times, precise quantities, personalization and customization and is built on the solid foundation of the digital production print on demand market, which we created in 1990 with the introduction of our DocuTech Production Publisher. We provide content creation and management, production and fulfillment solutions and services. As an example, utilizing our digital technology to personalize marketing communications, response rates can rise from 2 to 30 percent. Inventory and warehousing costs can be eliminated by printing on demand. We believe our DocuColor iGen 3, the next generation of color technology, will expand the digital color print-on-demand market due to its speed, image quality and personalization and cost advantages.

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  Services

   The services market is the fastest growing market which we serve. We offer consulting, implementation and ongoing management solutions and services that apply advances in imaging technology, document content and knowledge management to improve enterprise work practices. We currently have a demonstrated managed services capability of integrating people, process, and technology in document outsourcing. We are also bringing together professional consulting resources across the company in order to move up the services continuum to deliver higher value content, knowledge and document management services to our customers.

Competitive Advantages

  Research and Development

   We believe investment in research and development, "R&D," is critical to drive future growth, and to this end Xerox R&D is directed toward the development of superior new products, solutions and services capabilities in support of our strategy. The goal of Xerox R&D is to continue to create innovative technologies that will expand current and future markets. Our research scientists are deeply involved in the formulation of corporate strategy and key business decisions. They regularly meet with customers and have dialogues with our business units to ensure they understand customer requirements and are focused on products and solutions that can be commercialized.

   In 2001, R&D Expense was $1,010 million, compared with $1,044 million in 2000 and $992 million in 1999. We expect to spend approximately 3 percent of revenues on R&D in 2002. We continue to invest in technological development to maintain our premier position in the rapidly changing document processing market, with a heightened focus on increasing our R&D investment in rapid market growth areas such as color and high-end services and solutions, as well as time to market. Xerox R&D is strategically coordinated with Fuji Xerox, which invested $548 million in R&D in 2001 for a combined total of $1.6 billion; an amount we believe to be adequate to remain technologically competitive.

  Marketing and Distribution

   Xerox document processing products are principally sold directly to customers by our worldwide sales force totaling approximately 11,000 employees, and through a network of independent agents, dealers, value-added resellers and systems integrators. We are expanding our use of cost-effective indirect distribution channels for simple commodities, and utilizing our direct sales force for our customers' more advanced technology, solutions and services requirements.

   We market our Phaser line of color and monochrome laser-class and solid ink printers through office information technology industry resellers, who access our products through distributors such as Ingram Micro, Tech Data, CHS and Computer 2000. These distributors supply our products to a broad range of IT/IS-oriented Resellers such as Dealers, Direct Marketers, VARs, Systems Integrators, Government resellers, Corporate Resellers, and E-Commerce Business-Oriented Resellers, such as CDW. This family of resellers in turn market, sell, install, and in some cases help support our products to end-user customers. We also sell directly to some of these resellers, rather than through a distributor. As a result of the acquisition of the Tektronix Color Printing and Imaging Division, completed in January 2000, we have significantly increased the number of active resellers and nearly doubled the channel activity on Xerox-branded network printers. In addition, new initiatives are being undertaken for the printer line to add channel capacity through direct-to-customer e-commerce and direct-to-customer selling using Xerox's direct sales force in select large accounts.

  Service

   We have a worldwide service force of approximately 19,000 employees and a network of independent service agents. We are expanding our use of cost-effective third-party service providers and utilizing remote service technology for simple commodity service, while continuing to focus Xerox's own direct-service force on production products and serving customers in need of more advanced value-added services. In our opinion, this service force represents a significant competitive advantage: the service force is continually trained on our new products and its diagnostic equipment is state-of-the-art. Twenty-four-hour-a-day, seven-day-a-week service is available in major metropolitan areas around the world. As a result, we are able to guarantee a consistent and superior level of service nationwide and worldwide.

Recent Developments

  Turnaround Program

   During 2000, the significant business challenges that we began to experience in the second half of 1999 continued to adversely affect our financial performance. In May 2000, Anne Mulcahy became President and COO. After a thorough review, a Turnaround Program was announced in October 2000. The Turnaround Program was designed to ensure liquidity, re-establish profitability, and build a solid foundation for future growth. The Turnaround Program encompassed four major components: planned asset sales totaling $2-$4 billion; accelerated cost reductions designed to reduce costs by at least $1 billion annually; transitioning our equipment financing to third party vendors; and a focus on our core business of providing document processing solutions and services to our customers. By the end of 2001, we had made significant progress executing this program and achieving these goals.

   By the end of 2001, we had completed asset sales of $2.3 billion, comprised of the December 2000 sale of our China Operations to Fuji Xerox for $550 million, the March 2001 sale of half our ownership interest in Fuji Xerox to Fuji Photo Film Co., Ltd. (Fujifilm) for $1.283 billion, the April 2001 sale of our Nordic leasing businesses to Resonia AB for approximately $370 million, and in the fourth quarter 2001 we received $118 million in the first in a series of asset sales to transfer Xerox's office product manufacturing operations to Flextronics, and in 2002 we received net cash proceeds of approximately $21 million related to sales of facilities under that agreement. We believe the asset sale component of our Turnaround Program has been largely completed.

   We also intensified cost reductions to improve our competitiveness. During 2001, we implemented actions that will generate approximately $1.1 billion in annualized savings by resizing our work force and reducing spending in many parts of our business. These savings resulted from reducing layers of management, consolidating operations where prudent, reducing administrative and general spending, capturing service productivity savings from our digital products and tightly managing discretionary spending. We are reducing costs in our office segment by moving to lower cost indirect sales and service channels and by outsourcing our office products manufacturing. Our worldwide employment declined by approximately 13,600 to 78,900 at December 31, 2001. In our ongoing efforts to reduce our cost base, we will continue to implement restructuring actions in 2002 and expect to incur substantial restructuring charges although less than the amounts recorded in 2001.

   Our transition to third party financing will transform our balance sheet while ensuring equipment financing is still provided seamlessly to our customers. In 2001, we entered into framework agreements with GE Capital for them to manage our administrative functions and become the primary equipment financing provider for Xerox customers in the U.S., Canada, France and Germany. In the U.S. and Canada we are completing the negotiation of definitive agreements with GE Capital for the implementation of joint ventures to manage our customer administration, which includes due diligence on their part as well as the fulfillment of various regulatory requirements. In Europe, we are completing due diligence, fulfilling regulatory requirements and consulting with local works councils. Also in Europe, we have fully transitioned our leasing businesses in the Nordic countries and the Netherlands. Our Nordic leasing business was sold to Resonia AB in April 2001, and in the first quarter 2002, we formed a joint venture with De Lage Landen International BV (DLL) in which they provide funding and manage equipment financing for Xerox customers in the Netherlands. We have made significant progress in the Developing Markets Organization ("DMO"), with agreements in place with Banco Itau in Brazil and CIT Group, Inc. in Mexico in which they become the primary equipment financing providers for their respective countries starting in the second quarter 2002.

   In addition to the vendor financing agreements, in 2001 and the first quarter of 2002, we borrowed approximately $2.6 billion in the U.S., Canada and U.K. from GE Capital through the securitization of certain existing finance receivables. By the end of 2002, we expect that approximately two-thirds of all new lease originations will be financed through third parties.

   In line with our strategy to focus on our core business, we announced the disengagement from our worldwide Small Office/Home Office (SOHO) business in June 2001. By the fourth quarter 2001, we had sold the remaining equipment inventory and achieved profitability in this business through the sale of supplies to our current base of SOHO customers. We expect this profitable supplies revenue stream will decline over time as the equipment is eventually replaced.

  Convertible Trust Preferred Securities Offering

   On November 27, 2001, our subsidiary Xerox Capital Trust II, a Delaware statutory business trust, completed the Trust Preferred Offering of $1,035,000,000 aggregate liquidation amount of its 7 1/2% Convertible Trust Preferred Securities (liquidation amount of $50 per trust preferred security) at an issue price of $50 per trust preferred security. Each trust preferred security represents an undivided beneficial ownership interest in the assets of Xerox Capital Trust II represented by that security. The assets of Xerox Capital Trust II consist principally of 7 1/2% convertible junior subordinated debentures due 2021, issued by our subsidiary Xerox Funding LLC II, a Delaware limited liability company. The assets of Xerox Funding LLC II consist principally of our 7 1/2% convertible junior subordinated debentures due 2021. We own all of the undivided beneficial ownership interests represented by the common securities of Xerox Capital Trust II and all of the common securities of Xerox Funding LLC II. We have effectively guaranteed, fully and unconditionally on a subordinated basis, the payment and delivery by Xerox Funding LLC II of all amounts due on the Xerox Funding LLC II debentures and the payment and delivery by Xerox Capital Trust II of all amounts due on the trust preferred securities. These securities are convertible into our common stock at a conversion price of $9.125 per share, subject to adjustment. The holders of these securities have the right to cause us to repurchase them (at a price equal to their liquidation preference plus accrued and unpaid dividends) on December 4, 2004, and on November 27, 2006, 2008, 2011 and 2016. We can pay for such put in cash or registered shares of our common stock or a combination thereof.

  Possible Lowering of Corporate Credit Rating by Moody's

   We and our financially supported subsidiaries currently have senior unsecured long-term debt ratings of Ba1 by Moody's. On January 3, 2002, Moody's announced that it had placed our ratings under review for possible downgrade. Moody's announced that the timing of such review is not focused on quarterly results but rather the prospects for improvement in core profitability and debt protection measures in 2002 and beyond. In the event that Moody's downgrades our ratings to below Ba1, we would seek to renegotiate the terms of our $290 million accounts receivable securitization facility.

  SEC Settlement Agreement

   On April 11, 2002, the Company concluded its settlement with the Securities and Exchange Commission (the "SEC"). The settlement agreement concerns the settlement of proposed allegations on matters that have been under investigation since June 2000. Pursuant to the settlement agreement, on April 11, 2002 the SEC filed a complaint and a consent order in federal district court for injunctive relief and a civil penalty of $10 million. We simultaneously settled this complaint. We neither admited nor denied the allegations of the complaint, which included claims of civil violations of the antifraud, reporting and other provisions of the securities laws.

   This settlement agreement calls for a restatement of our financials for the years 1997 through 2000 as well as an adjustment of previously announced 2001 results. The restatement will primarily reflect adjustments in the timing and allocation of lease revenue recognition and could involve a reallocation of equipment sales revenue in excess of $2 billion from 1997 through 2000. Those revenues will be reallocated among equipment, service and finance revenue streams as appropriate applying a methodology different than the one we had used during those years. The resulting timing and allocation adjustments cannot be estimated until the restatement process has been completed. In any event, there will be no impact on the cash that has been received or is contractually due to be received from these leases. Furthermore, the monetary value of the leases does not change. The restatement will also include adjustments that could be in excess of $300 million due to the establishment and release of certain reserves prior to 2001 and other miscellaneous items.

   We sell most of our products and services under bundled contracts that contain multiple deliverable elements. The contracts typically include equipment, service, supplies, and financing components for which the customer pays a single monthly-negotiated price as well as a variable service component for page volumes in excess of stated minimums. The SEC claims that our revenue-allocation methodology for these contracts did not comply with the Statement of Financial Accounting Standards No. 13.

   As part of the settlement agreement with the SEC and to allow for the additional time required to prepare the restatement and adjustment, on April 11, 2002 the SEC issued an Order pursuant to Section 36 of the Securities Exchange Act of 1934, as amended, permitting us to file the 2001 10-K, as well as our quarterly report on Form 10-Q for the quarter ended March 31, 2002, with the SEC on or before June 30, 2002. This exemptive order provides that such filings made on or before June 30, 2002 will be deemed to have been filed on the prescribed due date.

  Change of Auditors

   On October 5, 2001, Xerox announced that PricewaterhouseCoopers LLP has been named its independent auditors for the fiscal year ending December 31, 2001, replacing KPMG LLP. The Board of Directors and its Audit Committee believed it was appropriate at that time to bring in new auditors.

  Management Changes

   The Board of Directors of Xerox Corporation appointed Anne M. Mulcahy as president and chief executive officer effective August 1, 2001 and as Chairman effective January 1, 2002. Mulcahy, formerly president and chief operating officer, succeeds Paul A. Allaire who retired on December 31, 2001.

   On December 31, 2001, Barry D. Romeril, Xerox vice chairman and chief financial officer, retired. An external search for a new chief financial officer is ongoing.

  Properties

   We own a total of ten principal manufacturing and engineering facilities and lease two additional facilities. The domestic facilities are located in California, New York, Oklahoma, and Oregon and the international facilities are located in Brazil, Canada, UK, Ireland, The Netherlands, and India. We also have four principal research facilities; three are owned facilities in New York, UK and Canada, and one is a leased facility in California.

   In 2001, we sold and released certain manufacturing locations to Flextronics in Mexico, Malaysia and Canada related to our manufacturing outsourcing initiatives. Also, due to our Turnaround Program, several properties have become surplus and appropriate reserves have been established. The majority of the surplus properties are leases that we are obligated to maintain through required contract periods. We have disposed or subleased certain of these properties and are aggressively pursuing the successful disposition and subleasing of all remaining surplus properties.

   In addition, we have numerous facilities, which encompass general offices, sales offices, service locations and distribution centers. The principal owned facilities are located in the United States, UK, Ireland, and Mexico. The principal leased facilities are located in the United States, Brazil, Canada, UK, Mexico, France, Germany and Italy.

   Our Connecticut based corporate headquarters facility is leased; however, we own the related land. We also lease a portion of a training facility, located in Virginia, which we previously owned.

   In the opinion of Xerox management, our properties have been well maintained, are in sound operating condition and contain all the necessary equipment and facilities to perform our functions.

  Litigation

   Accuscan, Inc. v. Xerox Corporation: On April 11, 1996, an action was commenced by Accuscan, Inc. (Accuscan), in the United States District Court for the Southern District of New York, against the Company seeking unspecified damages for infringement of a patent of Accuscan which expired in 1993. The suit, as amended, was directed to facsimile and certain other products containing scanning functions and sought damages for sales between 1990 and 1993. On April 1, 1998, the jury entered a verdict in favor of Accuscan for $40 million. However, on September 14, 1998, the court granted our motion for a new trial on damages. The trial ended on October 25, 1999 with a jury verdict of $10 million. Our motion to set aside the verdict or, in the alternative, to grant a new trial was denied by the court. We appealed to the Court of Appeals for the Federal Circuit which found the patent not infringed, thereby terminating the lawsuit subject to an appeal which has been filed by Accuscan to the U.S. Supreme Court. We have filed our opposition to the appeal.

   Christine Abarca, et al. v. City of Pomona, et al. (Pomona Water Cases): On June 24, 1999, the Company was served with a summons and complaint filed in the Superior Court of the State of California for the County of Los Angeles. The complaint was filed on behalf of 681 individual plaintiffs claiming damages as a result of our alleged disposal and/or release of hazardous substances into the soil, air and groundwater. On July 22, 1999, April 12, 2000, November 30, 2000, March 31, 2001 and May 24, 2001, respectively, five additional complaints were filed in the same court on behalf of an additional 79, 141, 76, 51, and 29 plaintiffs, respectively, with the same claims for damages as the June 1999 action. Four of the five additional cases have been served on the Company. In addition, we have been informed that a similar action will be filed in the near future on behalf of another six plaintiffs.

   Plaintiffs in all six cases further allege that they have been exposed to such hazardous substances by inhalation, ingestion and dermal contact, including but not limited to hazardous substances contained within the municipal drinking water supplied by the City of Pomona and the Southern California Water Company. Plaintiffs' claims against the Company include personal injury, wrongful death, property damage, negligence, trespass, nuisance, fraudulent concealment, absolute liability for ultra-hazardous activities, civil conspiracy, battery and violation of the California Unfair Trade Practices Act. Damages are unspecified.

   We deny any liability for the plaintiffs' alleged damages and intend to vigorously defend these actions. We have not answered or appeared in any of the cases because of an agreement among the parties and the court to stay these cases pending resolution of several similar cases before the California Supreme Court. In February 2002, the California Supreme Court issued its decision permitting the lawsuits to proceed against all defendants. The trial court is expected to lift the stay within the next 30 to 90 days for both the six Xerox cases and the unrelated Southern California ground water case with which they are coordinated.

   In re Xerox Corporation Securities Litigation: A consolidated securities law action (consisting of 17 cases) is pending in the United States District Court for the District of Connecticut. Defendants are the Company, Barry Romeril, Paul Allaire and G. Richard Thoman. The consolidated action purports to be a class action on behalf of the named plaintiffs and all other purchasers of common stock of the Company during the period between October 22, 1998 through October 7, 1999 (Class Period). The amended consolidated complaint in the action alleges that in violation of
Section 10(b) and/or 20(a) of the Securities Exchange Act of 1934, as amended (34 Act), and Securities and Exchange Commission Rule 10b-5 thereunder, each of the defendants is liable as a participant in a fraudulent scheme and course of business that operated as a fraud or deceit on purchasers of the Company's common stock during the Class Period by disseminating materially false and misleading statements and/or concealing material facts. The amended complaint further alleges that the alleged scheme: (i) deceived the investing public regarding the economic capabilities, sales proficiencies, growth, operations and the intrinsic value of the Company's common stock; (ii) allowed several corporate insiders, such as the named individual defendants, to sell shares of privately held common stock of the Company while in possession of materially adverse, non-public information; and (iii) caused the individual plaintiffs and the other members of the purported class to purchase common stock of the Company at inflated prices. The amended consolidated complaint seeks unspecified compensatory damages in favor of the plaintiffs and the other members of the purported class against all defendants, jointly and severally, for all damages sustained as a result of defendants' alleged wrongdoing, including interest thereon, together with reasonable costs and expenses incurred in the action, including counsel fees and expert fees. On September 28, 2001, the court denied the defendants' motion for dismissal of the complaint. On November 5, 2001, the defendants answered the complaint. The parties are engaged in discovery. The named individual defendants and we deny any wrongdoing and intend to vigorously defend the action.

   In re Xerox Derivative Actions: A consolidated putative shareholder derivative action is pending in the Supreme Court of the State of New York, County of New York against several current and former members of the Board of Directors including William F. Buehler, B.R. Inman, Antonia Ax:son Johnson, Vernon E. Jordon, Jr., Yotaro Kobayashi, Hilmar Kopper, Ralph Larsen, George J. Mitchell, N.J. Nicolas, Jr., John E. Pepper, Patricia Russo, Martha Seger, Thomas C. Theobald, Paul Allaire, G. Richard Thoman, Anne Mulcahy and Barry Romeril, as well as the Company, as a nominal defendant. Previously, two separate derivative actions had been filed in that court and another had been pending in the United States District Court for the District of Connecticut. Defendants filed a motion to dismiss in one of the New York actions. Subsequently, the parties to the federal action in Connecticut agreed to dismiss that action, without prejudice, in favor of the earlier-filed New York action. The parties also agreed, subject to court approval, to seek consolidation of the New York actions and a withdrawal, without prejudice, of the motion to dismiss. On May 10, 2001 the court entered an order which, among other things, approved that agreement. On or about October 15, 2001, the plaintiffs in the two prior New York actions and the federal action in Connecticut, along with one additional plaintiff, filed an amended consolidated complaint. The amended complaint alleges that each of the individual defendants breached their fiduciary duties to the Company and its shareholders by, among other things, ignoring indications of a lack of oversight at the Company and the existence of flawed business and accounting practices within the Company's Mexican and other operations which allegedly caused serious harm to the Company; failing to have in place sufficient controls and procedures to monitor the Company's accounting practices; knowingly and recklessly disseminating and permitting to be disseminated, misleading information to shareholders and the investing public; and permitting the Company to engage in improper accounting practices. The amended complaint further alleges that each of the individual defendants breached their duties of due care and diligence in the management and administration of the Company's affairs and grossly mismanaged or aided and abetted the gross mismanagement of the Company and its assets. Further, the plaintiffs allege that the defendant members of the Audit Committee failed to adequately inform themselves about the Company's accounting practices and breached their fiduciary duties. On behalf of the Company, the plaintiffs seek a judgment that the individual defendants violated and/or aided and abetted the breach of their fiduciary duties to the Company and its shareholders, unspecified compensatory damages against the individual defendants, punitive damages, costs, and reasonable attorneys' and experts' fees. The individual defendants deny the wrongdoing alleged and intend to vigorously defend the litigation.

   Carlson v. Xerox Corporation, et al.: A consolidated securities law action (consisting of 21 cases) is pending in the United States District Court for the District of Connecticut against the Company, KPMG LLP (KPMG), and Paul A. Allaire, G. Richard Thoman, Anne M. Mulcahy, Barry D. Romeril, Gregory Tayler and

Philip Fishbach. The consolidated action purports to be a class action on behalf of the named plaintiffs and all purchasers of securities of, and bonds issued by, the Company during the period between February 17, 1998 through February 6, 2001 (Class). Among other things, the second consolidated amended complaint, filed on February 11, 2002, generally alleges that each of the Company, KPMG, and the individual defendants violated Section 10(b) of the 34 Act and Securities and Exchange Commission Rule 10b-5 thereunder. The individual defendants are also allegedly liable as "controlling persons" of the Company pursuant to Section 20(a) of the 34 Act. Plaintiffs claim that the defendants participated in a fraudulent scheme that operated as a fraud and deceit on purchasers of the Company's common stock by disseminating materially false and misleading statements and/or concealing material adverse facts relating to the Company's Mexican operations and other matters relating to the Company's accounting practices and financial condition. The plaintiffs further allege that this scheme deceived the investing public regarding the true state of the Company's financial condition and caused the plaintiffs and other members of the alleged Class to purchase the Company's common stock and bonds at artificially inflated prices. The second consolidated amended complaint seeks unspecified compensatory damages in favor of the plaintiffs and the other members of the alleged Class against the Company, KPMG and the individual defendants, jointly and severally, including interest thereon, together with reasonable costs and expenses, including counsel fees and expert fees. The individual defendants and we deny any wrongdoing and intend to vigorously defend the action.

   Bingham v. Xerox Corporation, et al.: A lawsuit filed by James F. Bingham, a former employee of the Company, is pending in the Superior Court of Connecticut, Judicial District of Waterbury (Complex Litigation Docket) against the Company, Barry D. Romeril, Eunice M. Filter and Paul Allaire. The complaint alleges that the plaintiff was wrongfully terminated in violation of public policy because he attempted to disclose to senior management and to remedy alleged accounting fraud and reporting irregularities. The plaintiff further claims that the Company and the individual defendants violated the Company's policies/commitments to refrain from retaliating against employees who report ethics issues. The plaintiff also asserts claims of defamation and tortious interference with a contract. He seeks: (i) unspecified compensatory damages in excess of $15 thousand, (ii) punitive damages, and (iii) the cost of bringing the action and other relief as deemed appropriate by the court. The individuals and we deny any wrongdoing and intend to vigorously defend the action. On October 18, 2001, the Chief Administrative Judge of the Connecticut Superior Court issued an order that purported to stay, for a period of six months from October 3, 2001, all actions pending in the State of Connecticut in which an insured party of Reliance Insurance Company is a defendant. Pursuant to that order, on December 17, 2001, the court in this action issued an order staying all proceedings in the case until April 3, 2002. The court subsequently vacated the stay. Discovery in the case commenced on the vacation of the stay.

   Berger, et al. v. RIGP: A class was certified in an action originally filed in the United States District Court for the Southern District of Illinois on July 25, 2000 against the Company's Retirement Income Guarantee Plan (RIGP). The RIGP represents the primary U.S. pension plan for salaried employees. Plaintiffs bring this action on behalf of themselves and an alleged class of over 25,000 persons who received lump sum distributions from RIGP after January 1, 1990. Plaintiffs assert violations of the Employee Retirement Income Security Act (ERISA), claiming that the lump sum distributions were improperly calculated. On July 3, 2001 the court granted the Plaintiffs' motion for summary judgment, finding the lump sum calculations violated ERISA. RIGP denies any wrongdoing and intends to appeal the District Court's ruling. Although the damages sought were not specified in the complaint, the Plaintiffs recently submitted papers claiming $284 million in damages.

   Pitney Bowes, Inc. v. Xerox Corporation and Fuji Xerox Co., Ltd.: On June 19, 2001, an action was commenced by Pitney Bowes in the United States District Court for the District of Connecticut against the Company seeking unspecified damages for infringement of a patent of Pitney Bowes which expired on May 31, 2000. Plaintiff claims that two printers containing image enhancement functions infringe the patent and seeks damages in the unspecified amount for sales between June 1995 and May 2000. We filed our answer and counterclaims on October 1, 2001. In December, 2001, a companion case against Lexmark and others on the patent in suit was transferred out of Connecticut to Kentucky and the Federal Court in Connecticut has decided that our case should be transferred to Kentucky as well. We deny any wrongdoing and intend to vigorously defend the action.

   Florida State Board of Administration, et al. v. Xerox Corporation, et al.: On January 4, 2002, the Florida State Board of Administration, the Teachers' Retirement System of Louisiana and Franklin Mutual Advisers filed an action in the United States District Court for the Northern District of Florida (Tallahassee Division) against the Company, Paul Allaire, G. Richard Thoman, Barry Romeril, Anne Mulcahy, Philip Fishbach, Gregory Tayler, Eunice M. Filter and KPMG LLP (KPMG). The plaintiffs allege that each of the Company, the individual defendants and KPMG violated Sections 10(b) and 18 of the Securities Exchange Act of 1934, as amended (the "34 Act"), Securities and Exchange Commission Rule 10b-5 thereunder, the Florida Securities Investors Protection Act, Fl. Stat. (S)517.301, and the Louisiana Securities Act, R.S. 51:712(A). The plaintiffs further claim that the individual defendants are each liable as "controlling persons" of the Company pursuant to Section 20 of the 34 Act and that each of the defendants is liable for common law fraud and negligent misrepresentation. The complaint generally alleges that the defendants participated in a scheme and course of conduct that deceived the investing public by disseminating materially false and misleading statements and/or concealing material adverse facts relating to the Company's Mexican operations and other matters relating to the Company's financial condition and accounting practices. The plaintiffs contend that in relying on false and misleading statements allegedly made by the defendants during the period between February 15, 1998 and February 6, 2001, they bought shares of the Company's common stock at artificially inflated prices. As a result, they allegedly suffered aggregated cash losses of almost $100 million. The plaintiffs seek, among other things, unspecified compensatory damages against the Company, the individual defendants and KPMG, jointly and severally, including prejudgment interest thereon, together with the costs and disbursements of the action, including their actual attorneys' and experts' fees. On March 8, 2002, the individual defendants and we filed a motion before the Judicial Panel on Multidistrict Litigation seeking to transfer this action and any related tagalong actions to the United States District Court for the District of Connecticut for consolidation or coordination with the 21 consolidated actions currently pending there under the caption, Carlson v. Xerox et al. The individual defendants and we deny any wrongdoing alleged in the complaint and intend to vigorously defend the action.

   Xerox Corporation v. 3Com Corporation, et al.: On April 28, 1997, we commenced an action against Palm for infringement of the Xerox "Unistrokes" handwriting recognition Patent by the Palm Pilot using "Graffiti." On January 14, 1999, the U.S. Patent and Trademark Office (PTO) granted the first of two 3Com/Palm requests for reexamination of the Unistrokes patent challenging its validity. The PTO concluded its reexaminations and confirmed the validity of all 16 claims of the original Unistrokes patent. On June 6, 2000, the judge narrowly interpreted the scope of the Unistrokes patent claims and, based on that narrow determination, found the Palm Pilot with Graffiti did not infringe the Unistrokes patent claims. On October 5, 2000, the Court of Appeals for the Federal Circuit (CAFC) reversed the finding of no infringement and sent the case back to the lower court to continue toward trial on the infringement claims. On December 20, 2001, the District Court granted our motions on infringement and for a finding of validity thus establishing liability. On December 21, 2001, Palm appealed to the CAFC. We moved for a trial on damages and an injunction or bond in lieu of injunction. The District Court denied our motion for a temporary injunction, but ordered a $50 million bond to be posted to protect us against future damages until the trial. We have appealed the denial of the temporary injunction.

                                USE OF PROCEEDS

   We will not receive any proceeds from the exchange offer.The net proceeds received by us from the sale of the outstanding notes, after deducting the underwriting discounts and commissions and estimated offering expenses were approximately $746 million. We intend to use such net proceeds for general corporate purposes, including payment of indebtedness or other obligations.

                                CAPITALIZATION

   The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization at December 31, 2001, and as adjusted to give effect to (i) the Trust Preferred Offering and the application of the net proceeds from such offering and (ii) the offering of the outstanding notes and the application of the proceeds from the sale of the outstanding notes as described in "Use of Proceeds."

   You should read this table in conjunction with the unaudited selected historical financial data included in this prospectus. See "Selected Consolidated Financial Data" and "Use of Proceeds."

                                                                                    As of December 31, 2001
                                                                                    ----------------------
                                                                                     Actual     As Adjusted
                                                                                    --------    -----------
                                                                                     (Dollars in Millions)
Cash and cash equivalents..........................................................  $ 3,991      $ 4,737
Restricted investments(1)..........................................................      229          229
                                                                                    --------      -------
   Total cash, cash equivalents and restricted investments.........................  $ 4,220      $ 4,966
                                                                                    --------      -------
Debt maturing within one year(2)...................................................  $ 9,737      $ 9,737
Long-term debt.....................................................................    6,484        6,484
Senior Notes due 2009(3)...........................................................       --          801
                                                                                    --------      -------
   Total debt......................................................................  $16,221      $17,022
                                                                                    --------      -------
Deferred ESOP benefits.............................................................     (135)        (135)
Minorities' interests in equity of subsidiaries....................................       84           84
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts
  holding solely subordinated debentures of the Company(4).........................      682          682
Company-obligated, convertible preferred securities of Xerox Capital Trust II(5)(6)    1,005        1,005
Common shareholders' equity and preferred stock:
   Preferred stock.................................................................      605          605
   Common stock, par value $1.00 per share, 1.05 billion shares authorized;
     717,518,204 shares issued and outstanding.....................................      724          724
   Additional paid-in-capital......................................................    1,892        1,892
   Retained earnings...............................................................    3,102        3,102
   Accumulated other comprehensive loss............................................   (2,570)      (2,570)
                                                                                    --------      -------
   Total common shareholders' equity and preferred stock...........................    3,753        3,753
                                                                                    --------      -------
   Total capitalization............................................................  $21,610      $22,411
                                                                                    ========      =======

--------
(1) Amount pledged, through the interest payment date occurring on November 27, 2004, as security for the obligations of Xerox Funding under the Xerox Funding debentures in connection with the Trust Preferred Offering.
(2) Includes $7.0 billion Revolving Credit Facility, which matures in October 2002.

(3) Converted using the exchange rate for euros into U.S. dollars as of the close of business on January 11, 2002, which was 0.8934. The actual rate may differ.
(4) Includes $639 million for Xerox Capital Trust I and $43 million for Canadian Deferred Preferred Stock.
(5) We paid approximately $31 million in initial purchasers' commission and expenses in connection with the Trust Preferred Offering. We will accrete the initial recorded value to liquidation value over a three-year period.
(6) 7 1/2% Convertible Trust Preferred Securities are due in 2021 with an aggregate liquidation preference of $1,035 million. These securities are convertible into our common stock at a conversion price of $9.125 per share, subject to adjustment. The holders of these securities have the right to cause us to repurchase them (at a price equal to their liquidation preference plus accrued and unpaid dividends) on December 4, 2004, and on November 27, 2006, 2008, 2011 and 2016. We can pay for such put in cash or registered shares of our common stock or a combination thereof.

                                  MANAGEMENT

   Members of our current board of directors and executive officers are listed below. The members of the board of directors are appointed by the shareholders and hold office until their successors are duly appointed and qualified. All officers serve at the pleasure of our board of directors.

Board of Directors And Executive Officers of Xerox

   The following is a list of the directors and executive officers of Xerox, their current ages and their present positions.

   Each officer is elected to hold office until the meeting of the Board of Directors held on the day of the next annual meeting of shareholders, subject to the provisions of the By-Laws.

List of Directors

                                                                      Director
  Name                          Age       Positions with Xerox         Since
  ----                          ---       --------------------        --------
  Antonia Ax:son Johnson....... 58  Director                            1996
  Vernon E. Jordan, Jr......... 66  Director                            1974
  Yotaro Kobayashi............. 68  Director; Chairman of the Board,    1987
                                    Fuji Xerox Co., Ltd.
  Hilmar Kopper................ 67  Director                            1991
  Ralph S. Larsen.............. 63  Director                            1990
  George J. Mitchell........... 68  Director                            1996
  Anne M. Mulcahy.............. 49  Chairman, Chief Executive Officer   2000
                                    and Director
  N. J. Nicholas, Jr........... 62  Director                            1987
  John E. Pepper............... 63  Director                            1990
  Martha R. Seager............. 70  Director                            1991
  Thomas C. Theobald........... 64  Director                            1983

List of Executive Officers

                                                                            Year
                                                                          Appointed
                                                                             to
                                                                           Present  Officer
Name                            Age           Present Position            Position   Since
----                            ---           ----------------            --------  -------
Anne M. Mulcahy*............... 49  Chairman of the Board and               2002     1992
                                    Chief Executive Officer
Carlos Pascual................. 56  Executive Vice President                2000     1994
                                    President, Developing Markets
                                    Operations
Ursula M. Burns................ 43  Senior Vice President                   2001     1997
                                    President Document Systems
                                    and Solutions Group
Thomas J. Dolan................ 57  Senior Vice President                   2001     1997
                                    President, Xerox Global Services
James A. Firestone............. 47  Senior Vice President                   2001     1998
                                    President, Corporate Operations Group
Herve J. Gallaire.............. 57  Senior Vice President                   2001     1997
                                    President, Xerox Innovation Group and
                                    Chief Technology Officer

                                                                           Year
                                                                        Appointed
                                                                        to Present Officer
Name                            Age          Present Position            Position   Since
----                            ---          ----------------           ---------- -------
Gilbert J. Hatch............... 52  Senior Vice President                  1999     1997
                                    President, Office Systems Group
Michael C. MacDonald........... 47  Senior Vice President                  2000     1997
                                    President, North American Solutions
                                    Group
Hector J. Motroni.............. 58  Senior Vice President and              1999     1994
                                    Chief Staff Officer
Christina E. Clayton........... 54  Vice President and                     2000     2000
                                    General Counsel
Jean-Noel Machon............... 49  Vice President                         2000     2000
                                    President, European Solutions Group
James J. Miller................ 50  Vice President                         2001     2000
                                    President, Office Printing Business
Gregory B. Tayler.............. 44  Vice President and Treasurer           2001     2000
Leslie F. Varon................ 45  Vice President and Secretary           2001     2001
Gary R. Kabureck............... 48  Assistant Controller and               2001     2000
                                    Chief Accounting Officer

--------
*  Member of Xerox Board of Directors.

   Each officer named above, with the exception of James A. Firestone, has been an officer or an executive of Xerox or its subsidiaries for at least the past five years.

Director Biographies

   Antonia Ax:son Johnson has been the Chairman of the Axel Johnson Group since 1982. In addition to serving as a member of the Xerox Corporation board of directors, Ms. Johnson also serves as a director of on the boards of Axel Johnson AB; Axel Johnson Inc.; Axel Johnson International; AhlensAB; Axfood AB; Nordstjernan AB; NCC AB; and Axel and Margaret Ax:son Johnson Foundation. Ms. Johnson is a member of the Xerox Corporation Audit and Executive Compensation and Benefits Committees.

   Vernon E. Jordan, Jr is the Senior Managing Director of Lazard Freres & Co. LLC, which he joined in January, 2000. Prior to joining Lazard Freres, Mr. Jordan was a partner of Akin, Gump, Strauss, Hauer & Feld, LLP, to which he is currently Of Counsel and which he joined as partner in 1982. In addition to serving as a member of the Xerox Corporation board of directors, Mr. Jordan also serves as director on the boards of America Online Latin America, Inc.; American Express Company; Callaway Golf Company; Clear Channel Communications, Inc.; Dow Jones & Co., Inc.; Howard University; J.C. Penney Company, Inc.; Revlon Group; Sara Lee Corporation; Shinsei Bank, Ltd (Senior Advisor) and the LBJ Foundation. Mr. Jordan serves as chairman of the Nominating Committee and member of the Xerox Corporation Executive and Finance Committees.

   Yotaro Kobayashi has been Chairman of the Board of Fuji Xerox Co., Ltd since 1999, prior to which he served as Chairman and Chief Executive Officer of Fuji Photo Film Co., Ltd., beginning in 1992. In addition to serving as a member of the Xerox Corporation board of directors, Mr. Kobayashi also serves as director on the boards of Fuji Xerox Co., Ltd.; Callaway Golf Company; Nippon Telegraph and Telephone Corporation; and American Productivity & Quality Center. Mr. Kobayashi serves as Chairman, Keizai Doyukai (Japan Association of Corporate Executives), Pacific Asia Chairman of the Trilateral Commission and Chairman of the Aspen Institute Japan.

   Hilmar Kopper has served as Chairman of the Supervisory Board of Deutsche BankAG since 1997. In addition to serving as a member of the Xerox Corporation board of directors, Mr. Kopper also serves as director on the boards of Akzo Nobel NV; Bayer AG; DaimlerChrysler AG; Solvay SA; and Unilever NV. Mr. Kopper is a member of the Xerox Corporation Audit and Nominating Committees.

   Ralph S. Larsen has served as the Chairman and Chief Executive Officer of Johnson & Johnson since 1989. In addition to serving as a member of the Xerox Corporation board of directors, Mr. Larsen also serves as director on the boards of Johnson & Johnson and AT&T Wireless. Mr. Larsen is Chairman of the Executive Compensation and Benefits Committee and member of the Xerox Corporation Executive and Nominating Committees.

   George J. Mitchell has been a member of the law firm of Verner, Liipfert, Bernhard, McPherson and Hand since 1995, prior to which he served as U.S. Senator from the State of Maine. In addition to serving on the Xerox Corporation Board of Directors, Mr. Mitchell also serves on the boards of Federal Express Corporation; Starwood Hotels & Resorts; UNUM; Provident Corporation; The Walt Disney Company; Casella Waste Systems, Inc.; Staples, Inc. and Unilever.

   Anne M. Mulcahy is the Chairman and Chief Executive Officer of Xerox Corporation. In addition to serving as a member of the Xerox Corporation board of directors, Ms. Mulcahy also serves as director on the boards of Target Corporation; Axel Johnson Inc.; Catalyst; Fannie Mae; and Fuji Xerox Company, Ltd. Ms. Mulcahy was named Senior Vice President of Xerox Corporation in 1998 and Executive Vice President in 1999. She was elected as President and Chief Operating Officer in May 2000, as Chief Executive Officer in August 2001 and assumed the additional role of Chairman on January 1, 2002. Ms. Mulcahy is the Chairman of the Xerox Corporation Executive Committee.

   N. J. Nicholas, Jr. has been a private investor since 1992, prior to which he served as President and Co-Chief Executive Officer of Time-Warner, Inc. In addition to serving as a member of the Xerox Corporation board of directors, Mr. Nicholas also serves as director on the boards of Boston Scientific Corporation; priceline.com, Incorporated; and DB CapitalPartners. Mr. Nicholas is Chairman of the Finance Committee and a member of the Xerox Corporation Audit Committee.

   John E. Pepper has served as Chairman of the Board and Chairman of the Executive Committee of The Procter & Gamble Company since 1995. In addition to serving as a member of the Xerox Corporation board of directors, Mr. Pepper also serves as director on the boards of Motorola, Inc. and The Procter & Gamble Company. Mr. Pepper is a member of the Xerox Corporation Audit and Executive Compensation and Benefits Committees.

   Martha R. Seger was Governor of Federal Reserve System from 1984 to 1991, since which time she has been a Financial Economist. In addition to serving on the Xerox Corporation Board of Directors, Ms. Seger also serves on the boards of Fluor Corporation; Michigan Mutual and the Amerisure Companies; The Kroger Co.; Tucson Electric Power Co. and its holding company, Unisouce Energy; and Massey Energy.

   Thomas C. Theobald has served as Managing Director of William Blair Capital Partners, LLC since 1994. In addition to serving as a member of the Xerox Corporation board of directors, Mr. Theobald also serves as director on the boards of Anixter International; Jones, Lang, LaSalle Inc.; The MONY Group; and Liberty Funds, and serves as Director of The MacArthur Foundation and the Associates of Harvard Business School. Mr. Theobald is Chairman of the Xerox Corporation Audit Committee and a member of the Xerox Corporation Executive Compensation and Benefits Committee.

Executive Officer Biographies

   Anne M. Mulcahy has served as President and Chief Operating Officer of Xerox Corporation since May 2000. She has also served as Chief Executive Officer since August 2001, and assumed the additional role of

Chairman on January 1, 2002. Prior to her election as President and Chief Operating Officer, Ms. Mulcahy served as Senior Vice President from 1998 to 1999; and Executive Vice President from 1999 to 2000.

   Carlos Pascual is an Executive Vice President of Xerox Corporation and President of Xerox Developing Markets Operations. He was appointed to this position January 2000 and has been an Executive Vice President since January 1999. His organization is focused on growth opportunities in emerging markets and countries around the world, including Latin America, the Middle East, Africa, the Eurasian countries, India and Russia. Prior to his current assignment, Mr. Pascual was Deputy Executive Officer within the Industry Solutions Operations business organization, and served as President, United States Customer Operations, from 1995 to 1998.

   Ursula M. Burns is President of the Document Systems and Solutions Group at Xerox Corporation. She was named to this position in October 2001. She has also served as Senior Vice President, Corporate Strategic Services since May, 2000. The Document Systems and Solutions Group manages all product development, manufacturing and marketing capabilities for the high-end production printing market, including software and color and monochrome systems. It also manufactures and markets Xerox supplies. From 1992 to 2000, Ms. Burns led several business teams, including the office color and fax business, office network copying business and the departmental business unit.

   Thomas J. Dolan is President of the Xerox Global Services group at Xerox Corporation. He was named to this position in October 2001. He is also a Corporate Senior Vice President, appointed January 1999. Xerox Global Services' mission is to be a global leader in the growing document, content and knowledge management markets. Previously, Mr. Dolan served as president of the Global Solutions Group, where he was responsible for production printing, publishing and color product development, as well as the development and marketing of industry-specific solutions. In 1999, Mr. Dolan served as President of North American Solutions Group. Before that, he served two years as President of Xerox Business Services, the company's document outsourcing business.

   James A. Firestone is President, Corporate Operations Group at Xerox Corporation. He was appointed to this position October 2001. He is also a Senior Vice President, appointed October 1998. Mr. Firestone is responsible for the strategy and operational support functions that are managed as centralized corporate initiatives. This includes strategy, alliances, marketing and communications, e-Business and TeleWeb, information management, Xerox International Partners and Fuji Xerox relations.

   Herve J. Gallaire became President of the Xerox Innovation Group for Xerox Corporation in October 2001. He was named a Corporate Senior Vice President in December 1999. Mr. Gallaire, who is Xerox's Chief Technology Officer, is responsible for maximizing the company's billion-dollar annual investment in research and development. He is in charge of worldwide research and technology organizations, intellectual property management and licensing, and several technology companies in the Xerox portfolio. Prior to 1999, Mr. Gallaire managed the Xerox Research Centre Europe in Grenoble, France, from 1993 to 1998, during which period he became Chief Architect of the corporation and Vice President of the Xerox Architecture Center. Most recently, he served as Senior Vice President for Xerox Research and Technology.

   Gilbert J. Hatch is President of the Office Systems Group at Xerox Corporation. He was named to this position in September 1999. Mr. Hatch is also a Corporate Senior Vice President, appointed October 1999. Mr. Hatch is responsible for the design and marketing of Xerox's Document Centre and WorkCentre Pro digital multifunction systems, and for managing Omnifax, a sales and service company.

   Michael C. MacDonald is President of the North American Solutions Group for Xerox Corporation. He was named to the position June 2000. He was appointed a Corporate Senior Vice President for Xerox Corporation in July 2000. Mr. Mac Donald's organization is responsible for all products, services and solutions sold by the Xerox direct sales force in the United States and Canada. Prior to his appointment in 2000, he was Senior Vice President, Marketing, and Chief of Staff for NASG, where he was responsible for the enterprise-wide marketing organization.

   Hector J. Motroni is Senior Vice President and Chief Staff Officer at Xerox Corporation. He was named to this position and became a Corporate Senior Vice President in January 1999. Mr. Motroni is responsible for human resources, office of the general counsel, external affairs, quality, and business excellence, facilities, real estate and general services. Prior to his present appointment, he was the corporation's Vice President, Human Resources and Quality.

   Christina E. Clayton has been Vice President and General Counsel of Xerox Corporation since July 2000. She also became a corporate officer on that date. Ms. Clayton is responsible for managing the Office of General Counsel and for the legal affairs of the company, including legal counseling, litigation and patent acquisition. Prior to her appointment as Vice President and General Counsel, she served as Deputy General Counsel of Xerox Corporation.

   Jean-Noel Machon is the President of the European Solutions Group (ESG) for Xerox Corporation. He was appointed to this position in September 2000. He has been a corporate officer since July 2000. Mr. Machon is responsible for managing the company's multi-billion-dollar European operations, driving business activity in more than 20 countries. ESG, headquartered in Ballycoolin (Dublin) and Uxbridge, markets Xerox's products, solutions and services throughout Europe and has manufacturing operations in Ireland, the United Kingdom and Holland and advanced research and development center in Grenoble, France. Prior to 2000, Mr. Machon was President of Xerox's General Market Operations Europe and North American General Markets Group and was previously Deputy Managing Director of GMO in Europe. GMO focuses on on-site support of Xerox office and printing products and manages the European concessionaire channel.

   James J. Miller is President, Office Printing Business for Xerox Corporation. He was appointed to this position October 2001. He was elected a Corporate Vice President in July 2000. Mr. Miller is responsible for the Office Printing Business worldwide, the North American Agent Operations, and the North American Dealer Channel.

   Gregory B. Tayler is Corporate Treasurer at Xerox Corporation. He was named to this position in November 2001. Mr. Tayler is also a Corporate Vice President, appointed March 2000. As Treasurer, Mr. Tayler maintains the capital structure of the corporation, including developing worldwide funding strategies and overseeing customer equipment financing initiatives. He is also the corporation's primary interface to the capital markets, including credit rating agencies. Most recently, he served as Corporate Controller, overseeing financial planning and analysis, accounting, financial systems and operations. From 1997-1999, he served as Director, Accounting Policy and control. He was subsequently named Xerox Corporation's Assistant Treasurer, Global Capital Markets.

   Leslie F. Varon is Vice President and Secretary for Xerox Corporation. She was named to this position October 2001. She was elected a Corporate Vice President in August 2001. Ms. Varon is responsible for corporate governance, for the communication and interpretation of the company's results and business strategies to shareholders and the investment community, and for shareholder services. From June, 1997 to August, 2001 she served as director, investor relations.

   Gary R. Kabureck has served as the Assistant Corporate Controller and Chief Accounting Officer of Xerox Corporation since January, 2000. Mr. Kabureck is responsible for our worldwide books of account and finance systems; internal control and audit coordination activities; finance training; management of our non-standard agreements process; and maintaining, developing and interpreting our accounting policies. He attends Audit Committee meetings as a management invitee. Beginning in January 1997 and through January 2000, he served as our Vice President for Financial Services.

Executive Compensation

Report of the Executive Compensation and Benefits Committee of the Board of Directors

  Executive Officer Compensation

   The Executive Compensation and Benefits Committee (Committee) of the Board of Directors determines the compensation paid to the Company's executive officers. The Committee's members are all independent, non-employee directors of the Company. The Committee does the following:

   . establishes the policies that govern the compensation paid to Xerox executive officers,

   .   determines overall and individual compensation goals and objectives,

   .   makes awards; and

   . certifies achievement of performance under the Company's various annual and long-term incentive plans and approves actual compensation payments.

   Under the Committee's established policy, compensation and benefits provided executive officers are targeted at levels equal to or better than the compensation paid by a peer group of companies for equivalent skills and competencies for positions of similar responsibilities and desired levels of performance. The Company's executive compensation policies, plans and programs are designed to provide competitive levels of compensation that align pay with the Company's annual and long-term performance objectives. They also recognize corporate and individual achievement while supporting the Company objectives of attracting, motivating and retaining high-performing executives.

   In determining compensation levels to meet compensation policy objectives, the Committee annually reviews, evaluates and compares Xerox executive officer compensation to relevant external competitive compensation data. During the year, the Committee reviewed the reported compensation data of firms that were part of the Business Week Computers and Peripherals Industry Group. The Committee also reviewed a broader group of organizations with which the Company is likely to compete for executive expertise and which are of similar size and scope. The latter group includes large capitalization, global companies in technology, office equipment and other industries.

   The Committee sets base salaries taking into account the competitive data referenced above. In addition, a substantial portion, generally two-thirds or more of targeted total compensation, of each executive officer's total compensation is at risk and variable from year to year because it is linked to specific performance measures of the business.

   The year 2001 presented the Company with many unique challenges. Foremost among these challenges was the need to retain the senior leadership team in order to successfully design and begin the implementation of the Company's turnaround program. The principal retention and variable pay programs used by the Committee in 2001 to achieve the Company's leadership retention objectives and alignment with the Company's turnaround efforts are briefly described below:

   2001 Cash Retention Awards: At its February 5, 2001 meeting, the Committee approved cash retention awards totaling approximately $2.8 million to be payable to 31 corporate officers, including James A. Firestone (awards totaling $157,900), Ursula M. Burns (awards totaling $211,000) and Michael C. MacDonald (awards totaling $152,500), assuming they remained employed by the Company through the designated payment dates.

   Annual Performance Incentive Plan (APIP): Under APIP, executive officers of the Company may be eligible to receive performance-related cash payments. Payments are, in general, only made if Committee-established annual performance objectives are met.

   The Committee approved an annual incentive target and maximum opportunity, expressed as a percentage of 2001 base salary, for each participating officer. At its meeting held on February 5, 2001, the Committee established overall threshold, target and maximum measures of performance and associated payment schedules.

   The performance measures and weightings for 2001 were cash management (40%), performance profit (40%), and revenue (20%). Additional goals were also established for each officer that included business-unit specific and/or individual performance goals and objectives. The weights associated with each business-unit specific or individual performance goal and objective used vary and range from 20 percent to 50 percent of the total.

   For 2001, the performance against the measures established at the February 5, 2001 meeting was as follows: cash management was above targeted levels, revenue growth was negative, and performance profit was below threshold level. In view of significant concerns with respect to executive retention and the need to continue progress on the Company's turnaround program, at its April 2, 2001 meeting, the Committee approved the payment of amounts equal to annual APIP target awards to participating executives, including all executive officers. As approved by the Committee, annual target award amounts were paid over four quarterly payments. Based on performance against business metrics, no additional APIP payouts were made for 2001 in relation to overall business performance. However, four officers, including Michael C. Mac Donald, received an additional payment under APIP reflecting their organizational performance.

   Base Salary Adjustments: At its meeting on February 5, 2001, following a review of competitive information, the Committee approved base salary adjustments for select officers. The approved adjustments averaged 2.3% on an annualized basis.

   Certain executive officers received an additional adjustment to their base salary level during 2001 as a result of new responsibilities, to reflect competitive market levels, and/or to address unique retention concerns.

   Executive Performance Incentive Plan (EPIP): Approved by shareholders at the Company's Annual Meeting on May 18, 1995, EPIP provides the Committee with an incentive vehicle to compensate eligible executives for significant contributions to the performance of the Company. By design, EPIP permits the tax deductibility of payments made under EPIP even if an executive's compensation exceeds $1,000,000 in any year. Under federal tax law such excess would not be deductible in certain circumstances.

   Under EPIP the Committee established a pool of 2% of the Company's Document Processing profit before tax (PBT) for the 2001 one-year performance period. For the three-year period commencing in 1999, a pool of 1 1/2% of cumulative PBT was established. Ten percent (10%) of the resulting PBT pool was made payable to Mr. Allaire. Five percent (5%) of the pool was made payable to each of the other participants in EPIP.

   EPIP gives the Committee discretion to reduce the amount otherwise payable under an award to any participant to any amount, including zero, except in the case of a change in control as defined. The Committee cannot increase the amount determined by the above formula.

   For the full year 2001, Paul A. Allaire, Anne M. Mulcahy and other executive officers participated in EPIP.

   For 2001, the PBT pool amounted to zero because of the Company's failure to achieve positive PBT for the year.

   Leveraged Executive Equity Plan (LEEP): Under the terms of the 1991 Long-Term Incentive Plan, the Committee implemented a three-year plan beginning in 1998 for key management executives, including most executive officers. The plan focuses on the achievement of performance objectives of the Document Processing business of the Company. When the objectives of the plan are achieved, shareholder value is enhanced and the plan provides for an opportunity to realize long-term financial rewards. The 1998-2000 performance cycle of

LEEP required each executive participant to maintain, directly or indirectly, an investment in shares of common stock of the Company having a value as of December 31, 1997 of either 100%, 200%, 300% or 400% of a participant's annual base salary (investment shares).

   In 1998, the Committee granted awards under LEEP to approximately 40 key executives that provided for non-qualified stock options for shares of common stock and incentive stock units. The award to each participant was based on the ratio of ten option shares and two incentive stock units for each investment share. The options became exercisable in three annual cumulative installments beginning in the year following the award. The incentive stock rights are payable in shares of common stock and vest in three annual installments beginning in the year following the award, provided specific Document
Processing earnings per share (EPS) goals were achieved for each preceding year.

   Thirty-three percent (33%) of the non-qualified stock options granted under the 1998 cycle became exercisable on January 1, 1999, January 1, 2000 and January 1, 2001, respectively.

   For 2001, the EPS goal was not achieved and none of the incentive stock units vested.

   At its meeting on December 4, 2000, the Committee approved a new three-year (2001-2003) performance cycle of LEEP (New LEEP). New LEEP is intended to deliver highly competitive compensation opportunities linked to the successful implementation of the Company's turnaround program and to provide significant retention incentives for participating executives.

   New LEEP consists primarily of three equal annual grants of stock options and restricted stock. Award levels are determined to provide competitive long-term incentive opportunities if the business turnaround program is successfully implemented. Stock options under New LEEP vest fully after three years and remain exercisable for ten years following their date of grant. Restricted stock awarded under New LEEP vests 100% after one year. All executive officers and select other senior executives are eligible for New LEEP. The first annual grant under New LEEP was made on January 1, 2001. The second annual grant was made on January 1, 2002. There is no requirement for investment shares under New LEEP.

   CEO Challenge Bonus: At its February 7, 2000 meeting, the Committee established the CEO Challenge Bonus program for the calendar years 2000 and 2001. The goals of the CEO Challenge Bonus program were to support the Company's need to retain key executives and provide additional incentives to improve the financial performance of the Company. Participants in LEEP, including the executive officers, were eligible to participate in the CEO Challenge Bonus. The CEO Challenge bonus provided an annual opportunity equal to one-half of each executive's annual bonus target amount payable over a period of four quarters if performance targets were met. For 2001, the CEO Challenge Bonus was based on quarterly EPS targets. The EPS targets for two quarters were achieved and bonus amounts were paid accordingly. For the remaining quarters of 2001, EPS targets were not achieved and bonus opportunities were forfeited. The CEO Challenge Bonus Program was terminated on December 31, 2001.

  Chief Executive Officer Compensation

   The compensation paid to Paul A. Allaire, Chairman and Chief Executive Officer from January 1, 2001 until July 31, 2001, and Chairman from August 1, 2001 through December 31, 2001 when he retired, was established by the Committee at its December 4, 2000, February 5, 2001 and April 2, 2001 meetings. The Committee's actions are described below as they relate to Mr. Allaire's compensation as reported in the charts and tables that accompany this report.

   Base Salary:  Mr. Allaire's annualized base salary remained at $1,200,000.

   2001 Bonus: Mr. Allaire's annual target bonus remained at 100% of base salary and quarterly CEO Challenge bonus target remained at 13% of base salary. Target bonus payments were made pursuant to the Committee's action on April 2, 2001. The CEO Challenge bonus was paid for two quarters of 2001.

   Long-Term Incentive: As previously disclosed, Mr. Allaire received an award under the New LEEP program as described earlier in the section summarizing Executive Officer Compensation. Under New LEEP, on January 1, 2001, Mr. Allaire received a stock option grant for 350,000 shares that vested on January 1, 2002, and a restricted stock award of 350,000 shares that vested on January 1, 2002. In addition, effective January 1, 2001, Mr. Allaire was awarded participation in a cash long-term incentive program that would have paid Mr. Allaire $3,000,000 at target levels of Company performance (maximum of $5,000,000), subject to negative discretion by the Committee, for the performance cycle ending December 31, 2001. Because the Company's performance was below threshold on the measures established under the cash long-term incentive program, no payments were made to Mr. Allaire under this program.

   The Committee made these awards to provide the incentives necessary to retain and motivate Mr. Allaire to take the actions necessary to implement the turnaround program, focus Mr. Allaire on the development of his successor and provide compensation competitive with the Chairmen and Chief Executive Officers of other companies. Mr. Allaire received no additional separation benefits in connection with his retirement.

   Effective August 1, 2001, Anne M. Mulcahy was elected Chief Executive Officer of the Company. Effective January 1, 2002, she was elected to the additional role of Chairman, upon the retirement of Mr. Allaire.

   During the year, the Committee took the following actions with respect to the compensation paid to Mrs. Mulcahy.

   Base Salary:  Mrs. Mulcahy's annualized base salary remained at $1,000,000.

   2001 Bonus: Mrs. Mulcahy's annual target bonus remained at 100% of base salary and her quarterly CEO Challenge Bonus target remained at 13% of base salary. Target bonus payments were made pursuant to the Committee's action on April 2, 2001. The CEO Challenge Bonus was paid for two quarters of 2001.

   Long-Term Incentive: Mrs. Mulcahy received an award under the New LEEP program as described earlier in the section summarizing executive officer compensation. On January 1, 2001, Mrs. Mulcahy received a stock option grant for 934,600 shares that will vest one-third each January 1st following the grant effective date, and a restricted stock award for 250,000 shares that vested on January 1, 2002. At its meeting on August 28, 2001, following Mrs. Mulcahy's election as Chief Executive Officer, the Committee awarded Mrs. Mulcahy a stock option grant for 1,000,000 shares that will vest five years from the grant effective date.

   Pursuant to New LEEP, effective on January 1, 2002, Mrs. Mulcahy received a stock option grant for 934,600 shares that will vest one-third each January 1st following the grant effective date, and a restricted stock award for 250,000 shares that will vest on January 1, 2003.

   Retirement arrangement: At its meeting on August 28, 2001, following Mrs. Mulcahy's election as Chief Executive Officer, the Committee approved an enhanced retirement benefit for Mrs. Mulcahy that will pay a benefit beginning at age 55.

   The Committee made these awards to provide the incentives necessary to retain Mrs. Mulcahy and to motivate her to take the actions necessary to implement the turnaround program and to restore shareholder value.

   Detailed information concerning Mrs. Mulcahy's compensation as well as that of other highly compensated executives is displayed on the accompanying charts and tables.

                                          Ralph S. Larsen, Chairman
                                          Antonia Ax:son Johnson
                                          John E. Pepper
                                          Thomas C. Theobald

                                          February 4, 2002

Summary Compensation Table

   The Summary Compensation Table below provides certain compensation information for the Chief Executive Officer and the most highly compensated key executive officers (Named Officers) serving at the end of the fiscal year ended December 31, 2001, and for Paul A. Allaire who served as Chief Executive Officer through July 31, 2001, for services rendered in all capacities during the fiscal years ended December 31, 2001, 2000, and 1999. The table includes the dollar value of base salary, bonus earned, option awards (shown in number of shares) and certain other compensation, whether paid or deferred.

                          SUMMARY COMPENSATION TABLE

                                                                      Long-term
                                                                     Compensation
                                                                        Awards
                                                                   ----------------
                                                      Other Annual                  Underlying   All Other
         Name and                          Cash Bonus Compensation Restricted Stock  Options/   Compensation
    Principal Position      Year Salary($)   ($)(A)      ($)(B)         ($)(C)      Sars (#)(D)    ($)(E)
    ------------------      ---- --------- ---------- ------------ ---------------- ----------- ------------
Anne M. Mulcahy............ 2001 1,000,000 1,250,000     45,616       1,156,250      1,934,600     42,063
  Chief Executive Officer   2000   721,667    45,063    115,023       2,681,250        310,000     34,642
                            1999   425,000         0     88,647               0         15,328     13,578
Paul A. Allaire............ 2001 1,200,000 1,500,000     50,954       1,618,750        350,000     16,849
  Chairman and Chief        2000 1,125,000   121,875    162,881       2,681,250        450,000     17,055
  Executive Officer (F)     1999   975,000         0    118,644               0         54,764     16,290
Barry D. Romeril........... 2001   675,000 1,175,000     49,089         963,125        467,300     27,708
  Vice Chairman             2000   641,667    57,500    132,515         804,375        150,000     27,729
                            1999   575,000         0    175,351               0         24,415     27,141
Allan E. Dugan............. 2001   500,000   437,500     34,876         346,875        280,400     29,657
  Executive Vice President  2000   462,500    37,188     99,471               0         50,000     29,702
                            1999   425,000         0    112,044               0         16,066     29,085
James A. Firestone......... 2001   400,750   463,975     22,179         115,625         93,500     17,853
  Senior Vice President     2000   386,000    28,950     39,577         268,125         50,000     18,409
                            1999   384,167         0     31,283         274,024         10,857     18,436
Ursula M. Burns............ 2001   386,500   507,475     25,892         370,000        149,600     17,250
  Senior Vice President     2000   326,667    15,000     53,863         268,125         40,000     17,650
                            1999   240,000         0    172,200               0          6,255     12,274
Michael C. MacDonald....... 2001   355,500   495,775     41,489         115,625         93,500     18,537
  Senior Vice President     2000   321,939    18,750     53,319               0         30,000     19,133
                            1999   265,000         0     73,080               0          7,466     10,501

--------
(A) This column reflects annual cash bonuses earned during the years indicated under EPIP and for the years 2001 and 2000 includes the CEO Challenge Bonus. For 2001, the amount also includes payment of the annual target bonus to all covered officers and the payment of cash retention awards as discussed in the "Report of the Executive Compensation and Benefits Committee of the Board of Directors" as follows: Anne M. Mulcahy--$0, Paul
    A. Allaire--$0, Allan E. Dugan--$0, James A. Firestone--$157,900, Ursula M. Burns--$211,000, and Michael C. MacDonald--$152,500. Included in the 2001 amount for Barry D. Romeril is a special bonus payment of $500,000 as described under the section, "Termination Agreements".
(B) Other Annual Compensation includes executive expense allowance, dividend equivalents paid on outstanding incentive stock rights and restricted stock awards, perquisite compensation, tax-related reimbursements arising from relocation and/or international assignments and above-market interest.
(C) As discussed in the report of the Executive Compensation and Benefits Committee, for 2001 this column reflects restricted stock awarded under New Leep which is a three-year performance cycle that began on January 1, 2001. Restricted stock awarded vests one year from the date of the grant and provides the payment of dividend equivalents at the same time and in the same amount declared on one share of the Company's common stock. For 2000 and 1999, this column reflects incentive stock units awarded under the 1991 Plan or a predecessor plan where each unit represents one share of stock to be issued upon vesting at the attainment of a specific retention period. Each unit is entitled to the payment of dividend equivalents at the same time and in the same amount declared on one share of the Company's common stock. The number of restricted shares and units held by the Named Officers and their value as of December 31, 2001 (based upon the closing market price on that date of $10.42) was as follows: Anne M. Mulcahy--353,440 ($3,682,845), Paul A. Allaire--400,000 ($4,168,000), Barry
   D. Romeril--244,650 ($2,549,253), Allan E. Dugan--75,000 ($781,500), James
   A. Firestone--38,580 ($402,004), Ursula M. Burns--123,800 ($1,289,996), and
   Michael C. MacDonald--65,188 ($679,259). Excludes the second installment of grants of restricted stock made on January 1, 2002 under New LEEP as follows: Anne M. Mulcahy--250,000 ($2,591,250), Paul A. Allaire--0 ($0),
   Barry D. Romeril--0 ($0), Allan E. Dugan--75,000 ($777,375), James A. Firestone--32,500 ($336,863), Ursula M. Burns--80,000 ($829,200), and
   Michael C. MacDonald --25,000 ($259,125).
(D) All stock options were awarded under the 1991 Plan. Stock options were awarded under New LEEP on January 1, 2001. Excludes the second installment of grants of stock options made on January 1, 2002 under New LEEP as follows: Anne M. Mulcahy--934,600, Paul A. Allaire--0, Barry D. Romeril--0, Allan E. Dugan--280,400, James A. Firestone--121,500, Ursula M. Burns--149,600, and Michael C. MacDonald --93,500.
(E) The amount shown in this column consists of the estimated dollar value of the benefit to the officer from the Company's portion of insurance premium payments under the Company's Contributory Life Insurance Plan on an actuarial basis. The Company will recover all of its premium payments at the end of the term of the policy, generally at age 65.
(F) Retired effective January 1, 2002.

Option Grants

   The following table sets forth information concerning awards of stock options to the Named Officers under the Company's 1991 Plan during the fiscal year ended December 31, 2001. The amounts shown for potential realizable values are based upon arbitrarily assumed annualized rates of stock price appreciation of five and ten percent over the full ten-year term of the options, pursuant to SEC regulations. Based upon a ten-year option term, this would result in stock price increases of 63% and 159% respectively or $7.7372 and $12.3203 for the options with the $4.75 exercise price and $15.0673 and $23.9921 for the options with the $9.25 exercise price. The amounts shown as potential realizable values for all shareholders represent the corresponding increases in the market value of 722,314,289 shares outstanding held by all shareholders as of December 31, 2001. Any gains to the Named Officers and the shareholders will depend upon future performance of the common stock of the Company as well as overall market conditions.

                       OPTION GRANTS IN LAST FISCAL YEAR




                       Individual Grants (1)(2)
                     ---------------------------                        Potential Realizable Value
                     Number of                                           At Assumed Annual Rates
                     Securities     % of Total    Exercise             Of Stock Price Appreciation
                     Underlying   Options Granted or Base                    For Option Term
                      Options     to Employees In  Price   Expiration ------------------------------
        Name         Granted(#)     Fiscal Year   ($ /SH)     Date        5%($)          10%($)
        ----         ----------   --------------- -------- ---------- -------------- ---------------
Anne M. Mulcahy.....   934,600(3)      12.72%      $4.75    12/31/10  $    2,791,883 $     7,075,181
                     1,000,000(4)                   9.25    12/31/11       5,817,275      14,742,118
Paul A. Allaire.....   350,000(5)       2.30%       4.75    12/31/10       1,045,537       2,649,597
Barry D. Romeril....   467,300(3)       3.07%       4.75    12/31/10       1,395,942       3,537,590
Allan E. Dugan......   280,400(3)       1.84%       4.75    12/31/10         837,625       2,122,706
James A. Firestone..    93,500(3)       0.61%       4.75    12/31/10         279,308         707,821
Ursula M. Burns.....   149,600(3)       0.98%       4.75    12/31/10         446,893       1,132,513
Michael C. MacDonald    93,500(3)       0.61%       4.75    12/31/10         279,308         707,821
All Shareholders....       N/A           N/A         N/A         N/A  $4,708,400,497 $11,766,819,891

--------
1. Exercise price is based upon fair market value on the effective date of the award. Excludes the second installment of grants of stock options made on January 1, 2002 under New LEEP as follows: Anne M.

   Mulcahy--934,600, Paul A. Allaire--0, Barry D. Romeril--0, Allan E. Dugan--280,400, James A. Firestone--121,500, Ursula M. Burns--149,600, and Michael C. MacDonald--93,500.
2. Options may be accelerated as a result of a change in control as described under "Option Surrender Rights".
3. Exercisable 33% on each of the following dates: January 1, 2002; January 1, 2003; and January 1, 2004.
4. Exercisable 100% on August 28, 2006.
5. Exercisable 100% on January 1, 2002.

Option Exercises/Year-End Values

   The following table sets forth for each of the Named Officers the number of shares underlying options and SARs exercised during the fiscal year ended December 31, 2001, the value realized upon exercise, the number of options/SARs unexercised at year-end and the value of unexercised in-the-money options/SARs at year-end.

                        AGGREGATE OPTION/SAR EXERCISES
         IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUE

                      Value of Shares              Number of
                        Underlying                   Shares       Value of
                       Options/Sars      Value     Underlying  Unexercised in-
        Name           Exercised(#)   Realized($) Unexercised     the-money
        ----          --------------- ----------- Options/Sars  Options/Sars
     Exercisable       Unexercisable  Exercisable at FY-end(#) at FY End($)(A)     Unexercisable(B)
     -----------      --------------- ----------- ------------ ---------------     ----------------
Anne M. Mulcahy......        0            $0         309,401      2,134,007    $0     $6,362,779
Paul A. Allaire......        0            $0       2,171,910        523,724    $0     $1,965,250
Barry D. Romeril.....        0            $0         404,281        589,814    $0     $2,623,890
Allan E. Dugan.......        0            $0         350,273        345,053    $0     $1,574,446
James A. Firestone...        0            $0         362,000        154,357    $0     $  525,003
Ursula M. Burns......        0            $0          51,360        195,435    $0     $  840,004
Michael C. Mac Donald        0            $0          54,009        130,177    $0     $  525,003

--------
(A) Excludes the second installment of grants of stock options made on January 1, 2002 under New LEEP as follows: Anne M. Mulcahy--934,600, Paul A. Allaire--0, Barry D. Romeril--0, Allan E. Dugan--280,400, James A. Firestone--121,500, Ursula M. Burns--149,600, and Michael C. MacDonald--93,500.
(B) The value of unexercised options/SARs is based upon the difference between the exercise price and the average of the high and low prices on December 31, 2001 of $10.365. Option/SARs may be accelerated as a result of a change in control as described under "Option Surrender Rights".

Retirement Plans

   Retirement benefits are provided to the executive officers of the Company including the Named Officers primarily under unfunded executive supplemental plans and, due to Internal Revenue Code limitations, to a much lesser extent under the Company's Retirement Income Guarantee Plan. The table below shows, under the plans, the approximate annual retirement benefit that would accrue for the number of years of credited service at the respective average annual compensation levels. The earliest retirement age for benefit commencement generally is age 60. In the event of a change in control (as defined in the plans) there is no age requirement for eligibility. The benefit accrues generally at the rate of 1 2/3% per year of credited service, but for certain mid-career hire executives the rate is accelerated to 2 1/2%, including Barry
D. Romeril and Allan E. Dugan. An accelerated benefit accrual also applies to Officers who were designated as Grandfathered Officers with twice the 1 2/3% accrual for 15 years and these participants are permitted to retire as early as age 55 (this group includes both Paul A. Allaire and Anne M. Mulcahy). No additional benefits are payable for participation in excess of 30 years for those accruing benefits at the rate of 1 2/3% per year, 20 years for those accruing benefits at the rate of 2 1/2% per year and 15 years for the Grandfathered Officers.

Average Annual Compensation
  For Five Highest Years    Annual Age 65 Benefits For Years of Credited Service Indicated
  ----------------------    --------------------------------------------------------------
         15 Years                             20 Years        25 Years        30 Years
         --------                             ---------       ---------       ---------
         300,000...........  70,000           93,000         117,000         140,000
         400,000...........  95,000          127,000         158,000         190,000
         600,000........... 145,000          193,000         242,000         290,000
         800,000........... 195,000          260,000         325,000         390,000
         1,000,000......... 245,000          327,000         408,000         490,000
         1,200,000......... 295,000          393,000         492,000         590,000
         1,400,000......... 345,000          460,000         575,000         690,000
         1,600,000......... 395,000          527,000         658,000         790,000
         1,800,000......... 445,000          593,000         742,000         890,000
         2,000,000......... 495,000          660,000         825,000         990,000
         2,200,000......... 545,000          727,000         908,000       1,090,000
         2,400,000......... 595,000          793,000         992,000       1,190,000
         2,600,000......... 645,000          860,000       1,075,000       1,290,000
         2,800,000......... 695,000          927,000       1,158,000       1,390,000
         3,000,000......... 745,000          993,000       1,242,000       1,490,000
         3,200,000......... 795,000        1,060,000       1,325,000       1,590,000
         3,400,000......... 845,000        1,127,000       1,408,000       1,690,000
         3,600,000......... 895,000        1,193,000       1,492,000       1,790,000
         3,800,000......... 945,000        1,260,000       1,575,000       1,890,000

   The maximum benefit is 50% of the five highest years' average annual compensation reduced by 50% of the primary social security benefit payable at age 65. The benefits shown are payable on the basis of a straight life annuity and a 50% survivor annuity for a surviving spouse. The plans provide a minimum benefit of 25% of defined compensation reduced by such social security benefit other than for the key executives accruing benefits at the accelerated rate.

   The following individuals have the years of credited service for purposes of the plans as follows:

                                    Years of
                                    Credited
Name                               Service (A)
----                               -----------
Paul A. Allaire (B)...............     30
Anne M. Mulcahy...................     30
Barry D. Romeril..................     13
Allan E. Dugan....................     18
James A. Firestone................      4
Ursula M. Burns...................     21
Michael C. MacDonald..............     25

--------
(A) Thirty years is the maximum permitted credited service under the plans. Credited service shown reflects the accelerated accrual for mid-career hire executives and Grandfathered Officers. The years of credited service reflected can be applied to the annual benefit table above to determine the annual benefit.
(B) Upon Mr. Allaire's death, Mr. Allaire's alternate payee will receive a full and unreduced 50% survivor benefit based on Mr. Allaire's accrued benefits under the plans.

   Compensation under the plans includes the amounts shown in the salary and bonus columns under the Summary Compensation Table other than payments under the 1991 Plan to the extent included in the bonus column.

   The five highest years average compensation for purposes of the plans as of the end of the last fiscal year for the Named Officers is: Paul A. Allaire $2,480,485; Anne M. Mulcahy $868,862; Barry D. Romeril $967,567; Allan E. Dugan $722,243; James A. Firestone $574,781; Ursula M. Burns $381,861; and Michael C. MacDonald $402,235.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Severance Agreements

   In October 2000, with the approval of the Executive Compensation and Benefits Committee and the Board, the Company entered into agreements with five of its executive officers, including Paul A. Allaire, Anne M. Mulcahy, and Barry D. Romeril, which provide severance benefits in the event of termination of employment under certain circumstances following a change in control of the Company (as defined). The circumstances are termination by the Company, other than because of death or disability, commencing prior to a potential change in control (as defined), or for cause (as defined), or by the officers for good reason (as defined). The officer would be entitled to receive a lump sum severance payment equal to three times the sum of:

   . the greater of (1) the officer's annual rate of base salary on the date notice of termination is given and (2) his/her annual rate of base salary in effect immediately prior to the change in control and

   . the greater of (1) the annual target bonus applicable to such officer for the year in which such notice is given and (2) the annual target bonus applicable to such officer for the year in which the change in control occurs.

   "Cause" for termination by the Company is the:

   (i) willful and continued failure of the officer to substantially perform his/her duties,

  (ii) willful engagement by the officer in materially injurious conduct to the Company, or

 (iii)  conviction of any crime which constitutes a felony.

   "Good reason" for termination by the officer includes, among other things:

   (i) the assignment of duties inconsistent with the individual's status as an executive or a substantial alteration in responsibilities (including ceasing to be an executive officer of a public company),

  (ii) a reduction in base salary and/or annual bonus,

 (iii)  the relocation of the officer's principal place of business, and

  (iv) the failure of the Company to maintain compensation plans in which the officer participates or to continue providing certain other existing employment benefits.

   The agreements provide for the continuation of certain welfare benefits for a period of 36 months following termination of employment and contain a gross-up payment (as defined) if the total payments (as defined) are subject to excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

   The agreements also provide that in the event of a potential change in control (as defined) each officer, subject to the terms of the agreements, will remain in the employ of the Company for nine months following the occurrence of any such potential change in control.

   The agreements are automatically renewed annually unless the Company gives notice that it does not wish to extend them. In addition, the agreements will continue in effect for two years after a change in control of the Company.

   The Company has also entered into agreements with 40 other officers or other key executives, including Ursula M. Burns, Allan E. Dugan, James A. Firestone and Michael C. MacDonald, that provide identical benefits described above, except that these officers and key executives would be entitled to receive a lump-sum severance payment equal to two times their annual compensation and they would receive welfare benefits continuance for a period of 24 months.

Termination Arrangements

   On April 9, 2001, the Executive Compensation and Benefits Committee adopted a policy consistent with an existing practice, which authorizes the Chairman of the Board and CEO to enter into salary continuance agreements with selected officers who are nearing retirement. The purpose of the policy is to serve as a retention device. The salary continuance period can range between 12 and 24 months and would commence on a date as determined by the CEO. Salary is based upon the monthly salary in effect when the salary continuance begins. The current form of agreement provides that engagement by the officer in any "Detrimental Activity", as defined, would result in forfeiture of salary continuance, unfunded retirement benefits and bonuses and the cancellation of outstanding options. The Company has entered into such agreements with certain officers, including Barry D. Romeril.

   In connection with his retirement from the Company, a revised compensation continuance agreement dated October 3, 2001, with Barry D. Romeril was entered into by the Company which had been approved by the Committee at its meeting on September 26, 2001. Among other things, the revised agreement with Barry D. Romeril provided for:

   . Compensation continuance at the rate of $101,250 per month for 24 months, commencing in January 2002;

   . Award of 50,000 Incentive Stock Rights, effective on September 26, 2001, that will vest on January 1, 2004,

   .   Payment of target bonus in two quarterly installments of $135,000, and

   .   Payment of an additional bonus amount of $500,000.

   The additional compensation was provided to secure Barry D. Romeril's consulting services of up to 100 days during the period of compensation continuance in connection with financial transactions of strategic importance to the Company and to ensure a smooth transition to a new chief financial officer of the Company.

Employment Arrangement

   In connection with his continued employment, the Company entered into an agreement with Carlos Pascual, Executive Vice President. The agreement was authorized by the Executive Compensation and Benefits Committee. The agreement arises out of changes made to Xerox Spain's pension plans consistent with proposed Spanish law requirements. It is designed to mitigate the potential impact of U.S. income tax on Mr. Pascual's retirement benefit, if any, as a result of the change in Spanish law. Subject to certain conditions in the Agreement, the Company has agreed to indemnify Mr. Pascual for U.S. income tax on his Spanish pension, if necessary. The Agreement also provides that for a period of three years following Mr. Pascual's employment with the Company he will be provided with salary continuance at a rate of Spanish pesetas 4,389,600 per month (approximately $23,546 at current exchange rates) as he serves in the capacity of Chairman of Xerox Espana, S.A. at the discretion of the CEO of the Company. He will also be provided with relocation assistance in an amount not to exceed $100,000.

Ten_Year Performance Comparison

The chart below provides a comparison of Xerox cumulative total shareholder return with the Standard & Poor's 500 Composite Stock Index and the Business Week Computers and Peripherals Industry Group, excluding Xerox (Peer Group).

                         BASE
                        PERIOD   DEC     DEC     DEC     DEC     DEC     DEC     DEC     DEC     DEC     DEC
  COMPANY NAME/INDEX    DEC 91   92      93      94      95      96      97      98      99      00      01
  ------------------    ------ ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
XEROX CORP.............  $100  $120.48 $141.13 $161.05 $228.50 $269.43 $385.01 $623.77 $244.87 $ 51.67 $117.38
S&P 500 INDEX..........   100   107.62  118.46  120.03  165.13  203.05  270.79  348.18  421.44  383.07  337.54
BUSINESS WEEK
COMPUTERS & PERIPHERALS   100    83.26   94.22  121.15  165.16  238.28  332.15  598.73  903.60  627.54  495.68

The Peer Group consists of the following companies as of December 31, 2001:
Apple Computer, Compaq Computer, Dell Computer, EMC, Gateway, Hewlett_Packard, International Business Machines, Lexmark International, Maxtor, Palm, Quantum DLT and Storage Systems, Silicon Graphics, Storage Technology, Sun Microsystems, Unisys and Western Digital.

This chart assumes the investment of $100 on December 31, 1991 in Xerox Common Stock, the S&P 500 Index and the Peer Group Common Stock, and reinvestment of quarterly dividends at the monthly closing stock prices. The returns of each company have been weighted annually for their respective stock market capitalizations in computing the S&P 500 and Peer Group indices.

Option Surrender Rights

   All non-qualified options under the 1991 and the 1998 Plans are accompanied by option surrender rights. If there is a change in control, as defined in the plans, all such rights which are in the money become payable in cash based upon a change in control price as defined in the plans. The 1991 Plan also provides that upon the occurrence of such an event, all restricted stock and incentive stock rights become payable in cash. In the case of rights payable in shares, the amount of cash is based upon such change in control price and in the case of rights payable in cash, the cash value of such rights. Rights payable in cash but which have not been valued at the time of such an event are payable at the maximum value as determined by the Executive Compensation and Benefits Committee at the time of the award. Upon accelerated payment, such rights and any related non-qualified stock options will be canceled.

Grantor Trusts

   The Company has established grantor trusts with a bank for the purpose of paying amounts due under the deferred compensation plan and the severance agreements described above, and the unfunded supplemental retirement plans described above. The trusts are presently unfunded, but the Company would be required to fund the trusts upon the occurrence of certain events.

Legal Services

   The law firm of Akin, Gump, Strauss, Hauer & Feld LLP, of which Vernon E. Jordan, Jr. is of counsel, was retained by and rendered services to the Company in 2001.

                CERTAIN OTHER INDEBTEDNESS AND PREFERRED STOCK

  Revolving Credit Facilities

   We have a $7 billion revolving credit agreement with a group of banks, that matures in October 2002. Currently, the balance outstanding under this revolving credit agreement is $7 billion. We are currently in active negotiations with our bank group to refinance a portion of our revolving credit agreement and to extend its maturity beyond 2002. The principal terms and conditions for refinancing a portion of our revolving credit agreement, including extending its maturity beyond 2002, have been circulated to the 57 banks in our revolving credit agreement. Commitments to the refinancing are being sought from the 57 banks in our revolving credit agreement. Consummation of the refinancing is subject to agreement of all the lender banks, completion of due diligence and negotiation of definitive agreements. This agreement requires us to maintain a minimum consolidated tangible net worth ("CTNW"). Additionally, this agreement also contains certain covenants, the most restrictive of which require that we limit the amounts of outstanding secured borrowings, as defined in the agreement. We are in compliance with these covenants. As of December 31, 2001, after giving effect to the Trust Preferred Offering and the application of the net proceeds of such offering, our CTNW would have been $1,300 million over the minimum amount required under the covenant. Operating losses, restructuring costs, adverse currency translation adjustments and adverse litigation outcomes and settlements would reduce our CTNW. Amounts borrowed under this facility are at rates based, at the borrower's option, on spreads above certain reference rates such as LIBOR. It is likely that any renegotiated credit agreement will have more restrictive covenants than those contained in the existing credit agreement. In addition, our foreign subsidiaries had unused committed long-term lines of credit used to back short-term indebtedness in various currencies at prevailing interest rates.

  Convertible Debt

   In 1998, we issued convertible subordinated debentures for net proceeds of $575 million. The amount due upon maturity in April 2018 is approximately $913 million, resulting in an effective interest rate of 3.625% per annum, including 1.003% payable in cash semiannually beginning in October 1998. These debentures are convertible at any time at the option of the holder into 7.808 shares of our stock per $1,000 principal amount at maturity of debentures. This debt contains a put option which requires us to purchase any debenture, at the option of the holder, on April 21, 2003, for a price of $649 per $1,000 principal amount (or $593 million in the aggregate). We may elect to settle the obligation in cash, shares of common stock, or any combination thereof.

  Long-Term Debt

   A summary of our long-term debt, including our revolving credit facilities and convertible debt, is as follows:

                                         Weighted       Principal     Principal Principal Principal
                                         Average          Amount       Amount    Amount    Amount
                                      Interest Rates   Outstanding     payable   payable   payable
                                      at 12/31/2001  as of 12/31/2001  in 2002   in 2003   in 2004
-                                     -------------- ---------------- --------- --------- ---------
Xerox Corporation....................      5.4%          $ 3,961       $  831    $1,961    $  754
Xerox Credit Corporation.............      3.5%            2,507          740       489        --
                                                         -------       ------    ------    ------
   Subtotal US Operations............                      6,468        1,571     2,450       754
Xerox Capital (Europe) plc...........      5.0%            1,912          651        --     1,159
Other International Operations.......      6.7%              788          462       248        47
                                                         -------       ------    ------    ------
   Subtotal International Operations.                      2,700        1,113       248     1,206
Credit Agreement.....................      2.7%            7,000        7,000        --        --
                                                         -------       ------    ------    ------
Total Debt...........................                     16,168       $9,684    $2,698    $1,960
                                                                       ======    ======    ======
Less: current maturities.............                     (9,684)
                                                         -------
   Long-Term Debt....................                    $ 6,484
                                                         =======

   Certain of our debt agreements allow us to redeem outstanding debt prior to scheduled maturity. Outstanding debt issues with call features are classified in the preceding table in accordance with management's current expectations. The actual decision as to early redemption will be made at the time the early-redemption option becomes exercisable and will be based on liquidity, prevailing economic and business conditions, and the relative costs of new borrowing. Certain of our debt agreements contain features allowing the holders to put these securities to us at certain dates. Outstanding debt issues with put features are classified as if put at the earliest put date.

  Preferred Stock

   We have four series of outstanding preferred stock:

   . Series B Convertible Preferred Stock (ESOP Shares) with an aggregate liquidation preference of $605 million as of December 31, 2001; as employees with vested ESOP Shares leave the Company, these shares are redeemable by us. We have the option to settle such redemptions with either shares of common stock or cash;

   . Canadian Deferred Preferred Stock with an aggregate liquidation preference of Cdn.$90 million. These shares are mandatorily redeemable on February 28, 2006;

   . 8% Trust Preferred Securities with an aggregate liquidation preference of $650 million. These shares are mandatorily redeemable on February 2, 2027. These securities accrue and pay cash distributions semiannually at a rate of 8 percent per annum of the stated liquidation amount of $1,000 per security. We have guaranteed, on a subordinated basis, distributions and other payments due on these securities; and

   . 7 1/2% Convertible Trust Preferred Securities, that are due in 2021, with an aggregate liquidation preference of $1,035 million. These securities are convertible into our common stock at a conversion price of $9.125 per share, subject to adjustment. The holders of these securities have the right to cause us to repurchase them (at a price equal to their liquidation preference plus accrued and unpaid dividends) on December 4, 2004, and on November 27, 2006, 2008, 2011 and 2016. We
       can pay for such put in cash or registered shares of our common stock or a combination thereof.

  Other

   In addition to the foregoing, we have other obligations, including those that relate to asset dispositions and sales of receivables, and we have litigation exposure.

                              THE EXCHANGE OFFER

Reasons for the Exchange Offer

   Xerox and the initial purchasers entered into registration rights agreements in connection with the issuance of the outstanding notes. The registration rights agreements provide that we will take the following actions at our expense, for the benefit of the holders of the notes:

   . we will file the exchange offer registration statement, of which this prospectus is a part. The exchange notes will have terms substantially identical in all material respects to the outstanding notes except that the exchange notes will not contain transfer restrictions;

   . we will cause the exchange offer registration statement to be declared effective under the Securities Act by January 14, 2003; and

   . we will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders.

   The holder of each outstanding note surrendered in the exchange offer will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the later of
(1) the last interest payment date on which interest was paid on the outstanding note surrendered or (2) if no interest has been paid on the outstanding note, from January 14, 2002.

     If:

   . because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect an exchange offer;

   .   the exchange offer is not consummated by February 13, 2003; or

   . in certain circumstances, certain holders of unregistered exchange notes so request; or

   . in the case of any holder that participates in the exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of ours or within the meaning of the Securities Act);

   then in each case, we will (x) promptly deliver to the holders and the trustees written notice thereof and (y) at our sole expense, (a) within 90 days of such notice, file a shelf registration statement covering resales of the notes (the "Shelf Registration Statement"), and (b) use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the date that the outstanding notes were issued or such time as all of the applicable notes have been sold thereunder.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue (a) $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer and (b) (Euro)1,000 principal amount of exchange notes in exchange for each (Euro)1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 or
(Euro)1,000, as the case may be.

   The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that:

      (1) the exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer; and

      (2) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreements, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

   The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indentures. The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered for exchange.

   As of the date of this prospectus, $600 million and (Euro)225 million, respectively, aggregate principal amount of the notes were outstanding. We have
fixed the close of business on         , 2002 as the record date for the
exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

   Holders of outstanding notes do not have any appraisal or dissenters' rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

   We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

   If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for such unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

   Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Fees and Expenses" and "--Transfer Taxes."

Expiration Date; Extensions; Amendments

   The term "expiration date" will mean 5:00 p.m., New York City time, on
      , 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term will mean the latest date and time to which the exchange offer is extended.

   In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing, of any extension. We will notify the registered holders of outstanding notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

   Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Procedures for Tendering

   We have forwarded to you, along with this prospectus, a letter of transmittal relating to the exchange offer. Because all the outstanding notes are held in book-entry accounts at DTC, Euroclear or Clearstream, a holder need not submit a letter of transmittal if the holder tenders outstanding notes in accordance with the procedures mandated by DTC's Automated Tender Offer Program (ATOP) or by Euroclear or Clearstream, as the case may be. To tender outstanding notes without submitting a letter of transmittal, the electronic instructions sent to DTC, Euroclear or Clearstream and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

   Only a holder of record may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC or Euroclear or Clearstream, as applicable, and either:

   . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

   . in lieu of delivering a letter of transmittal, instruct DTC or Euroclear or Clearstream, as the case may be, to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the outstanding notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

   In addition, either:

   . the exchange agent must receive the outstanding notes along with the letter of transmittal; or

   . with respect to the outstanding dollar notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of the outstanding dollar notes into the exchange agent's account at DTC, according to the procedure for book-entry transfer described below; or

   . with respect to the outstanding euro notes, the exchange agent must receive, before the expiration date, timely confirmation from Euroclear or Clearstream that the securities account to which the outstanding euro notes are credited has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to such outstanding euro notes at any time after such date; or

   . the holder of dollar notes must comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the exchange agent must receive physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption "Exchange Agent" before expiration of the exchange offer. To receive confirmation of valid tender of outstanding notes, a holder should contact the exchange agent at the telephone number listed under the caption "Exchange Agent."

   The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder completing a letter of transmittal tenders less than all of its outstanding notes, the tendering holder should fill in the applicable box of the letter of transmittal. The amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

   If the outstanding notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

   Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

   . make appropriate arrangements to register ownership of the outstanding notes in the owner's name; or

   . obtain a properly completed bond power from the registered holder of outstanding notes.

   The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

   If the applicable letter of transmittal is signed by the record holder(s) of the outstanding notes tendered, the signature must correspond with the name(s) written on the face of the outstanding notes without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC or Euroclear or Clearstream, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the outstanding notes.

   A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible institution." Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the outstanding notes are tendered:

   . by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

   .   for the account of an eligible institution.

   If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

   If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to delivery the letter of transmittal.

   We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

   Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of outstanding notes will not be deemed made until those defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   In all cases, we will issue dollar exchange notes for outstanding dollar notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

   . outstanding dollar notes or a timely book-entry confirmation that outstanding dollar notes have been transferred in the exchange agent's account at DTC; and

   . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

   In all cases, we will issue euro exchange notes for outstanding euro notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

   . a timely confirmation from Euroclear or Clearstream that the securities account to which the outstanding euro notes are credited has been blocked; and

   . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

   Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the outstanding notes from the exchange agent at its offices listed under the caption "Exchange Agent." By signing the letter of transmittal, or causing DTC, Euroclear or Clearstream, as applicable, to transmit an agent's message to the exchange agent, each tendering holder of outstanding notes will represent to us that, among other things:

   . any exchange notes that the holder receives will be acquired in the ordinary course of its business;

   . the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

   . if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

   . if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see the caption "Plan of Distribution"); and

   . the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

DTC Book-entry Transfer

   The exchange agent has established an account with respect to the outstanding dollar notes at DTC for purposes of the exchange offer.

   With respect to the outstanding dollar notes, any participant in DTC may make book-entry delivery of outstanding dollar notes by causing DTC to transfer the outstanding dollar notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer.

   However, the exchange for the outstanding dollar notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of the outstanding dollar notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. For this purpose, "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering outstanding dollar notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Euroclear and Clearstream Procedures for Blocking Instructions

   The registered holder of the outstanding euro notes on the records of Euroclear or Clearstream must instruct Euroclear or Clearstream to block the securities in the account in Euroclear or Clearstream to which such outstanding euro notes are credited. In order for the exchange offer to be accepted, the exchange agent must have received, prior to the expiration date, a confirmation from Euroclear or Clearstream that the securities account of outstanding euro notes tendered has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to the outstanding euro notes at any time after such date. The exchange of the outstanding euro notes so tendered will only be made after a timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. For this purpose, "agent's message" means a message, transmitted by Euroclear or Clearstream and received by the exchange agent which states that Euroclear or Clearstream has received an express acknowledgement from a participant tendering outstanding euro notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Guaranteed Delivery Procedures for Dollar Notes

   These guaranteed delivery procedures only apply to the outstanding dollar notes and do not apply to the outstanding euro notes. Holders wishing to tender their outstanding dollar notes but whose notes are not immediately available or who cannot deliver their notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before expiration of the exchange offer may tender if:

   .   the tender is made through an eligible institution;

   . before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

   . setting forth the name and address of the holder and the registered number(s) and the principal amount of outstanding dollar notes tendered:

        . stating that the tender is being made by guaranteed delivery;

        . guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the outstanding dollar notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

        . the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding dollar notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding dollar notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time before expiration of the exchange offer.

   For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC, Euroclear or Clearstream on behalf of the holder in accordance with the standard operating procedures of DTC or Euroclear or Clearstream or a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption "-- Exchange Agent."

   Any notice of withdrawal must:

   . specify the name of the person who tendered the outstanding notes to be withdrawn;

   . identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes to be withdrawn; and

   . where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

   If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

   .   the serial numbers of the particular certificates to be withdrawn; and

   . a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

   If outstanding notes have been tendered pursuant to the procedure for book-entry transfer or the blocking procedures described above, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear or Clearstream, as applicable, to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the applicable facility.

   We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any outstanding notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of outstanding dollar notes tendered by book-entry transfer into the exchange agent's account at DTC, according to the procedures described above, those outstanding dollar notes will be credited to an account maintained with DTC, for outstanding dollar notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of outstanding euro notes tendered in accordance with the blocking procedures of Euroclear or Clearstream, the outstanding euro notes will be returned to their holder by cancellation of the blocking instruction in accordance with the standard operating procedures of Euroclear or Clearstream. You may retender properly withdrawn outstanding notes by following one of the procedures described under the caption "--Procedures for Tendering" above at any time on or before expiration of the exchange offer.

   A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption "Exchange Agent."

Conditions

   Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

      (1) in our judgment, the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without restrictions under the blue sky or securities laws of substantially all of the states of the United States; or

      (2) any action of proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

      (3) any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might impair our ability to proceed with the exchange offer or impair the contemplated benefits of the exchange offer to us;

      (4) any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus; or

      (5) any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

      (6) there shall occur a change in the current interpretation by the staff of the SEC which permits the exchange notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes;

      (7) there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

      (8) any governmental agency creates limits that adversely affect our ability to complete the exchange offer;

      (9) there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer;

      (10) there shall have occurred a change (or a development involving a prospective change) in our and our subsidiaries' businesses, properties, assets, liabilities, financial condition, operations, results of operations taken as a whole, that is or may be adverse to us; or

      (11) we shall have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes.
   The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see "--Withdrawal of Tenders") or (3) waive the unsatisfied conditions in whole or in part at any time and from time to time in our sole discretion with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn. If we waive the conditions, the exchange offer will remain open for at least three (3) business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time.

Exchange Agent

   Wells Fargo Bank Minnesota, N.A. has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

                       Wells Fargo Bank Minnesota, N.A.
                       Sixth Street and Marquette Avenue
                       MAC N9303-120
                       Minneapolis, Minnesota 55479
                       Telephone: (612) 667-234
                       Fax:       (612) 667-9825
                       Attention: Corporate Trust Service
                       Reference: Xerox Corporation

   DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

   . certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

   . exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes;

   . tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

   . a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

   If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed directly to the tendering holder.

Fees and Expenses

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

   We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Consequences of Failure to Exchange Outstanding Notes

   Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the

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outstanding notes and in the offering memorandum, dated January 14, 2002, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the untendered outstanding notes under the Securities Act or under any state securities laws.

   Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

   Holders of the exchange notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indentures.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. Expenses incurred in connection with the exchange offer will be expensed as incurred.

Resale of the Exchange Notes

   Based on existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, we believe that the exchange notes will be freely transferable by holders of the notes, except as set forth below, without further registration under the Securities Act. See Shearman & Sterling (available July 2, 1993); Morgan Stanley & Co. Incorporated (available June 5, 1991); and Exxon Capital Holdings Corporation (available May 13, 1989). Holders of outstanding notes, however, who are our affiliates, who intend to participate in the exchange offer for purposes of distributing the exchange securities, or who are broker-dealers who purchased the outstanding notes from us for resale, will not be able to freely offer, sell or transfer the exchange notes pursuant to this prospectus, and will need to comply with separate (resale) registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or transfer of notes.

   Each holder who is eligible to and wishes to exchange its outstanding notes for exchange notes will be required to make the following representations:

   . any exchange notes to be received by the holder will be acquired in the ordinary course of its business;

   . the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

   . the holder is not an affiliate as defined in Rule 405 promulgated under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act;

   . if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of exchange notes;

   . if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities (we refer to these broker-dealers as participating broker-dealers), the holder will deliver a prospectus in connection with any resale of the exchange notes; and

   . the holder is not acting on behalf of any person or entity that could not truthfully make these representations.

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                           DESCRIPTION OF THE NOTES

   On January 17, 2002, the Company issued $600,000,000 aggregate principal amount of Senior Notes due 2009 (the "Dollar Notes") under an indenture (the "Dollar Indenture"), between itself and Wells Fargo Bank Minnesota, National Association, as Trustee (the "Dollar Trustee"). On January 17, 2002, the Company issued (Euro)225,000,000 aggregate principal amount of Senior Notes due 2009 (the "Euro Notes" and, together with the Dollar Notes, the "Notes") under an indenture (the "Euro Indenture" and, together with the Dollar Indenture, the "Indentures"), between itself and Wells Fargo Bank Minnesota, National Association, as Trustee (the "Euro Trustee" and, together with the Dollar Trustee, the "Trustees"). The following is a summary of the material provisions of the Indentures. It does not include all of the provisions of the Indentures. Although, for convenience, the Dollar Notes and the Euro Notes are referred to as the "Notes," the Dollar Notes and the Euro Notes will each be issued as a separate series and will not together have any class voting or other rights. We urge you to read the Indentures because they define your rights. The terms of the Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the Indentures may be obtained from the Company or the Initial Purchasers. You can find definitions of certain capitalized terms used in this description under "--Certain Definitions." For purposes of this section, references to the "Company" include only Xerox Corporation and not its subsidiaries.

   The Notes are senior unsecured obligations of the Company, ranking pari passu in right of payment with all other senior unsecured obligations of the Company. The Notes are effectively subordinated to all secured debt of the Company and structurally subordinated to the debt of Subsidiaries.

   The Company has issued the Notes in fully registered form in denominations of $1,000 and (Euro)1,000, as applicable, and integral multiples thereof. The Trustees will initially act as Paying Agent and Registrar for the Notes. The Company has appointed a Paying Agent for the Euro Notes in London, England (the "London Paying Agent"). The Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). It is expected that the Company will pay principal (and premium, if any) on (i) the Dollar Notes at the Trustees' corporate office in New York, New York and
(ii) the Euro Notes at the Trustee's corporate office in New York, New York and the London Paying Agent's corporate office in London, England. It is expected that at the Company's option, interest may be paid at the Trustees' corporate trust office or the London Paying Agent's corporate office, as applicable, or by check mailed to the registered address of Holders. Any Dollar Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Dollar Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Dollar Indenture. Any Euro Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Euro Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Euro Indenture.

   The Company has agreed to use its reasonable best efforts to have the Notes listed on the Luxembourg Stock Exchange. So long as the Notes are listed on the Luxembourg Stock Exchange and if required by the rules of such stock exchange, a paying agent will be maintained in Luxembourg at all times that payments are required to be made in respect of the Notes.

Principal, Maturity and Interest

   The Notes will mature on January 15, 2009. After the Issue Date, Additional Notes of each series ("Additional Notes") may be issued from time to time, subject to the limitations set forth under "--Certain Covenants Not Applicable During Suspension Period--Limitation on Incurrence of Additional Indebtedness." The Notes and the Additional Notes of the same series that are actually issued will be treated as a single class for all purposes under the Indentures, including, without limitation, as to waivers, amendments, redemptions and offers to purchase.

   Interest on the Dollar Notes will accrue at the rate of 9 3/4% per annum and will be payable semiannually in cash on each January 15 and July 15, commencing on July 15, 2002, to the persons who are registered Holders at the close of business on the January 1 and July 1 immediately preceding the applicable interest payment date.

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Interest on the Dollar Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual interest payment date.

   Interest on the Euro Notes will accrue at the rate of 9 3/4% per annum and will be payable semiannually in cash on each January 15 and July 15, commencing on July 15, 2002, to the persons who are registered Holders at the close of business on the January 1 and July 1 immediately preceding the applicable interest payment date. Interest on the Euro Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual interest payment date.

   Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   The Notes are not be entitled to the benefit of any mandatory sinking fund.

Optional Redemption

   Except as described below, the Notes are not redeemable.

   The Company may, at any time and from time to time, at its option, redeem each series of the outstanding Notes (in whole or in part) at a redemption price equal to 95.167% of the principal amount thereof, plus original issue discount on such Notes accrued pursuant to Section 1272 of the Internal Revenue Code of 1986, as amended, to the applicable redemption date, plus accrued and unpaid interest, if any, on the Notes to the applicable redemption date, plus the applicable Make-Whole Premium (a "Specified Redemption"); provided that in the case of any such redemption in part, at least 50% of the original principal amount of the applicable series of Notes remains outstanding after giving effect to such redemption. The Company shall give not less than 30 nor more than 60 days notice of such redemption.

   In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the applicable Trustee either:

      (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

      (2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

Change of Control

   Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (equal to $1,000 or (Euro)1,000, as the case may be, and integral multiples thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest to the date of purchase.

   Within 30 days following the date upon which the Change of Control occurred, the Company must send, or cause the Trustees to send, by first class mail, a notice to each Holder, with a copy to the Trustees, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

   If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders

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

seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. In addition, there can be no assurance that the Company will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may in the future prohibit the offer.

   Neither the Board of Directors of the Company nor the Trustees may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indentures described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. There can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect a Change of Control Offer. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indentures may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indentures, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indentures by virtue thereof.

   The "Change of Control" provisions described above will apply during any Suspension Period.

Suspension Period

   During each Suspension Period, the provisions of the applicable Indenture described under "Certain Covenants That Will Cease To Apply During Suspension Period" will not apply. The provisions of the applicable Indenture described under "Certain Covenants Applicable At All Times" will apply at all times during any Suspension Period so long as any Notes remain outstanding thereunder.

   "Suspension Period" means any period (a) beginning on the date that:

   (1) the applicable series of Notes has Investment Grade Status, provided that prior to the assignment of the ratings contemplated by the definition of Investment Grade Status, the Company has advised Moody's and S&P that the covenants under "Certain Covenants That Will Cease To Apply During Suspension Period" will not apply during such Suspension Period;

   (2) no Default or Event of Default has occurred and is continuing; and

   (3) the Company has delivered an Officers' Certificate to the applicable Trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied;

and (b) ending on the date (the "Reversion Date") that the applicable series of Notes cease to have the applicable ratings from both Moody's and S&P specified in the definition of Investment Grade Status; provided that solely for the purpose of determining the Reversion Date, the applicable series of Notes shall be deemed to have Investment Grade Status if clauses (i) or (ii) of the definition of Investment Grade Status are otherwise satisfied, notwithstanding that either Moody's and/or S&P announces a negative outlook with respect to such Notes.

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   On each Reversion Date, all Indebtedness incurred during the Suspension
Period prior to such Reversion Date will be deemed to have been outstanding on the Issue Date and classified as permitted under clause (4) of the definition of Permitted Indebtedness.

   For purposes of calculating the amount available to be made as Restricted Payments under clause (iii) of the first paragraph of the "--Limitation on Restricted Payments" covenant, calculations under that clause will be made with reference to December 31, 2001 as set forth in that clause. Accordingly, (x) Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (1) through (13) under the second paragraph under the "Limitation on Restricted Payments" covenant will reduce the amount available to be made as Restricted Payments under clause (iii) of such covenant, provided, that the amount available to be made as Restricted Payments on the Reversion Date shall not be reduced to below zero solely as a result of such Restricted Payments, but may be reduced to below zero as a result of cumulative Consolidated Net Income for the purpose of sub-clause (v) of clause
(iii) of such covenant being a loss, and (y) the items specified in subclause
(v) through (z) of clause (iii) of such covenant that occur during the Suspension Period will increase the amount available to be made as Restricted Payments under clause (iii) of such covenant. Any Restricted Payments made during the Suspension Period that (i) are of the type described in clause (4) under the "Limitation on Restricted Payments" covenant or (ii) that would have been made pursuant to clause (13) of the second paragraph under such covenant if such covenant were then applicable, shall reduce the amounts permitted to be incurred under such clause (4) or (13), as the case may be, on the Reversion Date.

   For purposes of the "--Limitation on Asset Sales" covenant, on the Reversion Date, the unutilized Net Proceeds Offer Amount will be reset to zero.

Certain Covenants That Will Cease To Apply During Suspension Period

   Set forth below are summaries of certain covenants contained in the Indentures that will apply at all times except during any Suspension Period.

   Limitation on Incurrence of Additional Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company may incur Indebtedness (including, without limitation, Acquired Indebtedness), if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is (i) greater than
2.0 to 1.0 if such Indebtedness is incurred on or before January 15, 2004 or
(ii) greater than 2.25 to 1.0 if such Indebtedness is incurred after January 15, 2004.

   (b) The Company will not, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company.

   (c) Notwithstanding clause (a) of this covenant, the Company will not permit any Domestic Insignificant Subsidiary, directly or indirectly, to incur any Indebtedness other than Indebtedness permitted to be incurred by such Domestic Insignificant Subsidiary under clauses (2), (4), (7), (9), (10), (16) and (18) (provided that in the case of clause (18), the Indebtedness being refinanced is the Indebtedness of any Domestic Insignificant Subsidiary) of the definition of Permitted Indebtedness.

   Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

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      (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's or any Restricted Subsidiary's Capital Stock to holders of such Capital Stock in their capacity as such, other than dividends, payments or distributions payable to the Company or any Restricted Subsidiary of the Company (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, dividends or distributions payable to the other equity holders of such Restricted Subsidiary on a pro rata basis);

      (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary (other than (x) in exchange for Qualified Capital Stock of the Company, (y) the redemption of Preferred Stock of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than the Convertible Trust Preferred Securities) at any scheduled final mandatory redemption date thereof as in effect on the Issue Date or (z) Capital Stock of a Restricted Subsidiary held by the Company or another Restricted Subsidiary) or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock or make any payments with respect to Synthetic Purchase Agreements;

      (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

      (4) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto,

      (i) a Default or an Event of Default shall have occurred and be continuing; or

      (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

      (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to December 31, 2001 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Company) shall exceed the sum, without duplication (the "Restricted Payments Basket"), of:

          (v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to December 31, 2001 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

          (w) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to December 31, 2001 and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

          (x) 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock; plus

          (y) the amount by which Indebtedness of the Company (other than the Convertible Subordinated Debentures) is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to December 31, 2001 of such Indebtedness for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

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          (z) without duplication, the sum of:

             (1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to December 31, 2001 whether through interest payments, principal payments, dividends or other distributions or payments;

             (2) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

             (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

       provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to December 31, 2001.

   Notwithstanding the foregoing, the provisions set forth in the preceding paragraphs do not prohibit:

      (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

      (2) the acquisition of any shares of Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of Qualified Capital Stock of the Company or
   (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

      (3) the repurchase, redemption or other repayment of any Subordinated Indebtedness or Subsidiary Preferred Stock permitted to be issued pursuant to clause (2) of the definition of Permitted Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of Qualified Capital Stock of the Company or other Subordinated Indebtedness of the Company that is Refinancing Indebtedness, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) other Subordinated Indebtedness of the Company that is Refinancing Indebtedness;

      (4) (x) the repurchase or other acquisition of shares of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Qualified Capital Stock, from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Qualified Capital Stock or (y) the redemption or repayment of any outstanding de minimis Subordinated Indebtedness; provided that the aggregate amount paid under clauses (x) and (y) combined does not exceed $25.0 million since the Issue Date;

      (5) regularly scheduled or cumulative dividends or distributions on the Convertible Trust Preferred Securities or on any other trust preferred securities issued by a Restricted Subsidiary of the Company that is a special purpose finance vehicle of the Company to the extent otherwise permitted to be issued under the Indentures and such dividends or distributions are included in Consolidated Fixed Charges;

      (6) any repurchase of the Convertible Trust Preferred Securities upon the exercise by the holders thereof of any right to require such Restricted Subsidiary to purchase such securities through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of an issuance of, or solely in exchange for, either (x) junior subordinated debentures of the Company that are

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   subordinated to the Notes pursuant to a written agreement that is, taken as a whole, no less restrictive to the holders of such junior subordinated debentures than the subordination terms of the junior subordinated debentures into which such Convertible Trust Preferred Securities are exchangeable and have a maturity (including pursuant to any sinking fund obligation, mandatory redemption or right of repurchase at the option of the holder or otherwise) no earlier that the final maturity of the Notes and that have the benefit of covenants that are, taken as a whole, no more restrictive than the covenants in the Indentures or (y) Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of Qualified Capital Stock of the Company;

      (7) regularly scheduled or cumulative dividends on the Company's Series B Convertible Preferred Stock to the extent such dividends are or were included in Consolidated Fixed Charges;

      (8) upon the occurrence of a Change of Control and after the completion of the offer to repurchase of the Notes as described under "Change of Control" above (including the purchase of all Notes tendered), any purchase, defeasance, retirement, redemption or other acquisition of Subordinated Indebtedness required under the terms of such Subordinated Indebtedness as a result of such Change of Control;

      (9) payments to holders of Capital Stock (or to the holders of Indebtedness or Disqualified Capital Stock that is convertible into or exchangeable for Capital Stock upon such conversion or exchange) in lieu of the issuance of fractional shares;

      (10) the payment of consideration by a Person other than the Company or a Subsidiary to equity holders of the Company;

      (11) any repurchase of the Convertible Subordinated Debentures upon exercise of the right of the holders to require the Company to purchase such securities on April 21, 2003;


      (12) the transactions with any Person (including any Affiliate of the Company) described in clause (1) of the third paragraph of the "Transaction with Affiliates" covenant and the funding of any obligations in connection therewith; and

      (13) other Restricted Payments in an aggregate amount which, when taken together with all other Restricted Payments pursuant to this clause (13), does not exceed $35.0 million.

   In determining the aggregate amount of Restricted Payments made subsequent to January 1, 2002 in accordance with clause (iii) of the second preceding paragraph, amounts expended pursuant to clauses (1) and (4) of the immediately preceding paragraph shall be included in such calculation. No issuance and sale of Qualified Capital Stock pursuant to clause (2) or (3) of the immediately preceding paragraph shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

   Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

      (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company or such Restricted Subsidiary);

      (2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents (provided that the amount of any Pari Passu Indebtedness of the Company or any Indebtedness of a Restricted Subsidiary that is assumed by the transferee of any such assets shall be deemed to be cash for the purposes of this provision); and

      (3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

          (a) (i) to repurchase or otherwise acquire any Pari Passu Indebtedness pursuant to any exercise by the holders thereof of the right to require the issuer thereof to repurchase or acquire such Pari Passu

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       Indebtedness prior to its scheduled maturity or scheduled repayment,
       (ii) to prepay, repay, repurchase, redeem, defease or otherwise acquire or retire for value, on or prior to any scheduled maturity, repayment or amortization that portion of Pari Passu Indebtedness of the Company to the extent that such Pari Passu Indebtedness has a stated maturity, scheduled repayment or amortization that has or will become due prior to the final stated maturity of the Notes, (iii) any Pari Passu Indebtedness under the Credit Agreement (other than Capital Markets
       Debt), or (iv) any Indebtedness of a Restricted Subsidiary; provided that, in each case under this clause (a), if such Pari Passu Indebtedness was borrowed under the revolving portion of any credit facility, then a permanent reduction in the availability under the revolving portion of such credit facility will be effected;

          (b) to make an investment in or expenditures for properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock of any entity) that will be used in the business of the Company and its Subsidiaries or in businesses reasonably related thereto or to fund the cash portion of the Turnaround Program ("Replacement Assets"); and/or

          (c) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b);

   provided that, notwithstanding the preceding provisions of this paragraph
   (3), if the Company or any Restricted Subsidiary;

          (i) enters into any letter of intent, memorandum of understanding, agreement or other instrument (each, an "Asset Sales Agreement") after the Issue Date that contemplates one or more Asset Sales by the Company or such Restricted Subsidiary, and

          (ii) after the date of such Asset Sale Agreement and within 365 days immediately prior to the consummation of the Asset Sale(s) pursuant thereto, has applied any cash or Cash Equivalents (other than Net Cash Proceeds from any other Asset Sale) ("Applied Cash") in any manner permitted by clauses 3(a), 3(b) or 3(c) of the preceding paragraph (other than any repayments of Indebtedness under the Revolving Credit Facility, dated as of October 22, 1997 as it existed on the Issue Date only),

   then the amount of Net Cash Proceeds relating to such Asset Sale(s) up to the amount of Applied Cash shall be deemed to have been applied by Company or such Restricted Subsidiary in accordance with the provisions of clause
   (3) above.

   Pending the application of any Net Cash Proceeds required by this covenant, the Company or such Restricted Subsidiary may temporarily reduce any short-term loans or any Indebtedness under the revolving portion of any credit facility, including without limitation, under the Credit Agreement, and such temporary reductions shall not result in any permanent reduction in the availability under the revolving portion of such credit facility.

   On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph or deemed to have been applied pursuant to the proviso of the immediately preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") to all Holders (and holders of other Pari Passu Indebtedness of the Company to the extent required by the terms thereof) on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of other Pari Passu Indebtedness of the Company to the extent required by the terms thereof) on a pro rata basis, that amount of Notes (and other Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of

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the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

   The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $75.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $75.0 million, shall be applied as required pursuant to this paragraph).

   Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

      (1) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

      (2) such Asset Sale is for fair market value; provided that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

   Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 45 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustees, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 or (Euro)1,000, as the case may be) in exchange for cash. To the extent the aggregate principal amount of Notes and other Pari Passu Indebtedness properly tendered exceeds the Net Proceeds Offer Amount, the tendered Notes and other Pari Passu Indebtedness will be purchased on a pro rata basis based on the amount of Notes and other Pari Passu Indebtedness tendered. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indentures, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indentures by virtue thereof.

   After consummation of any Net Proceeds Offer, any Net Proceeds Offer Amount not applied to any such purchase may be used by the Company for any purpose permitted by the other provisions of the Indentures.

   Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual, encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

      (1) pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any Restricted Subsidiary;

      (2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

      (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

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except for such encumbrances or restrictions existing under or by reason of:

      (a) applicable law, rules, regulations and/or orders;

      (b) the Indentures (including, without limitation, any Liens permitted by the Indentures);

      (c) customary non-assignment provisions of any contract, or any lease or license governing a leasehold interest, of any Restricted Subsidiary of the Company;

      (d) any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired or any Subsidiary of such Person;

      (e) agreements or instruments existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined in the good faith judgment of the Company) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Issue Date;

      (f) the Credit Agreement;

      (g) Purchase Money Indebtedness incurred in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant that impose restrictions of the nature described in clause (3) above on the property acquired;

      (h) any agreement relating to Indebtedness of a Restricted Subsidiary permitted to be incurred under the "Limitation on Incurrence of Additional Indebtedness" covenant;

      (i) restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business;

      (j) any encumbrance or restriction existing under or by reason of contractual requirements in connection with a Qualified Receivables Transaction;

      (k) pursuant to any merger agreements, stock purchase agreements, asset sale agreements and similar agreements limiting the transfer of properties and assets or distributions pending consummation of the subject transaction;

      (l) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, or similar contract, (b) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indentures, or (c) contained in security agreements securing Indebtedness of any Restricted Subsidiary to the extent permitted by the Indentures and such encumbrance or restrictions restrict the transfer of the property subject to such security agreements;

      (m) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), (e), (g), (h) or (j) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no more restrictive in any material respect than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), (e), (g), (h) or (j) as determined by the Company; and

      (n) agreements or instruments, including, without limitation, joint venture agreements, entered into to facilitate the Turnaround Program or in connection with Permitted Joint Venture Investments.

   Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related

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

transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates (each, an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under the third paragraph of this covenant and (y) Affiliate Transactions on terms that are no less favorable in any material respect than those that might reasonably have been obtained, in the good faith judgment of the Board of Directors of the Company or the Restricted Subsidiary, as the case may be, in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

   Each Affiliate Transaction (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $20.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.

   The foregoing paragraphs shall not apply to:

      (1) any employment agreement, collective bargaining agreement, employee benefit plan, related trust agreement or any similar arrangement, payment of compensation and fees to, and indemnity provided on behalf of, any present or former employees, officers, directors or consultants, maintenance of benefit programs or arrangements for any present or former employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plan and similar plans, and loans and advances to any present or former employees, officers, directors, consultants and shareholders, in each case entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be;

      (2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or any joint venture in which the Company has a Permitted Joint Venture Investment or exclusively between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by the Indentures;

      (3) any agreement, instrument or arrangement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined by the Company;

      (4) Permitted Investments and Restricted Payments permitted by the Indentures;

      (5) the issuance or sale of any Capital Stock (other than Disqualified Capital Stock) of the Company; and

      (6) any transactions with joint ventures described in the definition of Permitted Joint Venture Investments and transactions contemplated by or to facilitate the Turnaround Program.

Certain Covenants Applicable At All Times

   Set forth below are summaries of certain covenants contained in the Indentures that, except as expressly indicated, will apply at all times so long as any Notes remain outstanding.

   Limitation on Liens. The Company will not create or suffer to exist, or permit any of its Specified Subsidiaries to create or suffer to exist, any Lien, or any other type of preferential arrangement, upon or with respect to any of its properties (other than "margin stock" as that term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System), whether now owned or hereafter acquired, or assign, or permit any of its Specified Subsidiaries to assign, any right to receive income, in each case to secure any

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Indebtedness (other than Indebtedness described in clauses (5) and (8) of the definition of "Indebtedness" herein) without making effective provision whereby all of the Notes (together with, if the Company shall so determine, any other Indebtedness of the Company or such Specified Subsidiary then existing or thereafter created which is not subordinate to the Notes) shall be equally and ratably secured with the Indebtedness secured by such security (provided that any Lien created for the benefit of the Holders of the Notes pursuant to this sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that resulted in such provision becoming applicable, unless a Default or Event of Default shall then be continuing); provided, however, that the Company or its Specified Subsidiaries may create or suffer to exist any Lien or preferential arrangement of any kind in, of or upon any of the properties or assets of the Company or its Specified Subsidiaries to secure such Indebtedness in an aggregate amount at any time outstanding not greater than 20% of the Consolidated Net Worth of the Company; and provided, further, that the foregoing restrictions shall not apply to any of the following:

      (1) deposits, liens or pledges arising in the ordinary course of business to enable the Company or any of its Specified Subsidiaries to exercise any privilege or license or to secure payments of workers' compensation or unemployment insurance, or to secure the performance of bids, tenders, leases contracts (other than for the payment of borrowed money) or statutory landlords' liens or to secure public or statutory obligations or surety, stay or appeal bonds, or other similar deposits or pledges made in the ordinary course of business;

      (2) Liens imposed by law or other similar Liens, if arising in the ordinary course of business, such as mechanic's, materialman's, workman's, repairman's or carrier's liens, or deposits or pledges in the ordinary course of business to obtain the release of such Liens;

      (3) Liens arising out of judgments or awards against the Company or any of its Specified Subsidiaries in an aggregate amount not to exceed at any time outstanding under this clause (3) the greater of (a) 15% of the Consolidated Net Worth of the Company or (b) the minimum amount which, if subtracted from such Consolidated Net Worth, would reduce such Consolidated Net Worth below $3.2 billion and, in each case, with respect to which the Company or such Specified Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, or Liens for the purpose of obtaining a stay or discharge in the course of any legal proceedings;

      (4) Liens for taxes if such taxes are not delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, or minor survey exceptions or minor encumbrances, easements or restrictions which do not in the aggregate materially detract from the value of the property so encumbered or restricted or materially impair their use in the operation of the business of the Company or any Specified Subsidiary owning such property;

      (5) Liens in favor of any government or department or agency thereof or in favor of a prime contractor under a government contract and resulting from the acceptance of progress or partial payments under government contracts or subcontracts thereunder;

      (6) Liens existing on December 1, 1991;

      (7) purchase money liens or security interests in property acquired or held by the Company or any Specified Subsidiary in the ordinary course of business to secure the purchase price thereof or Indebtedness incurred to finance the acquisition thereof;

      (8) Liens existing on property at the time of its acquisition;

      (9) the rights of Xerox Credit Corporation relating to a certain reserve account established pursuant to an operating agreement dated as of November 1, 1980, between the Company and Xerox Credit Corporation;

      (10) the replacement, extension or renewal of any of the foregoing; and

      (11) Liens on any assets of any Specified Subsidiary of up to $500.0 million incurred since December 1, 1991 in connection with the sale or assignment of assets of such Specified Subsidiary for cash

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

   where the proceeds are applied to repayment of Indebtedness of such Specified Subsidiary and/or invested by such Specified Subsidiary in assets which would be reflected as receivables on the balance sheet of such Specified Subsidiary.

   In addition, if after the Issue Date any Capital Markets Debt of the Company or any Restricted Subsidiary becomes secured by a Lien pursuant to any provision similar to the covenant in the immediately preceding paragraph, then:

      (1) in the case of a Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on the same property as such Lien that is senior in priority to such Lien; and

      (2) in all other cases, the Notes are equally and ratably secured by a Lien on the same property as such Lien.

   Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

      (1) either:

          (a) the Company shall be the surviving or continuing corporation; or

          (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

             (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

             (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustees), executed and delivered to the Trustees, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

      (2) if such transaction or series of related transactions occurs other than during a Suspension Period, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall either (x) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph under the "Limitation on Incurrence of Additional Indebtedness" covenant or (y) shall have a Consolidated Fixed Charge Coverage Ratio immediately after such transaction or series of related transactions equal to or greater than the Company's Consolidated Fixed Charge Coverage Ratio immediately prior to such transaction or series of related transactions;

      (3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

      (4) the Company or the Surviving Entity shall have delivered to the Trustees an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease,

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   conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

   For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

   The Indentures will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indentures and the Notes with the same effect as if such surviving entity had been named as such.

   Notwithstanding the foregoing, the Company need not comply with clause (2) of the first paragraph of this covenant in connection with (x) a sale assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries or (y) any merger of the Company with or into any Wholly Owned Restricted Subsidiary or (z) a merger by the Company with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction.

   Subsidiary Guarantees.  If on or after the Issue Date:

      (a) any other Capital Market Debt of the Company is or becomes guaranteed by any Restricted Subsidiary of the Company, or

      (b) any one or more Wholly Owned Domestic Restricted Subsidiaries (singly or in the aggregate) would at the end of any fiscal quarter constitute a Significant Subsidiary (which term for the purposes of this covenant entitled "Subsidiary Guarantees" shall be limited to any Person that satisfies only the asset criteria set forth in clauses (1) and (2) of paragraph (w) of Rule 1.02 of Regulation S-X under the Exchange Act) (other than (i) Xerox Financial Services, Inc. and each of its Subsidiaries (other than Xerox Credit Corporation) for so long as its respective business is conducted in a manner similar to that on the Issue Date, (ii) Xerox Credit Corporation or any other Restricted Subsidiary of the Company, in each case so long as it is primarily a special purpose financing vehicle of the Company or its Restricted Subsidiaries (a "Financing Subsidiary"), or any holding company whose principal asset is Capital Stock of a Financing Subsidiary or (iii) any Domestic Restricted Subsidiary so long as its primary asset is Capital Stock of one or more Foreign Subsidiaries and/or its primary asset is Indebtedness of one or more Foreign Subsidiaries or any combination of the foregoing), then the Company shall cause, in the case of
   (a), such Restricted Subsidiary that is guaranteeing Company Capital Markets Debt, and, in the case of (b), such Domestic Restricted Subsidiar(ies), to execute and deliver to the Trustees a supplemental indenture in form reasonably satisfactory to the Trustees pursuant to which such Person shall fully and unconditionally guarantee all of the Company's obligations under the Notes and the Indentures on the terms set forth in the Indentures.

   Any Guarantee executed pursuant to clause (a) of the immediately preceding paragraph shall provide by its terms that such Guarantee shall be automatically and unconditionally released upon the release of the guarantee that resulted in such clause (a) becoming applicable (other than by reason of payment under such guarantee) so long as such Restricted Subsidiary is not at such time guaranteeing any other Capital Markets Debt of the Company and no Default or Event of Default is then continuing. In addition, any Guarantee executed pursuant either to clause (a) or clause (b) of the immediately preceding paragraph shall provide by its terms that such Guarantee shall be automatically and unconditionally released upon: (i) the designation of the Restricted

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Subsidiary that gave such Guarantee as an Unrestricted Subsidiary in compliance with the provisions of the Notes or (ii) any transaction, including without limitation, any sale, exchange or transfer, to any Person not an Affiliate of the Company, of the Company's Capital Stock in, or all or substantially all the property of, such Restricted Subsidiary, which transaction is in compliance with the terms of the Indentures, and which results in the Restricted
Subsidiary that gave such Guarantee ceasing to be a Subsidiary of the Company and, in the case of either clause (i) or clause (ii), such Restricted
Subsidiary is released from all guarantees, if any, by it of other Capital Markets Debt of the Company.

   Notwithstanding the foregoing, the Company shall have the right to cause any Restricted Subsidiary to execute a Guarantee in respect of the Company's obligations under the Notes provided that such Restricted Subsidiary shall execute and deliver to the Trustees a supplemental indenture in a form reasonably satisfactory to the Trustees in respect of such Guarantee.

   Reports to Holders. The Indentures will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Holders of Notes:

      (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accounts; and

      (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

   In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreements, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

   The following events are defined in the Indenture as "Events of Default":

      (1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a continuous period of 30 days;

      (2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

      (3) a default in the observance or performance of any other covenant or agreement contained in the Indentures which default continues for a period of 90 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

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      (4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time;

      (5) one or more judgments in an aggregate amount in excess of $50.0 million (excluding any amounts adequately covered by insurance from a solvent and unaffiliated insurance company) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 90 days after such judgment or judgments become final and non-appealable; or

      (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

   If an Event of Default (other than an Event of Default specified in clause
(6) above with respect to the Company) shall occur and be continuing, the applicable Trustee or the Holders of at least 25% in principal amount of outstanding Notes under either Indenture may declare the principal of and accrued interest on all the Notes under such Indenture to be due and payable by notice in writing to the Company and the applicable Trustee specifying the respective Event of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the applicable Trustee or any Holder.

   Each Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes under such Indenture may rescind and cancel such declaration and its consequences:

      (1) if the rescission would not conflict with any judgment or decree;

      (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

      (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

      (4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

   No such rescission shall affect any subsequent Default or impair any right consequent thereto.

   The Holders of a majority in principal amount of the Notes under either Indenture may waive any existing Default or Event of Default under such Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

   Holders of the Notes may not enforce the Indentures or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of each Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indentures and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustees or exercising any trust or power conferred on the Trustees.

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   Under the Indentures, the Company is required to provide an officers'
certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

   The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

      (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due from the trust fund referred to below;

      (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, issuing Notes to replace mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

      (3) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

      (4) the Legal Defeasance provisions of the applicable Indenture.

   In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants (other than, among others, the covenant to make payments in respect of the principal, premium, if any, and interest on the Notes) that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the Notes. The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

      (1) the Company must irrevocably deposit with the applicable Trustee, in trust, (a) for the benefit of the Holders of Dollar Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, and (b) for the benefit of the holders of the Euro Notes, cash in euros, non-callable euro government obligations, or a combination thereof, in each case, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the applicable Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

      (2) in the case of Legal Defeasance, the Company shall have delivered to the applicable Trustee an opinion of counsel in the United States reasonably acceptable to the applicable Trustee confirming that:

          (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

          (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

      (3) in the case of Covenant Defeasance, the Company shall have delivered to the applicable Trustee an opinion of counsel in the United States reasonably acceptable to the applicable Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant

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   Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

      (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

      (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the applicable Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

      (6) the Company shall have delivered to the applicable Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

      (7) the Company shall have delivered to the applicable Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

      (8) certain other customary conditions precedent are satisfied.

   Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the applicable Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the applicable Trustee for the giving of notice of redemption by the applicable Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

   Each Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the applicable Notes, as expressly provided for in the Indenture) as to all outstanding Notes under such indenture when:

      (1) either:

          (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the applicable Trustee for cancellation; or

          (b) all Notes not theretofore delivered to the applicable Trustee for cancellation have become due and payable within one year or as a result of a mailing of a notice of redemption and the Company has irrevocably deposited or caused to be deposited with the applicable Trustee cash in the relevant currency, non-callable U.S. government obligations or government obligations denominated in euros, as applicable, or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the applicable Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the applicable Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

      (2) the Company has paid all other sums payable under the Indenture by the Company; and

      (3) the Company has delivered to the applicable Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

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Modification of the Indenture

   From time to time, the Company and the applicable Trustee, without the consent of the Holders, may amend each Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, complying with the covenant described under "--Certain Covenants Applicable At All Times--Merger, Consolidation and Sale of Assets," complying with any requirement of the Commission in connection with qualifying, or maintaining the qualification of, the Indentures under the TIA and making any change (including any change requested by the Luxembourg Stock Exchange in order to list the Notes thereon) that does not adversely affect the rights of any Holder of the Notes in any material respect. Other modifications and amendments of each Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under such Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

      (1) reduce the amount of Notes whose Holders must consent to an amendment;

      (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

      (3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

      (4) make any Notes payable in money other than that stated in the Notes;

      (5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

      (6) after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or, after such Change of Control has occurred, modify any of the provisions or definitions with respect thereto; provided, that for purposes of this provision, a Change of Control shall not be deemed to have occurred upon the entering into or execution of any agreement or instrument notwithstanding that the consummation of the transactions contemplated by such agreement or instrument would result in a Change of Control as defined in the Indentures if such agreement or instrument expressly provides that it shall be a condition to closing thereunder that the Holders of the Notes shall have waived the Change of Control on or prior to such closing unless and until such condition is waived by the parties to such agreement or instrument or the Change of Control has actually occurred; or

      (7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes in a manner which adversely affects the Holders.

Governing Law

   The Indentures will provide that they and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustees

   The Indentures will provide that, except during the continuance of an Event of Default, the Trustees will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustees will exercise such rights and powers vested in them by the Indentures, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

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   The Indentures and the provisions of the TIA contain certain limitations on the rights of the Trustees, should any Trustee become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustees will be permitted to engage in other transactions; provided that if the Trustees acquire any conflicting interest as described in the TIA, they must eliminate such conflict or resign.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Indentures for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

   "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of property or assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

   "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

   "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary); or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of up to $25.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company in accordance with and as permitted by the "Merger, Consolidation and Sale of Assets" covenant; (c) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenants or that constitutes a Permitted Investment; (d) the sale, lease, conveyance, disposition or other transfer of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a Person which is not a Subsidiary pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of the Company or any Subsidiary of the Company with a Lien on such assets, which Lien is permitted under the Indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law; (e) a disposition of obsolete or worn out property or property that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries; (f) the discounting or compromising by the Company or any Restricted Subsidiary for less than the face value thereof of notes or accounts receivable in order to resolve

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disputes that occur in the ordinary course of business and not in connection with a factoring or financing transaction; and (g) for purposes of clauses (1) and (2) of the first paragraph of the "Limitation on Asset Sales" covenant only, any disposition, sale or transfer of property or assets that are part of the Turnaround Program (excluding any Qualified Receivables Transaction unless in connection with the sale of an entire business in connection with the Turnaround Program).

   "Board of Directors" means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

   "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

   "Bund Rate" means (i) the rate borne by direct obligations of the Federal Republic of Germany (Bunds of Bundesanleihen) having a constant maturity most nearly equal to the period from the redemption date to January 15, 2009 and
(ii) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the Federal Republic of Germany maturing closest to, but straddling such date in each case as published in the Financial Times.

   "Capital Markets Debt" means any Indebtedness that is a security (other than syndicated commercial loans) that is eligible for resale in the United States pursuant to Rule 144A under the Securities Act or outside the United States pursuant to Regulation S of the Securities Act or a security (other than syndicated commercial loans) that is sold or subject to resale pursuant to a registration statement under the Securities Act.

   "Capital Stock" means:

      (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

      (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

   "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

   "Cash Equivalents" means:

      (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or the government of any Eligible Jurisdiction or issued by any agency thereof and backed by the full faith and credit of such government, in each case maturing within one year from the date of acquisition thereof;

      (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

      (3) commercial paper and other securities maturing no more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody's;

      (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state

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   thereof or the District of Columbia or any Eligible Jurisdiction or any U.S.
   branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100.0 million;

      (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

      (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

   "Change of Control" means the occurrence of one or more of the following events:

      (1) any "person," including its affiliates and associates, other than the Company, its Subsidiaries or the Company's or such Subsidiaries' employee benefit plans, or any "group" files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person or group has become the "beneficial owner" of 50% or more of the combined voting power of the Company's Capital Stock or other Capital Stock into which the Company's Common Stock is reclassified or changed, with certain exceptions having ordinary power to elect directors, or has the power to, directly or indirectly, elect managers, trustees or a majority of the members of the Company's Board of Directors;

      (2) there shall be consummated any share exchange, consolidation or merger of the Company pursuant to which the Company's Common Stock would be converted into cash, securities or other property, or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in each case other than pursuant to a share exchange, consolidation or merger of the Company in which the holders of the Company's Common Stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Capital Stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger; or

      (3) the Company is dissolved or liquidated.

   For purposes of this Change of Control definition:

    . "person" or "group" has the meaning given to it for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision;

    . a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the Indentures; and

    . the number of shares of the Company's voting stock outstanding will be deemed to include, in addition to all outstanding shares of the Company's voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the Change of Control determination is being made, all unissued shares deemed to be held by all other persons.

   "Commission" means the Securities and Exchange Commission.

   "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

   "Consolidated EBITDA" means, with respect to any Person, for any period, the sum, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP (without duplication), of:

      (1) Consolidated Net Income; and

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      (2) to the extent Consolidated Net Income has been reduced thereby:

          (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, or nonrecurring gains or losses, taxes attributable to Asset Sales and taxes attributable to discontinued operations);

          (b) Consolidated Fixed Charges; and

          (c) Consolidated Non-cash Charges.

   "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

      (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

      (2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

   If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness, without duplication, as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

   Furthermore, in calculating "Consolidated Fixed Charges":

      (1) for purposes of determining the numerator (but not the denominator) of this "Consolidated Fixed Charge Coverage Ratio," interest income determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter, shall be deemed to have accrued at a fixed rate per annum equal to the applicable rate of interest in effect on the Transaction Date;

      (2) for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio", interest on outstanding Indebtedness, determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter, shall be deemed to have accrued at a fixed rate per annum equal to the applicable rate of interest in effect on the Transaction Date; and

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      (3) notwithstanding clause (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

      (1) Consolidated Interest Expense; plus

      (2) the amount of all dividends on any series of Preferred Stock of such Person and its Restricted Subsidiaries paid, declared or accrued during such period multiplied, to the extent such dividend payments are not otherwise a deduction to such Person's federal income tax liabilities by a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

   "Consolidated Interest Expense" means, with respect to any Person for any period, total interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in conformity with GAAP.

   "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

      (1) after-tax gains or losses from Asset Sales or abandoments or reserves relating thereto;

      (2) after-tax items classified as extraordinary or nonrecurring gains or losses;

      (3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

      (4) the net income of any other Person, other than a Restricted Subsidiary of the referent Person, joint ventures described in the definition of Permitted Joint Venture Investments and any joint ventures in which the Company or any Restricted Subsidiary is a party that exists as of the Issue Date, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

      (5) after-tax income or loss attributable to discontinued operations; and

      (6) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

For purposes of determining the Consolidated Fixed Charge Coverage Ratio only, any loss, charge or cost attributable to the Turnaround Program shall also be excluded, provided that any loss, charge or cost described in clause (v) of the definition of Turnaround Program shall only be so excluded to the extent it is non-cash.

   "Consolidated Net Worth" means, at any time, as to a given entity (a) the sum of the amounts appearing on the latest consolidated balance sheet of such entity and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, as (i) the par or stated value of all outstanding Capital Stock (including preferred stock), (ii) capital paid-in and earned surplus or earnings retained in the business plus or minus cumulative transaction adjustments, (iii) any unappropriated surplus reserves,
(iv) any net
unrealized appreciation of equity investment, and (v) minorities' interests in equity of subsidiaries, less (b) treasury stock, plus (c) in the case of the Company, $600.0 million.

   "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation and amortization of such Person and its Restricted Subsidiaries reducing Consolidated Net Income

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of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

   "Convertible Subordinated Debentures" means the 3.625% Convertible Subordinated Debentures due 2018 of the Company.

   "Convertible Trust Preferred Securities" means the $650.0 million aggregate liquidation amount of 8% Convertible Trust Preferred Securities of Xerox Capital Trust I and the $1,035.0 million aggregate liquidation amount of 7 1/2% Convertible Trust Preferred Securities of Xerox Capital Trust II, in each case, as in effect on the Issue Date.

   "Credit Agreement" means the Revolving Credit Agreement, dated as of October 22, 1997, among the Company, the lenders party thereto in their capacities as lenders thereunder and the agents named therein, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing (whether or not contemporaneously) or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Restricted Subsidiaries of the Company as additional borrowers or collateral guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders or investors and whether such refinancing or replacement is under one or more debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters of credit, together with related documents thereto (including, without limitation, any guaranty agreements and security documents).

   "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

   "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute an Asset Sale or Change of Control), matures or is mandatorily redeemable (other than such Capital Stock that will be redeemed with Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of an Asset Sale or Change of Control) on or prior to the final maturity date of the Notes.

   "Domestic Insignificant Subsidiary" means any Domestic Wholly Owned Restricted Subsidiary that is not a Guarantor other than a Person that is described in clause (b) of the "Subsidiary Guarantees" covenant.

   "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

   "Domestic Wholly Owned Restricted Subsidiary" means a Domestic Restricted Subsidiary that is also a Wholly Owned Restricted Subsidiary.

   "Eligible Jurisdiction" means any country in the European Union (as it exists on the Issue Date) or Switzerland.

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   "ESOP Notes" means the then outstanding 7.89% (7.82% since January 1, 1993)
Guaranteed Series B ESOP Notes due October 1, 2002 and the then outstanding Guaranteed ESOP Restructuring Notes due October 1, 2003.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

   "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

   "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated or formed in a jurisdiction other than the United States or a State thereof or the District of Columbia.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

   "Guarantee" means any guarantee of the Notes by a Guarantor.

   "Guarantor" means each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indentures.

   "Indebtedness" means with respect to any Person, without duplication:

      (1) all indebtedness of such Person for borrowed money;

      (2) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

      (3) all Capitalized Lease Obligations of such Person;

      (4) all indebtedness of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all indebtedness under any title retention agreement (but excluding trade accounts payable incurred in the ordinary course with a maturity of not greater than 90 days);

      (5) all indebtedness for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit supporting obligations not for money borrowed entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following payment on the letter of credit);

      (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

      (7) all indebtedness of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such indebtedness being deemed to be the lesser of the fair market value of such property or asset or the amount of the indebtedness so secured;

      (8) all indebtedness under currency agreements and interest swap agreements of such Person; and

      (9) all Disqualified Capital Stock issued by such Person or any Preferred Stock of any Restricted Subsidiary of such Person ("Subsidiary Preferred Stock") with the amount of Indebtedness represented by

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   such Disqualified Capital Stock or Subsidiary Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

   For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock or Subsidiary Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Subsidiary Preferred Stock as if such Disqualified Capital Stock or Subsidiary Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Subsidiary Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Subsidiary Preferred Stock.

   Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof.

   For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness. Notwithstanding any other provision of the "Limitation on Incurrence of Additional Indebtedness" covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

   "Independent Financial Advisor" means a firm: (1) which is not an Affiliate of the Company; and (2) which, in the judgment of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

   "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

   "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee of Indebtedness) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person, or any keep-well agreement of any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. If the Company designates any

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of its Subsidiaries to be an Unrestricted Subsidiary, the Company shall be deemed to have made an Investment on the date of such designation equal to the Designation Amount determined in accordance with the definition of "Unrestricted Subsidiary."

   "Investment Grade Status," with respect to the Company, shall occur when the Notes have both (i) a rating of "BBB-" or higher from S&P and (ii) a rating of "Baa3" or higher from Moody's, and each such rating shall have been published by the applicable agency, in each case with no negative outlook.

   "Issue Date" means the date of original issuance of the Notes.

   "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

   "Make-Whole Premium" with respect to a Note means an amount equal to the excess of (a) the present value of the remaining interest, premium and principal payments due on such Note to its final maturity date, computed using a discount rate equal to the Treasury Rate, in the case of Dollar Notes, and the Bund Rate in the case of Euro Notes, on such date plus 0.50%, over (b) the outstanding principal amount of such Note.

   "Moody's" means Moody's Investors Service, Inc., and its successors.

   "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

      (1) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

      (2) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

      (3) repayment of Indebtedness and any accrued interest and premium that is secured by the property or assets that are the subject of such Asset Sale;

      (4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

      (5) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.

      "Pari Passu Indebtedness" means any Indebtedness of the Company that is not subordinated to the Notes.

      "Permitted Indebtedness" means, without duplication, each of the following:

      (1) Indebtedness under the Notes (other than Additional Notes) and the Exchange Notes and any Guarantees required by the Indentures;

      (2) Indebtedness of the Company or any Restricted Subsidiary incurred in the ordinary course of business (including, without limitation, in connection with the Turnaround Program) so long as the proceeds

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   thereof are not used, directly or indirectly, to finance an Asset
   Acquisition or to make a Restricted Payment (other than a Permitted Investment) or to effect a refinancing of Indebtedness or Capital Stock (other than Refinancing Indebtedness incurred to refinance any Indebtedness originally permitted to be incurred under this clause (2)); provided, however, that Indebtedness incurred under this clause (2) (including Guarantees thereof) by Domestic Insignificant Subsidiaries shall not exceed $100.0 million outstanding at any time in the aggregate for all Domestic Insignificant Subsidiaries;

      (3) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $7.0 billion (such amount to be reduced (but not increased) to the amount of the aggregate commitments and loans under the first refinancing of the Credit Agreement after the Issue Date), less the sum of all principal payments of such Indebtedness with the proceeds of Asset Sales (other than the sale or liquidation of receivables) (but in no event reduced below $4.75 billion);

      (4) other Indebtedness of the Company and its Restricted Subsidiaries (other than the Credit Agreement) outstanding on the Issue Date;

      (5) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company or its Restricted Subsidiaries from fluctuations in interest rates on outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

      (6) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

      (7) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company (other than in favor of a senior secured credit agreement that is permitted to be incurred under clause (3) above); provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien (other than in favor of a senior secured credit agreement that is permitted to be incurred under clause (3) above) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

      (8) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company and subject to no Lien (other than in favor of a senior secured credit agreement that is permitted to be incurred under clause (3) above); provided that if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien (other than in favor of a senior secured credit agreement that is permitted to be incurred under clause (3) above) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

      (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

      (10) Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and operating leases, trade contracts and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

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      (11) Indebtedness Incurred in a Qualified Receivables Transaction that is not recourse to the Company or any Restricted Subsidiary (except for Standard Securitization Undertakings or a Restricted Subsidiary whose principal assets are the receivables, leases or other assets that are the subject of the Qualified Receivables Transaction);

      (12) any guarantee by the Company or a Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary so long as the incurrence of such Indebtedness would otherwise be permitted to be incurred under the Indentures and such guarantee is otherwise not prohibited by the Indentures and clause (a) of the "Subsidiary Guarantees" covenant, to the extent applicable, is complied with;

      (13) Indebtedness arising from guarantees of Indebtedness of the Company or any Restricted Subsidiary or the agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, or other guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets, Subsidiary or Capital Stock of a Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds) actually received by the Company and/or such Restricted Subsidiary in connection with such disposition;

      (14) the issuance of shares of Disqualified Stock by the Company to a Restricted Subsidiary of the Company; provided, however, that (a) any subsequent issuance or transfer that results in any such Disqualified Stock being held by a Person other than a Restricted Subsidiary thereof and (b) any sale or other transfer of any such Disqualified Stock to a Person that is not a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an issuance of such Disqualified Stock by the Company that was not permitted by this clause (14);

      (15) obligations incurred in the ordinary course of business and not for money borrowed (for example, repurchase agreements) to purchase securities or other property, if such obligations arise out of or in connection with the sale of the same or similar securities or properties;

      (16) obligations to deliver goods or services in consideration of advance payments therefor;

      (17) Indebtedness consisting of take-or-pay obligations contained in supply contracts entered into in the ordinary course of business;

      (18) Refinancing Indebtedness; and

      (19) additional Indebtedness of the Company and its Restricted Subsidiaries (other than Domestic Insignificant Subsidiaries) in an aggregate principal amount not to exceed $75.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

   For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (19) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with such covenant. In addition, the Company may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause, and in part under any one or more of the clauses listed above, or to the first paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant provided that the Company would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or clauses, as the case may be, or of the first paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount or other discounts or premiums, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Subsidiary Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Subsidiary Preferred Stock and any other changes in reported Indebtedness required by GAAP and other non-cash changes

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in Indebtedness due to fluctuations in interest rates, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Subsidiary Preferred Stock for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant.

   "Permitted Investments" means:

      (1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

      (2) Investments in the Company by any Restricted Subsidiary of the Company;

      (3) Investments in cash in euros or dollars and Cash Equivalents or, to the extent determined by the Company or a Foreign Subsidiary in good faith to be necessary for local working capital requirements and operational requirements of the Foreign Subsidiaries, other cash and cash equivalents denominated in the currency of the jurisdiction of organization or place of business of such Foreign Subsidiary which are, in the case of cash equivalents, otherwise substantially similar to the items specified in the definition of "Cash Equivalents";

      (4) loans and advances to employees and officers of the Company and its Subsidiaries to purchase Capital Stock of the Company for bona fide business purposes;

      (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and not for speculative purposes and otherwise in compliance with the Indenture;

      (6) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (6) that are at that time outstanding, not to exceed $75.0 million in any calendar year at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

      (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, work-out or insolvency of such trade creditors or customers or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

      (8) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with any sale or other transfer of assets, to the extent applicable, in compliance with the "Limitation on Asset Sales" covenant;

      (9) Permitted Joint Venture Investments;

      (10) receivables owing to the Company or any Restricted Subsidiary or other trade credit provided by the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

      (11) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

      (12) stock, obligations or securities received as security for, or in settlement of, debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims;

      (13) Investments relating to purchase or acquisition of products from vendors, manufacturers or suppliers in the ordinary course of business;

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      (14) Investments owned by the Company and any Restricted Subsidiary as of the Issue Date, and any repayment of the ESOP Notes by the Company or any Restricted Subsidiary after the Issue Date; and

      (15) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations.

   "Permitted Joint Venture Investments" means any Investment (A) in a joint venture, partnership or other arrangement with a Person or Persons that are not Affiliates of the Company, to the extent necessary or desirable, as determined by the Company, to (x) facilitate, or as contemplated by, the Turnaround Program or (y) facilitate Qualified Receivables Transactions and (B) in Fuji Xerox Co., Limited.

   "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

   "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

   "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and (3) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by the Company or such Restricted Subsidiary or such installation, construction or improvement.

   "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

   "Qualified Receivables Transaction" means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries in order to monetize or otherwise finance a discrete pool (which may be fixed or revolving) of receivables, leases or other financial assets (including, without limitation, financing contracts) (in each case whether now existing or arising in the future), and which may include a grant of a security interest in any such receivables, leases, other financial assets (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such receivables, leases, or other financial assets, all contracts and all guarantees or other obligations in respect thereof, proceeds thereof and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables, leases, or other financial assets.

   "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (2), (3), (5), (6), (7), (8), (9), (10), (11), (13), (14),
(15), (16), (17) or (19) of the definition of Permitted Indebtedness), in each case that does not:

      (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

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      (2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

   "Registration Rights Agreements" means the registration rights agreements dated as of the Issue Date among the Company and the Initial Purchasers.

   "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

   "S&P" means Standard & Poor's Rating Service, a division of The McGraw-Hill Companies, Inc., and its successors.

   "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

   "Securities Act" means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

   "Series B Convertible Preferred Stock" means the 10.0 million shares of Series B Convertible Preferred Stock of the Company issued to the Company's Employee Stock Ownership Plan Trust, as in effect on the Issue Date.

   "Significant Subsidiary," with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02 of Regulation S-X under the Exchange Act as such Regulation is in effect on the Issue Date.

   "Specified Subsidiary" means any Subsidiary of the Company from time to time having a Consolidated Net Worth Amount of at least $100.0 million; provided, however, that each of Xerox Financial Services, Inc., Xerox Credit Corporation and any other corporation principally engaged in any business or businesses other than development, manufacture and/or marketing of (x) business equipment (including, without limitation, reprographic, computer (including software) and facsimile equipment), (y) merchandise or (z) services (other than financial services) shall be excluded as a "Specified Subsidiary" of the Company.

   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any of its Restricted Subsidiaries that are reasonably customary in an accounts receivable transaction.

   "Subordinated Indebtedness" means Indebtedness of the Company that is subordinated or junior in right of payment to the Notes.

   "Subsidiary," with respect to any Person, means:

      (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

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      (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

   "Subsidiary Preferred Stock" has the meaning given to such term in the definition of Indebtedness.

   "Suspension Period " has the meaning set forth under "--Suspension Period."

   "Synthetic Purchase Agreement" shall mean any agreement pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any payment the amount of which is determined by reference to a derivative agreement that relates to the price or value at any time of any Capital Stock of the Company; provided, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Company or any Subsidiary (or to their heirs or estates or successors or assigns) shall be deemed to be a Synthetic Purchase Agreement.

   "Treasury Rate" for any date, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release
H.15 (519) that has become publicly available at least two business days prior to the date the redemption is effected pursuant to a Specified Redemption (the "Specified Redemption Date") (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Specified Redemption Date to January 15, 2009; provided, however, that if the period from the Specified Redemption Date to January 15, 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Specified Redemption Date to January 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

   "Turnaround Program" means (i) arranging third party vendor financing for customers of the Company and its Subsidiaries, including the sale of finance receivables or financing assets (and related assets); (ii) the outsourcing of manufacturing activities, including the sale or other disposition of any related manufacturing assets; (iii) the exit from the SOHO business and charges and other costs related thereto to the extent incurred prior to the Issue Date;
(iv) the optimization of the Company's research spending, including, without limitation, through the disposition of the Palo Alto Research Center, whether as an outright sale, joint venture or otherwise; and (v) to the extent not covered in clause (i), (ii), (iii) or (iv) above, charges relating to cost reduction initiatives or measures announced by the Company from time to time, including, without limitation, (a) reductions in workforce, (b) the closing or disposition, including by sale, termination of leases or otherwise, of or relating to the Company's or any of its Subsidiaries' manufacturing sites, offices and other real property, (c) deployment of, and transition to, a "distributor" model in the "Developing Markets Operations" or other markets where the Company's or its Subsidiaries' products or services, or any receivables relating to any thereof, would be sold or disposed of to third-party vendors or any other Person, (d) other dispositions of the Company's or any of its Subsidiaries' real, personal or intellectual property, assets or other rights relating thereto, and (e) any asset impairment relating to any of the foregoing initiatives or measures; in each case for any matter referred to in clauses (i) through (v) above as determined by the Company in good faith and as announced by the Company as part of its Turnaround Program.

   "Unrestricted Subsidiary" of any Person means:

      (1) the Subsidiary to be so designated has total assets of $1,000 or less or any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

      (2) any Subsidiary of an Unrestricted Subsidiary.

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   The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

      (1) the Company certifies to the Trustees that such designation complies with the "Limitation on Restricted Payments" covenant, including that the Company would be permitted to make, at the time of such designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of the "Limitation on Restricted Payments" covenant, in either case, in an amount (the "Designation Amount") equal to the fair market value of the Company's proportionate interest in such Subsidiary on such date; and

      (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

   The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if it contemporaneously becomes a Guarantor or:

      (1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

      (2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

   Any such designation by the Board of Directors shall be evidenced to the Trustees by promptly filing with the Trustees a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

   "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

   "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

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                         BOOK-ENTRY, DELIVERY AND FORM


   The dollar notes will be represented by one or more global notes in definitive, fully registered form without interest coupons (collectively, the "Dollar Global Note") and will be deposited with the Dollar Trustee as custodian for the Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

   The euro notes will be represented by one or more global notes in definitive, fully registered form without interest coupons (collectively, the "Euro Global Note") and will be deposited with a common depositary (the "Common Depositary") for Euroclear system as operator by Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking, S.A. ("Clearstream, Luxembourg," formerly Cedelbank) and registered in the name of a nominee of the Common Depositary.

   Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream, Luxembourg and their respective direct or indirect participants, which rules and procedures may change from time to time.

   Global Notes. The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Neither the Company nor the initial purchasers takes any responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

   Upon the issuance of the Dollar Global Note, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Dollar Global Note will be limited to its participants or persons who hold interests through its participants. Ownership of beneficial interests in the Dollar Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

   Upon the issuance of the Euro Global Note, the Common Depositary will credit, on its internal system, the respective principal amount of the beneficial interests represented by such global note to the accounts of Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg will credit, on their internal systems, the respective principal amounts of the individual beneficial interests in such global notes to the accounts of persons who have accounts with Euroclear and Clearstream, Luxembourg. Such accounts initially will be designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in the Euro Global Note will be limited to participants or persons who hold interests through participants in Euroclear or Clearstream, Luxembourg. Ownership of beneficial interests in the Euro Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear and Clearstream, Luxembourg or their nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

   As long as DTC or the Common Depositary, or its respective nominee, is the registered holder of a global note, DTC or the Common Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global notes for all purposes under the Indentures and the notes. Unless (1) in the case of a Dollar Global Note, DTC notifies the Company that it is unwilling or unable to continue as depositary for a global note or ceases to be a "Clearing Agency" registered under the Exchange Act, (2) in the case of a Euro Global Note, Euroclear and Clearstream, Luxembourg notify the Company they are unwilling or unable to continue as clearing agency, (3) in the case of a Euro Global Note, the Common Depositary notifies the Company that it is unwilling or unable to continue as Common Depositary and

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a successor Common Depositary is not appointed within 120 days of such notice or (4) in the case of any Note, an event of default has occurred and is continuing with respect to such note, owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of the global note (or any notes represented thereby) under the Indentures or the notes. In addition, no beneficial owners of an interest in a global note will be able to transfer that interest except in accordance with DTC's and/or Euroclear's and Clearstream, Luxembourg's applicable procedures (in addition to those under the Indentures referred to herein).

   Investors may hold their interests in the Euro Global Notes through Euroclear or Clearstream, Luxembourg, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may hold their interests in the Dollar Global Notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream, Luxembourg) which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC and/or Euroclear and Clearstream, Luxembourg.

   Payments of the principal of and interest on Dollar Global Notes will be made to DTC or its nominee as the registered owner thereof. Payments of the principal of and interest on the Euro Global Notes will be made to the order of the Common Depositary or its nominee as the registered owner thereof. Neither the Company, the Trustees, the Common Depositary nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. We expect that the Common Depositary, in its capacity as paying agent, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit the accounts of Euroclear and Clearstream, Luxembourg, which in turn will immediately credit accounts of participants in Euroclear and Clearstream, Luxembourg with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of Euroclear and Clearstream, Luxembourg. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

   Because DTC, Euroclear and Clearstream, Luxembourg can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global notes to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream, Luxembourg systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC, Euroclear and Clearstream, Luxembourg can act only on behalf of participants, which in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system or in Euroclear and Clearstream, Luxembourg, as the case may be, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

   Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the Dollar Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading

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activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers of interests in Dollar Global Notes between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers of interests in Euro Global Notes and Dollar Global Notes between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers of dollar notes between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected in DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterpary in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg.

   Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Dollar Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the DTC settlement date). Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

   DTC, Euroclear and Clearstream, Luxembourg have advised the Company that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC or Euroclear or Clearstream, Luxembourg, as the case may be, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC, Euroclear and Clearstream, Luxembourg reserve the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to their respective participants.

   DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

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   Euroclear and Clearstream, Luxembourg have advised the Company as follows:
Euroclear and Clearstream, Luxembourg each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

   Euroclear and Clearstream, Luxembourg each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

   Account holders in both Euroclear and Clearstream, Luxembourg are worldwide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

   An account holder's overall contractual relations with either Euroclear or Clearstream, Luxembourg are governed by the respective rules and operating procedures of Euroclear or Clearstream, Luxembourg and any applicable laws. Both Euroclear and Clearstream, Luxembourg act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

   Although DTC, Euroclear and Clearstream, Luxembourg currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither the Company nor the Trustees will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   Certificated Notes. If any depositary is at any time unwilling or unable to continue as a depositary for Notes for the reasons set forth above under "--Book-Entry, Delivery and Form--Global Notes" the Company will issue certificates for such Notes in definitive, fully registered, non-global form without interest coupons in exchange for the Dollar Global Notes or the Euro Global Notes, as the case may be. Certificates for Note delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC, Euroclear, Clearstream, Luxembourg or the Common Depositary (in accordance with their customary procedures). The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the applicable Trustee or of the Transfer Agent in Luxembourg. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, we will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by us that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Upon transfer or partial redemption of any note, new certificates may be obtained from the Transfer Agent in Luxembourg.

   Notwithstanding any statement herein, we and the Trustees reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws or as DTC, Euroclear or Clearstream, Luxembourg may require.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of material United States federal income tax consequences of the acquisition, ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the notes and who hold such notes as capital assets (Holders). This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, individuals who are U.S. expatriates, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or foreign currency, persons that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to Non-U.S. Holders (as defined below) that are subject to U.S. federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a U.S. trade or business. In addition, this discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

   Prospective purchasers of the notes are urged to consult their tax advisors concerning the United States federal income tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of state, local and foreign income and other tax laws.

U.S. Federal Income Taxation of U.S. Holders

   The following discussion is limited to the U.S. federal income tax consequences relevant to a Holder that is: (i) a citizen or individual resident of the United States; (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) or a partnership created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all its substantial decisions, or if the trust was in existence on August 20, 1996, and has properly elected to continue to be treated as a U.S. person (each, a U.S. Holder). The U.S. federal income tax consequences of payments received by a partnership will in many cases be determined by reference to the status of a partner and the activities of the partnership.

   A "Non-U.S. Holder" is a Holder that is not a U.S. Holder.

   Original Issue Discount. The outstanding notes were issued at an original issue discount (OID) for U.S. federal income tax purposes. In general, the amount of OID with respect to a note will be equal to the excess of the stated redemption price at maturity (i.e., the face amount of the note) over its issue price (i.e., the price at which the notes are sold).

   In each tax year during which a note is held, a U.S. Holder (regardless of its accounting method) must generally include in gross income a portion of the OID in an amount equal to the OID that accrued during such period, determined by using a constant yield to maturity method that reflects compounding of interest. This means that a U.S. Holder will be required to include amounts in gross income in advance of the receipt of cash attributable to such income. The amount of OID included in income each year will increase over the term of the notes.

   A U.S. Holder's adjusted tax basis in a note will be equal to the issue price of such note, increased by the OID included in gross income with respect to such Note.

   Payments of Interest on Euro Notes. In the case of notes denominated in euros, U.S. persons on the cash method of accounting are required to include in income the U.S. dollar value of the amount received, based on the spot rate on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of such payment. Cash method taxpayers will treat OID in the same manner that accrual basis taxpayers treat interest and OID. U.S. persons on the accrual method of accounting may determine the amount of income recognized with respect to the notes denominated in euros in accordance with either of two methods. Under the first method, the U.S. person will be required to include in income for each taxable year the U.S. dollar value of the interest and OID that has accrued during the taxable year, determined by translating the interest and OID at the average rate of exchange for the period or periods during which the interest and OID accrued. Under the second method, the U.S. person may elect to translate interest income and OID at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the U.S. person's taxable year) or on the date the interest payment is received if the date is within five business days of the end of the accrual period. Upon receipt of an interest payment on the note or a payment attributable to OID (including, upon the sale of a note, the receipt of proceeds that are attributable to accrued interest and OID previously included in income), such U.S. person will recognize ordinary income or loss in an amount equal to the difference between the U.S. dollar value of the payment of euros (determined by translating the euros received at the "spot rate" for the euros on the date received) and the U.S. dollar value of the interest income and OID that the U.S. person has previously included in income with respect to the payment.

   Sale, Exchange and Retirement of Notes. A U.S. person's tax basis in a note will, in general, be the U.S. person's cost (in the case of notes denominated in euros, the U.S. dollar value of the euros paid for such note determined at the time of purchase). The original tax basis will be increased by any accruals of OID on a note. Upon the sale, exchange, retirement or other disposition of a note, a U.S. person will recognize gain or loss equal to the difference between the U.S. dollar value of the amount realized determined at the time of the sale, exchange, retirement or other disposition (less any amounts attributable to accrued but unpaid interest or OID not previously included in such U.S. person's income, which will be subject to tax as interest income) and the adjusted tax basis of the note. The gain or loss will generally be capital gain or loss. In the case of notes denominated in euros, the gain or loss on the sale, exchange, retirement or other disposition of the euro notes will be ordinary income or loss to the extent attributable to the movement in exchange rates between the time of purchase and the time of disposition of the notes. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

   Exchange Gain or Loss with Respect to Euros. A U.S. person's tax basis in euros received as interest on notes denominated in euros, or received on the sale, exchange, retirement or other disposition of notes denominated in euros will be the U.S. dollar value of the payment at the spot rate at the time the U.S. person received the euros. Any gain or loss recognized by a U.S. person on a sale, exchange, retirement or other disposition of euros will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided for in Treasury regulations or administrative pronouncements of the Internal Revenue Service (the IRS).

   Exchange Offer. The exchange of outstanding notes for exchange notes will generally not constitute a taxable event for U.S. Holders. As a result, (1) a U.S. Holder will generally not recognize gain or loss as a result of exchanging notes for exchange notes pursuant to the exchange offer, (2) the holding period of the exchange notes will generally include the holding period of the notes exchanged therefor, and (3) the adjusted tax basis of the exchange notes will generally be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

U.S. Federal Income Taxation of Non-U.S. Holders

   Payments of Interest. Payments of principal and interest (including OID) on the notes by us or any of our agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

      (1) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

      (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership;

      (3) the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in section 881(c) (3) (A) of the Code; and

      (4) either (A) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address and the certificate is renewed periodically as required by the Treasury Regulations, or (B) the notes are held through certain foreign intermediaries and the beneficial owner of the notes satisfies certification requirements of applicable Treasury Regulations. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

   If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above (the Portfolio Interest Exemption), payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

      (1) IRS Form W-8BEN (or successor form) claiming an exemption from withholding or reduced rate of tax under the benefit of an applicable tax treaty (a Treaty Exemption) or

      (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business of the beneficial owner,

each form to be renewed periodically as required by the Treasury Regulations.

   If interest or OID on the note is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note will be included in such foreign corporation's earnings and profit.

   Disposition of Notes. Generally, no withholding of United States federal income tax will be required with respect to any gain realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a note.

   A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (b) such gain is effectively connected with the Non-U.S. Holder's U.S. trade or business.

   Exchange of Notes. The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event for a Non-U.S. Holder.

   Each Non-U.S. Holder should consult such Holder's tax advisor as to the application of the Treasury Regulations and the procedures for establishing an exemption from withholding tax.

Information Reporting and Backup Withholding

   Information reporting and backup withholding will not be required with respect to payments that we make to a Non-U.S. Holder if the Non-U.S. Holder has (i) furnished documentation establishing eligibility for the Portfolio Interest Exemption or a Treaty Exemption (provided that, in the case of a sale of a note by an individual, Form W-8BEN (or successor form) includes a certification that the individual has not been, and does not intend to be, present in the United States for 183 days or more days for the relevant period) or (ii) otherwise establishes an exemption, provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied. Certain additional rules may apply where the notes are held through a custodian, nominee, broker, foreign partnership or foreign intermediary.

   In addition, information reporting and backup withholding will not apply to the proceeds of the sale of a note made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person or you otherwise establish an exemption.

   Each Non-U.S. Holder should consult such Holder's tax advisor as to the application of the Treasury Regulations and the procedures for establishing an exemption from backup withholding.

                             PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 20 days after the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at prevailing market prices at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or compensation received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 20 days after the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to indemnify the holders of outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Certain legal matters in connection with the validity of the exchange notes will be passed upon for Xerox by Martin S. Wagner, Associate General Counsel, Corporate, Finance and Ventures and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                             INDEPENDENT AUDITORS

   On October 5, 2001, Xerox announced that PricewaterhouseCoopers LLP ("PWC") has been named its independent auditors for the fiscal year ended December 31, 2001, replacing KPMG LLP.

Change in the Company's Certifying Accountant

   As reported in our Form 8-K Report dated September 28, 2001 filed with the SEC (the "8-K"), on October 4, 2001, we determined to change the Company's independent accountants, and, accordingly, ended the engagement of KPMG LLP ("KPMG") in that role and retained PWC as our independent accountants for the fiscal year ending December 31, 2001. The Audit Committee of the Board of Directors and the Board of Directors of the Company approved the decision to change independent accountants.

   The reports of KPMG on the financial statements of the Company for each of the fiscal years ended December 31, 2000 and December 31, 1999 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Except to the extent discussed below, for the fiscal years ended December 31, 2000 and December 31, 1999 and through the date of the 8-K, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of such disagreement in its reports on the financial statements for such fiscal years. Nor, except to the extent discussed below, were there any reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K for the fiscal years ended December 31, 2000 and December 31, 1999 and through the date of the 8-K. With respect to the matters discussed below, the Audit Committee discussed them with KPMG and authorized KPMG to respond fully to inquiries of PWC concerning them.

   In March 2001, KPMG informed management and the Audit Committee that it wished to expand significantly the scope of its audit work in connection with the audit of the Company's 2000 financial statements. KPMG proposed that certain additional procedures be performed, including that the Audit Committee appoint Special Counsel to conduct an inquiry into certain issues, which procedures were performed in March, April and May, 2001.

   While the expanded procedures were being performed, KPMG informed the Audit Committee and management that KPMG was unwilling to rely on representations by two employees in one of the Company's geographic operating units. Management removed those employees from responsibility in connection with the Company's system of financial reporting.

   As a result of observations during its 2000 audit, and other information discussed with the Audit Committee, KPMG reported certain material weaknesses in the Company's internal control systems and made recommendations concerning certain components of the Company's business:

   . KPMG emphasized the importance for internal control of the tone set by the Company's top management. KPMG noted that, as a result of its audit and information reported by Special Counsel, it believed there was evidence that management was not successful in setting the appropriate tone with respect to financial reporting. It recommended that the Company take steps to remediate appropriately those issues. Certain personnel changes were made based in part on KPMG views offered to the Audit Committee and management.

   . Customer Business Operations in the Company's North American Solutions Group. KPMG noted issues with regard to CBO's ability to bill customers accurately for services, and noted that difficulties in that area had resulted in unfavorable billing adjustments during 2000. Although KPMG recognized that the Company had initiated several steps to address this issue, it concluded that it remained unclear when those changes would result in sustained improvement in reducing non-cash resolution adjustments of billing differences. It acknowledged that this weakness did not suggest that the net trade receivable account balance is unreasonably stated at December 31, 2000, but that proper reporting required extensive evaluation of billing adjustments during the fourth quarter. KPMG suggested various business and operational changes to address this issue.

   . Communication of Accounting and Control Policies. KPMG noted that policy documents need to be updated, among other things to address issues identified by the Company's worldwide audit function, Special Counsel and KPMG, and recommended that the Company also provide increased formal training to ensure that its personnel understand the accounting and control guidance in its policies.

   . Consolidation and Corporate-Level Entries. KPMG observed that the Company's quarterly consolidation process is manually intensive, requiring numerous adjustments at corporate financial reporting levels. It recommended that the Company's Consolidated Financial Information System be augmented to enhance the monitoring and review of corporate-level and manual entries, and further that the Company ensure adequate segregation of duties in the preparation and approval of such entries.

   . Appropriateness of the Concessionaire Business Model in Latin American Countries. KPMG noted that during 2000, analysis by the Company's worldwide audit function indicated that certain issues existed with respect to this business model, including that certain concessionaires may lack economic substance independent of the Company, and that certain business practices involving concessionaires resulted in allowances with respect to receivables in 2000. KPMG suggested periodic assessment of the financial position of prospective and existing concessionaires, and that the Company monitor its business relationship with them to ensure that they are substantive independent distributors of the Company's products.

   In addition to those items, KPMG noted that organizational changes, including the Company's turnaround program and associated reductions in headcount, had and would continue to stress the Company's internal control structure. KPMG recommended that the Company take steps to ensure that issues likely to impact the control environment receive appropriate management attention. KPMG also recommended improved balance sheet account reconciliation and analysis on a global basis, in particular with respect to intercompany balances.

   The foregoing matters were considered by KPMG in connection with their 2000 audit and did not result in any adverse opinion or disclaimer of opinion or any qualification or modification as to uncertainty, audit scope or accounting principles. KPMG's auditor's report dated May 30, 2001 contained a separate paragraph stating that the Company's 1999 and 1998 consolidated financial statements had been restated.

   The Company commenced actions in fiscal 2000 and expanded actions in fiscal 2001 which, collectively, it believes have effectively addressed the above-discussed matters.

   The Company has provided KPMG a copy of the 8-K and requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein. A copy of such letter, dated October 4, 2001, is incorporated herein by reference to the 8-K as Exhibit 16.1.

================================================================================

   We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

   This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

   The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct--nor do we imply those things by delivering this prospectus or selling securities to you.

                               -----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
  Market Share, Ranking and Other Data...................................   i
  Where You Can Find More Information....................................   i
  Forward-Looking Statements.............................................   i
  Risk Factors...........................................................  11
  Xerox Corporation......................................................  18
  Use of Proceeds........................................................  28
  Capitalization.........................................................  28
  Management.............................................................  30
  Certain Relationships and Related Transactions.........................  43
  Certain Other Indebtedness and Preferred Stock.........................  46
  Exchange Offer.........................................................  48
  Description of the Notes...............................................  58
  Book-Entry, Delivery and Form..........................................  93
  Certain United States Federal Income Tax Considerations................  97
  Plan of Distribution................................................... 101
  Legal Matters.......................................................... 102
  Independent Auditors................................................... 102


                               -----------------


================================================================================
================================================================================

--------------------------------------------------------------------------------

                                  PROSPECTUS

--------------------------------------------------------------------------------


                                    [GRAPHIC]

                                        X


                              Exchange Offer for

                               Xerox Corporation

                   $600,000,000 9 3/4% Senior Notes due 2009

                (Euro)225,000,000 9 3/4% Senior Notes due 2009

                               -----------------

                                        , 2002


================================================================================

                                    PART II

Item 20.  Indemnification of Officers and Directors

   Article VIII, Section 2 of the Company's By-Laws states:

      "Indemnification of Directors and Officers: Except to the extent expressly prohibited by law, the Company shall indemnify any person, made or threatened to be made, a party in any civil or criminal action or proceeding, including an action or proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any Director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate is or was a Director or officer of the Company or serves or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be required with respect to any settlement unless the Company shall have given its prior approval thereto. Such indemnification shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law. In addition to the foregoing, the Company is authorized to extend rights to indemnification and advancement of expenses to such persons by i) resolution of the shareholders, ii) resolution of the Directors or iii) an agreement, to the extent not expressly prohibited by law."

   Reference is made to Sections 721 through 726 of the Business Corporation Law of the State of New York.

Item 21.  Exhibits and Financial Statement Schedules

3.1 Restated Certificate of Incorporation of Registrant filed by the Department of State of New York on
    October 29, 1996, as amended by Certificate of Amendment of the Certificate of Incorporation of
    Registrant filed by the Department of State of New York on May 21, 1999.

    Incorporated by reference to Exhibit 3(a) to Amendment No. 5 to Registrant's Form 8-A Registration
    Statement dated February 8, 2000.

3.2 By-Laws of Registrant, as amended through January 1, 2002.+

4.1 Indenture dated as of December 1, 1991, between Registrant and Citibank, N.A., as trustee, relating to unlimited amounts of debt securities which may be issued from time to time by Registrant when and as authorized by or pursuant to a resolution of Registrant's Board of Directors (the "December 1991
    Indenture").

    Incorporated by reference to Exhibit 4(a) to Registration Nos. 33-44597, 33-49177 and 33-54629.

4.2 Instrument of Resignation, Appointment and Acceptance dated as of February 1, 2001, among
    Registrant, Citibank, N.A., as resigning trustee, and Wilmington Trust Company, as successor trustee, relating to the December 1991 Indenture.

    Incorporated by reference to Exhibit 4(a)(2) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

4.3 Indenture dated as of September 20, 1996, between Registrant and Citibank, N.A., as trustee, relating to unlimited amounts of debt securities which may be issued from time to time by Registrant when and as authorized by or pursuant to a resolution of Registrant's Board of Directors (the "September 1996
    Indenture").

    Incorporated by reference to Exhibit 4(a) to Registration Statement No. 333-13179.

4.4 Instrument of Resignation, Appointment and Acceptance dated as of February 1, 2001, among
    Registrant, Citibank, N.A., as resigning trustee, and Wilmington Trust Company, as successor trustee, relating to the September 1996 Indenture.

    Incorporated by reference to Exhibit 4(b)(2) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.


 4.5 Indenture dated as of January 29, 1997, between Registrant and Bank One, National Association (as successor by merger with The First National Bank of Chicago) ("Bank One"), as trustee (the "January
     1997 Indenture"), relating to Registrant's Junior Subordinated Deferrable Interest Debentures ("Junior
     Subordinated Debentures").

     Incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-24193.

 4.6 Form of Certificate of Exchange relating to Junior Subordinated Debentures.

     Incorporated by reference to Exhibit A to Exhibit 4.1 to Registration Statement No. 333-24193.

 4.7 Certificate of Trust of Xerox Capital Trust I executed as of January 23, 1997.

     Incorporated by reference to Exhibit 4.3 to Registration Statement No. 333-24193.

 4.8 Amended and Restated Declaration of Trust of Xerox Capital Trust I dated as of January 29, 1997.

     Incorporated by reference to Exhibit 4.4 to Registration Statement No. 333-24193.

 4.9 Form of Exchange Capital Security Certificate for Xerox Capital Trust I.

     Incorporated by reference to Exhibit A-1 to Exhibit 4.4 to Registration Statement No. 333-24193.

4.10 Series A Capital Securities Guarantee Agreement of Registrant dated as of January 29, 1997, relating to
     Series A Capital Securities of Xerox Capital Trust I.

     Incorporated by reference to Exhibit 4.6 to Registration Statement No. 333-24193.

4.11 Registration Rights Agreement dated January 29, 1997, among Registrant, Xerox Capital Trust I and the initial purchasers named therein.

     Incorporated by reference to Exhibit 4.7 to Registration Statement No. 333-24193.

4.12 Instrument of Resignation, Appointment and Acceptance dated as of November 30, 2001, among
     Registrant, Bank One as resigning trustee, and Wells Fargo Bank Minnesota, National Association
     "Wells Fargo"), as successor Trustee, relating to the January 1997 Indenture.+

4.13 Indenture dated as of October 1, 1997, among Registrant, Xerox Overseas Holding Limited (formerly
     Xerox Overseas Holding PLC), Xerox Capital (Europe) plc (formerly Rank Xerox Capital (Europe) plc)
     and Citibank, N.A., as trustee, relating to unlimited amounts of debt securities which may be issued from time to time by Registrant and unlimited amounts of guaranteed debt securities which may be issued from time to time by the other issuers when and as authorized by or pursuant to a resolution or resolutions of the Board of Directors of Registrant or the other issuers, as applicable (the "October 1997
     Indenture").

     Incorporated by reference to Exhibit 4(b) to Registration Statement Nos. 333-34333, 333-34333-01 and
     333-34333-02.

4.14 Instrument of Resignation, Appointment and Acceptance dated as of February 1, 2001, among
     Registrant, the other issuers under the October 1997 Indenture, Citibank, N.A., as resigning trustee, and
     Wilmington Trust Company, as successor trustee, relating to the October 1997 Indenture.

     Incorporated by reference to Exhibit 4(d)(2) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

4.15 Indenture dated as of April 21, 1998, between Registrant and Bank One, as trustee, relating to
     $1,012,198,000 principal amount at maturity of Registrant's Convertible Subordinated Debentures due
     2018 (the "April 1998 Indenture").

     Incorporated by reference to Exhibit 4(b) to Registration Statement No. 333-59355.

4.16 Instrument of Resignation, Appointment and Acceptance dated as of July 26, 2001, among Registrant,
     Bank One as resigning trustee, and Wells Fargo, as successor Trustee, relating to the April 1998
     Indenture (the "April 1998 Indenture Trustee Assignment").+


4.17 Amendment to Instrument of Resignation, Appointment and Acceptance dated as of October 22, 2001, among Registrant, Bank One as resigning trustee, and Wells Fargo, as successor Trustee, relating to the
     April 1998 Indenture Trustee Assignment.+

4.18 Indenture, dated as of July 1, 2001, between Xerox Equipment Lease Owner Trust 2001-1 ("Trust") and
     U.S. Bank National Association, as trustee, relating to $513,000,000 Floating Rate Asset Backed Notes issued by the Trust.+

4.19 Indenture, dated as of November 27, 2001, between Registrant and Wells Fargo, as trustee, relating to
     Registrant's 7 1/2% Convertible Junior Subordinated Debentures Due 2021.+

4.20 Indenture, dated as of November 27, 2001, between Xerox Funding LLC II and Wells Fargo, as trustee, relating to Xerox Funding LLC II's 7 1/2% Convertible Junior Subordinated Debentures Due 2021.+

4.21 Amended and Restated Declaration of Trust of Xerox Capital Trust II, dated as of November 27, 2001, by Registrant, as sponsor, Wells Fargo, as property trustee, Wilmington Trust Company, as Delaware trustee, and the administrative trustees named therein, relating to Xerox Capital Trust II's 7 1/2%
     Convertible Trust Preferred Securities and 7 1/2% Convertible Common Securities.+

4.22 Pledge Agreement, made as of November 27, 2001, by Xerox Funding LLC II in favor of Wells Fargo, as trustee and for the holders of Xerox Funding LLC II's 7 1/2% Convertible Junior Subordinated
     Debentures Due 2021.+

4.23 Indenture, dated as of January 17, 2002, between Registrant and Wells Fargo, as trustee, relating to
     Registrant's 9 3/4% Senior Notes due 2009 (Denominated in U.S. Dollars).+

4.24 Indenture, dated as of January 17, 2002, between Registrant and Wells Fargo, as trustee, relating to
     Registrant's 9 3/4% Senior Notes due 2009 (Denominated in Euros).+

4.25 Registration Rights Agreement, dated as of January 17, 2002, among Registrant and the initial purchasers named therein, relating to Registrant's $600,000,000 9 3/4% Senior Notes due 2009.+

4.26 Registration Rights Agreement, dated as of January 17, 2002, among Registrant and the initial purchasers named therein, relating to Registrant's (euro)225,000,000 9 3/4% Senior Notes due 2009.+

4.27 Indenture dated as of October 2, 1995, between Xerox Credit Corporation ("XCC") and State Street
     Bank and Trust Company ("State Street"), as trustee, relating to unlimited amounts of debt securities which may be issued from time to time by XCC when and as authorized by XCC's Board of Directors or Executive Committee of the Board of Directors.

     Incorporated by reference to Exhibit 4(a) to XCC's Registration Statement Nos. 33-61481 and
     333-29677.

4.28 Indenture dated as of April 1, 1999, between XCC and Citibank, N.A., relating to unlimited amounts of debt securities which may be issued from time to time by XCC when and as authorized by XCC's
     Board of Directors or Executive Committee of the Board of Directors (the "April 1999 XCC
     Indenture").

     Incorporated by reference to Exhibit 4(a) to XCC's Registration Statement No. 33-61481.

4.29 Instrument of Resignation, Appointment and Acceptance dated as of February 1, 2001, among XCC,
     Citibank, N.A., as resigning trustee, and Wilmington Trust Company, as successor trustee, relating to the April 1999 XCC Indenture.

     Incorporated by reference to Exhibit 4(h)(2) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

4.30 $7,000,000,000 Revolving Credit Agreement, dated October 22, 1997, among Registrant, XCC and certain Overseas Borrowers, as Borrowers, various lenders and Morgan Guaranty Trust Company of
     New York, The Chase Manhattan Bank, Citibank, N.A. and Bank One, as Agents.

     Incorporated by reference to Exhibit 4(h) to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

  5.1   Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the exchange notes to be issued by Xerox Corporation.+
 10.1** Registrant's Form of Salary Continuance Agreement.+
 10.2** Registrant's 1991 Long-Term Incentive Plan, as amended through October 9, 2000.
        Incorporated by reference to Exhibit 10(b) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.
 10.3   Registrant's 1996 Non-Employee Director Stock Option Plan, as amended through May 20, 1999.
        Incorporated by reference to Registrant's Notice of the 1999 Annual Meeting of Shareholders and
        Proxy Statement pursuant to Regulation 14A.
 10.4** Description of Registrant's Annual Performance Incentive Plan.+
 10.5** 1997 Restatement of Registrant's Unfunded Retirement Income Guarantee Plan, as amended through
        October 9, 2000.
        Incorporated by reference to Exhibit 10(e) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.
 10.6** 1997 Restatement of Registrant's Unfunded Supplemental Retirement Plan, as amended through
        October 9, 2000.
        Incorporated by reference to Exhibit 10(f) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.
 10.7   Executive Performance Incentive Plan.+
 10.8   1996 Amendment and Restatement of Registrant's Restricted Stock Plan for Directors.
 10.9** Form of severance agreement entered into with various executive officers, effective October 15, 2000.
        Incorporated by reference to Exhibit 10(i)(2) to Registrant's Annual Report on Form 10-K for the
        fiscal year ended December 31, 2000 filed on June 7, 2001.
10.10** Registrant's Contributory Life Insurance Program, as amended as of January 1, 1999.
        Incorporated by reference to Exhibit 10(j) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.
10.11   Registrant's Deferred Compensation Plan for Directors, 1997 Amendment and Restatement, as
        amended through October 9, 2000.
        Incorporated by reference to Exhibit 10(k) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.
10.12** Registrant's Deferred Compensation Plan for Executives, 1997 Amendment and Restatement, as
        amended through October 9, 2000.
        Incorporated by reference to Exhibit 10(l) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.
10.13** Letter Agreement dated June 4, 1997 between Registrant and G. Richard Thoman, former President and Chief Executive Officer of Registrant.
        Incorporated by reference to Exhibit 10(m) to Registrant's Quarterly Report on Form 10-Q for the
        Quarter Ended June 30, 1997.
10.14** Registrant's 1998 Employee Stock Option Plan, as amended through October 9, 2000.
        Incorporated by reference to Exhibit 10(n) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.
10.15** Registrant's CEO Challenge Bonus Program.
        Incorporated by reference to Exhibit 10(o) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.


10.16** Separation Agreement dated May 11, 2000 between Registrant and G. Richard Thoman, former
        President and Chief Executive Officer of Registrant.

        Incorporated by reference to Exhibit 10(p) to Registrant's Quarterly Report on Form 10-Q for the
        Quarter Ended June 30, 2000.

10.17** Letter Agreement dated December 4, 2000 between Registrant and William F. Buehler,
        Vice Chairman of Registrant.

        Incorporated by reference to Exhibit 10(p) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

 10.17  Separation Agreement dated October 3, 2001 between Registrant and Barry D. Romeril,
        Vice Chairman and Chief Financial Officer of Registrant.+

 10.18  Form of Release between Registrant and Barry D. Romeril, Vice Chairman and Chief Financial
        Officer of Registrant.+

 10.19  Letter Agreement dated April 2, 2001 between Registrant and Carlos Pascual, Executive Vice
        President of Registrant.

        Incorporated by reference to Exhibit 10(s) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

 10.20  Master Supply Agreement, dated as of November 30, 2001, between Registrant and Flextronics
        International Ltd.+

 12.1   Computation of Ratio of Earnings to Fixed charges.+

 16.1   Letter, dated October 4, 2001, of KPMG LLP.

        Incorporated by Reference to Registrant's 8-K, filed October 4, 2001.

 24.1   Certified Resolution re: Power of Attorney

 24.2   Power of Attorney

 25.1   Form T-1 Statement of Eligibility of Wells Fargo Bank Minnesota, N.A. to act as Trustee under the
        Indentures.+

 99.1   Form of Letter of Transmittal for the notes.+

 99.2   Letter to Brokers for the notes.+

 99.3   Letter to Clients for the notes.+

--------
+  To be filed by amendment.
** The management contracts or compensatory plans or arrangements listed above that are applicable to the executive officers named in the Summary Compensation Table which will appear in Registrant's 2002 Proxy Statement are preceded by two asterisks (**).

Item 22.  Undertakings

   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers to sale are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, state of Connecticut, on April 17, 2002.

                             XEROX CORPORATION
                             By:              /S/  ANNE M. MULCAHY*
                                 -----------------------------------
                                                 Anne M. Mulcahy
                                 Chairman of the Board, Chief Executive Officer,
                                   Director and Acting Chief Financial Officer

   Pursuant to the requirments of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer and Principal Financial By:               /S/  ANNE M. MULCAHY*
Officer:                                                -----------------------------------
                                                                         Anne M. Mulcahy
                                                         Chairman of the Board, Chief Executive Officer,
                                                           Director and Acting Chief Financial Officer
                                                                      Date: April 17, 2002

Principal Accounting Officer:                       By:              /S/  GARY R. KABURECK*
                                                        -----------------------------------
                                                                        Gary R. Kabureck
                                                        Assistant Controller and Chief Accounting Officer
                                                                      Date: April 17, 2002

Directors:                                          By:            /S/  VERNON E. JORDAN, JR.*
                                                        -----------------------------------
                                                                      Vernon E. Jordan, Jr.
                                                                            Director
                                                                      Date: April 17, 2002

                                                    By:              /S/  YOTARO KOBAYASHI*
                                                        -----------------------------------
                                                                        Yotaro Kobayashi
                                                                            Director
                                                                      Date: April 17, 2002

                                                    By:                /S/  HILMAR KOPPER*
                                                        -----------------------------------
                                                                          Hilmar Kopper
                                                                            Director
                                                                      Date: April 17, 2002

                                                    By:               /S/  RALPH S. LARSEN*
                                                        -----------------------------------
                                                                         Ralph S. Larsen
                                                                            Director
                                                                      Date: April 17, 2002


                           By:  /S/  MARTHA R. SEGER*
                               ------------------------
                                   Martha R. Seger
                                       Director
                                Date:  April 17, 2002

                           By: /S/  THOMAS C. THEOBALD*
                               ------------------------
                                  Thomas C. Theobald
                                       Director
                                Date:  April 17, 2002

--------

*By /S/  MARTIN S. WAGNER
    ---------------------
      Martin S. Wagner
      Attorney-in-fact

                                 EXHIBIT INDEX

Document and Location

 3.1 Restated Certificate of Incorporation of Registrant filed by the Department of State of New York on
     October 29, 1996, as amended by Certificate of Amendment of the Certificate of Incorporation of
     Registrant filed by the Department of State of New York on May 21, 1999.

     Incorporated by reference to Exhibit 3(a) to Amendment No. 5 to Registrant's Form 8-A Registration
     Statement dated February 8, 2000.

 3.2 By-Laws of Registrant, as amended through January 1, 2002.+

 4.1 Indenture dated as of December 1, 1991, between Registrant and Citibank, N.A., as trustee, relating to unlimited amounts of debt securities which may be issued from time to time by Registrant when and as authorized by or pursuant to a resolution of Registrant's Board of Directors (the "December 1991
     Indenture").

     Incorporated by reference to Exhibit 4(a) to Registration Nos. 33-44597, 33-49177 and 33-54629.

 4.2 Instrument of Resignation, Appointment and Acceptance dated as of February 1, 2001, among
     Registrant, Citibank, N.A., as resigning trustee, and Wilmington Trust Company, as successor trustee, relating to the December 1991 Indenture.

     Incorporated by reference to Exhibit 4(a)(2) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

 4.3 Indenture dated as of September 20, 1996, between Registrant and Citibank, N.A., as trustee, relating to unlimited amounts of debt securities which may be issued from time to time by Registrant when and as authorized by or pursuant to a resolution of Registrant's Board of Directors (the "September 1996
     Indenture").

     Incorporated by reference to Exhibit 4(a) to Registration Statement No. 333-13179.

 4.4 Instrument of Resignation, Appointment and Acceptance dated as of February 1, 2001, among
     Registrant, Citibank, N.A., as resigning trustee, and Wilmington Trust Company, as successor trustee, relating to the September 1996 Indenture.

     Incorporated by reference to Exhibit 4(b)(2) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

 4.5 Indenture dated as of January 29, 1997, between Registrant and Bank One, National Association (as successor by merger with The First National Bank of Chicago) ("Bank One"), as trustee (the "January
     1997 Indenture"), relating to Registrant's Junior Subordinated Deferrable Interest Debentures ("Junior
     Subordinated Debentures").

     Incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-24193.

 4.6 Form of Certificate of Exchange relating to Junior Subordinated Debentures.

     Incorporated by reference to Exhibit A to Exhibit 4.1 to Registration Statement No. 333-24193.

 4.7 Certificate of Trust of Xerox Capital Trust I executed as of January 23, 1997.

     Incorporated by reference to Exhibit 4.3 to Registration Statement No. 333-24193.

 4.8 Amended and Restated Declaration of Trust of Xerox Capital Trust I dated as of January 29, 1997.

     Incorporated by reference to Exhibit 4.4 to Registration Statement No. 333-24193.

 4.9 Form of Exchange Capital Security Certificate for Xerox Capital Trust I.

     Incorporated by reference to Exhibit A-1 to Exhibit 4.4 to Registration Statement No. 333-24193.

4.10 Series A Capital Securities Guarantee Agreement of Registrant dated as of January 29, 1997, relating to
     Series A Capital Securities of Xerox Capital Trust I.

     Incorporated by reference to Exhibit 4.6 to Registration Statement No. 333-24193.


4.11 Registration Rights Agreement dated January 29, 1997, among Registrant, Xerox Capital Trust I and the initial purchasers named therein.

     Incorporated by reference to Exhibit 4.7 to Registration Statement No. 333-24193.

4.12 Instrument of Resignation, Appointment and Acceptance dated as of November 30, 2001, among
     Registrant, Bank One as resigning trustee, and Wells Fargo Bank Minnesota, National Association
     "Wells Fargo"), as successor Trustee, relating to the January 1997 Indenture.+

4.13 Indenture dated as of October 1, 1997, among Registrant, Xerox Overseas Holding Limited (formerly
     Xerox Overseas Holding PLC), Xerox Capital (Europe) plc (formerly Rank Xerox Capital (Europe) plc)
     and Citibank, N.A., as trustee, relating to unlimited amounts of debt securities which may be issued from time to time by Registrant and unlimited amounts of guaranteed debt securities which may be issued from time to time by the other issuers when and as authorized by or pursuant to a resolution or resolutions of the Board of Directors of Registrant or the other issuers, as applicable (the "October 1997
     Indenture").

     Incorporated by reference to Exhibit 4(b) to Registration Statement Nos. 333-34333, 333-34333-01 and
     333-34333-02.

4.14 Instrument of Resignation, Appointment and Acceptance dated as of February 1, 2001, among
     Registrant, the other issuers under the October 1997 Indenture, Citibank, N.A., as resigning trustee, and
     Wilmington Trust Company, as successor trustee, relating to the October 1997 Indenture.

     Incorporated by reference to Exhibit 4(d)(2) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

4.15 Indenture dated as of April 21, 1998, between Registrant and Bank One, as trustee, relating to
     $1,012,198,000 principal amount at maturity of Registrant's Convertible Subordinated Debentures due
     2018 (the "April 1998 Indenture").

     Incorporated by reference to Exhibit 4(b) to Registration Statement No. 333-59355.

4.16 Instrument of Resignation, Appointment and Acceptance dated as of July 26, 2001, among Registrant,
     Bank One as resigning trustee, and Wells Fargo, as successor Trustee, relating to the April 1998
     Indenture (the "April 1998 Indenture Trustee Assignment").+

4.17 Amendment to Instrument of Resignation, Appointment and Acceptance dated as of October 22, 2001, among Registrant, Bank One as resigning trustee, and Wells Fargo, as successor Trustee, relating to the
     April 1998 Indenture Trustee Assignment.+

4.18 Indenture, dated as of July 1, 2001, between Xerox Equipment Lease Owner Trust 2001-1 ("Trust") and
     U.S. Bank National Association, as trustee, relating to $513,000,000 Floating Rate Asset Backed Notes issued by the Trust.+

4.19 Indenture, dated as of November 27, 2001, between Registrant and Wells Fargo, as trustee, relating to
     Registrant's 7 1/2% Convertible Junior Subordinated Debentures Due 2021.+

4.20 Indenture, dated as of November 27, 2001, between Xerox Funding LLC II and Wells Fargo, as trustee, relating to Xerox Funding LLC II's 7 1/2% Convertible Junior Subordinated Debentures Due 2021.+

4.21 Amended and Restated Declaration of Trust of Xerox Capital Trust II, dated as of November 27, 2001, by Registrant, as sponsor, Wells Fargo, as property trustee, Wilmington Trust Company, as Delaware trustee, and the administrative trustees named therein, relating to Xerox Capital Trust II's 7 1/2%
     Convertible Trust Preferred Securities and 7 1/2% Convertible Common Securities.+

4.22 Pledge Agreement, made as of November 27, 2001, by Xerox Funding LLC II in favor of Wells Fargo, as trustee and for the holders of Xerox Funding LLC II's 7 1/2% Convertible Junior Subordinated
     Debentures Due 2021.+

4.23 Indenture, dated as of January 17, 2002, between Registrant and Wells Fargo, as trustee, relating to
     Registrant's 9 3/4% Senior Notes due 2009 (Denominated in U.S. Dollars).+

4.24 Indenture, dated as of January 17, 2002, between Registrant and Wells Fargo, as trustee, relating to
     Registrant's 9 3/4% Senior Notes due 2009 (Denominated in Euros).+


4.25   Registration Rights Agreement, dated as of January 17, 2002, among Registrant and the initial purchasers named therein, relating to Registrant's $600,000,000 9 3/4% Senior Notes due 2009.+

4.26   Registration Rights Agreement, dated as of January 17, 2002, among Registrant and the initial purchasers named therein, relating to Registrant's (euro)225,000,000 9 3/4% Senior Notes due 2009.+

4.27   Indenture dated as of October 2, 1995, between Xerox Credit Corporation ("XCC") and State Street
       Bank and Trust Company ("State Street"), as trustee, relating to unlimited amounts of debt securities which may be issued from time to time by XCC when and as authorized by XCC's Board of Directors or Executive Committee of the Board of Directors.

       Incorporated by reference to Exhibit 4(a) to XCC's Registration Statement Nos. 33-61481 and
       333-29677.

4.28   Indenture dated as of April 1, 1999, between XCC and Citibank, N.A., relating to unlimited amounts of debt securities which may be issued from time to time by XCC when and as authorized by XCC's
       Board of Directors or Executive Committee of the Board of Directors (the "April 1999 XCC
       Indenture").

       Incorporated by reference to Exhibit 4(a) to XCC's Registration Statement No. 33-61481.

4.29   Instrument of Resignation, Appointment and Acceptance dated as of February 1, 2001, among XCC,
       Citibank, N.A., as resigning trustee, and Wilmington Trust Company, as successor trustee, relating to the April 1999 XCC Indenture.

       Incorporated by reference to Exhibit 4(h)(2) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

4.30   $7,000,000,000 Revolving Credit Agreement, dated October 22, 1997, among Registrant, XCC and certain Overseas Borrowers, as Borrowers, various lenders and Morgan Guaranty Trust Company of
       New York, The Chase Manhattan Bank, Citibank, N.A. and Bank One, as Agents.

       Incorporated by reference to Exhibit 4(h) to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

 5.1   Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the exchange notes to be issued by Xerox Corporation.+

10.1** Registrant's Form of Salary Continuance Agreement.+

10.2** Registrant's 1991 Long-Term Incentive Plan, as amended through October 9, 2000.

       Incorporated by reference to Exhibit 10(b) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

10.3   Registrant's 1996 Non-Employee Director Stock Option Plan, as amended through May 20, 1999.

       Incorporated by reference to Registrant's Notice of the 1999 Annual Meeting of Shareholders and
       Proxy Statement pursuant to Regulation 14A.

10.4** Description of Registrant's Annual Performance Incentive Plan.+

10.5** 1997 Restatement of Registrant's Unfunded Retirement Income Guarantee Plan, as amended through
       October 9, 2000.

       Incorporated by reference to Exhibit 10(e) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

10.6** 1997 Restatement of Registrant's Unfunded Supplemental Retirement Plan, as amended through
       October 9, 2000.

       Incorporated by reference to Exhibit 10(f) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

10.7   Executive Performance Incentive Plan.+

10.8   1996 Amendment and Restatement of Registrant's Restricted Stock Plan for Directors.+

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 10.9** Form of severance agreement entered into with various executive officers, effective October 15, 2000.

        Incorporated by reference to Exhibit 10(i)(2) to Registrant's Annual Report on Form 10-K for the
        fiscal year ended December 31, 2000 filed on June 7, 2001.

10.10** Registrant's Contributory Life Insurance Program, as amended as of January 1, 1999.

        Incorporated by reference to Exhibit 10(j) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

10.11   Registrant's Deferred Compensation Plan for Directors, 1997 Amendment and Restatement, as
        amended through October 9, 2000.

        Incorporated by reference to Exhibit 10(k) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

10.12** Registrant's Deferred Compensation Plan for Executives, 1997 Amendment and Restatement, as
        amended through October 9, 2000.

        Incorporated by reference to Exhibit 10(l) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

10.13** Letter Agreement dated June 4, 1997 between Registrant and G. Richard Thoman, former President and Chief Executive Officer of Registrant.

        Incorporated by reference to Exhibit 10(m) to Registrant's Quarterly Report on Form 10-Q for the
        Quarter Ended June 30, 1997.

10.14** Registrant's 1998 Employee Stock Option Plan, as amended through October 9, 2000.

        Incorporated by reference to Exhibit 10(n) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

10.15** Registrant's CEO Challenge Bonus Program.

        Incorporated by reference to Exhibit 10(o) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

10.16** Separation Agreement dated May 11, 2000 between Registrant and G. Richard Thoman, former
        President and Chief Executive Officer of Registrant.

        Incorporated by reference to Exhibit 10(p) to Registrant's Quarterly Report on Form 10-Q for the
        Quarter Ended June 30, 2000.

10.17** Letter Agreement dated December 4, 2000 between Registrant and William F. Buehler,
        Vice Chairman of Registrant.

        Incorporated by reference to Exhibit 10(p) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

10.17   Separation Agreement dated October 3, 2001 between Registrant and Barry D. Romeril,
        Vice Chairman and Chief Financial Officer of Registrant.+

10.18   Form of Release between Registrant and Barry D. Romeril, Vice Chairman and Chief Financial
        Officer of Registrant.+

10.19   Letter Agreement dated April 2, 2001 between Registrant and Carlos Pascual, Executive Vice
        President of Registrant.

        Incorporated by reference to Exhibit 10(s) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on June 7, 2001.

10.20   Master Supply Agreement, dated as of November 30, 2001, between Registrant and Flextronics
        International Ltd.+

 12.1   Computation of Ratio of Earnings to Fixed charges.+

 16.1   Letter, dated October 4, 2001, of KPMG LLP.

        Incorporated by Reference to Registrant's 8-K, filed October 4, 2001.

 24.1   Certified Resolution re: Power of Attorney
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24.2 Power of Attorney

25.1 From T-1 Statement of Eligability of Wells Fargo Bank Minnesota, N.A. to act as Trustee under the
     Indentures.+

99.1 Form of Letter of Transmittal for the notes.+

99.2 Letter to Brokers for the notes.+

99.3 Letter to Clients for the notes.+

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+  To be filed by amendment.
** The management contracts or compensatory plans or arrangements listed above that are applicable to the executive officers named in the Summary Compensation Table which appear in Registrant's 2002 Proxy Statement are preceded by two asterisks (**).

                                      5